                                                                 EXHIBIT 10.34


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                    JOINT VENTURE AND SHAREHOLDERS' AGREEMENT

                                     among

                   GERARD AIRCRAFT SALES AND LEASING COMPANY,

                               SFMT-HUNGARO INC.

                                      and

                            MICROSYSTEM TELECOM RT.


                                 August 5, 1994


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
                               TABLE OF CONTENTS

                                                                     Page No.
                                                                     --------
Recitals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Section 1.    Definitions . . . . . . . . . . . . . . . . . . . . . . . 3

Section 2.    Organization of the Company; Management;
              Operational Responsibilities, etc.      . . . . . . . . . 6
 2.1    Organization  . . . . . . . . . . . . . . . . . . . . . . . . . 6
 2.2    Board of Directors  . . . . . . . . . . . . . . . . . . . . .   6
 2.3    Supervisory Board . . . . . . . . . . . . . . . . . . . . . .   7
 2.4    Operational Responsibilities, etc.  . . . . . . . . . . . . .   8

 2.4.1  System Development  . . . . . . . . . . . . . . . . . . . . . . 8
 2.4.2  System Operation and Performances   . . . . . . . . . . . . . . 8
 2.4.3  SFMT Services and Products  . . . . . . . . . . . . . . . . . . 9
 2.4.4  Other Third Party Contracts . . . . . . . . . . . . . . . . .   9
 2.4.5  SFMT Assistance   . . . . . . . . . . . . . . . . . . . . . . . 9

 2.5    System Financing  . . . . . . . . . . . . . . . . . . . . . .   9

 2.5.1  General . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
 2.5.2  Capital Contributions . . . . . . . . . . . . . . . . . . . .   9
 2.5.3  Debt Financing  . . . . . . . . . . . . . . . . . . . . . . .  10
 2.5.4  Equipment Financing . . . . . . . . . . . . . . . . . . . . .  10
 2.5.6  Microsystem Interest  . . . . . . . . . . . . . . . . . . . .  10

 2.6    Business Plan   . . . . . . . . . . . . . . . . . . . . . . .  11
 2.7    Dividend Policy   . . . . . . . . . . . . . . . . . . . . . .  11

Section 3.    Disposition of Shares by Gerard . . . . . . . . . . . .  11

 3.1    Transfer Restrictions . . . . . . . . . . . . . . . . . . . .  11
 3.2    Right of First Refusal  . . . . . . . . . . . . . . . . . . .  12

Section 4.    Disposition of Shares by SFMT . . . . . . . . . . . . .  12

 4.1    Transfer Restrictions . . . . . . . . . . . . . . . . . . . .  12
 4.2    Tag-Along Rights of Gerard  . . . . . . . . . . . . . . . . .  13

Section 5.    Disposition of Shares by a Hungarian
              Shareholder . . . . . . . . . . . . . . . . . . . . . .  14

 5.1    Transfer Restriction  . . . . . . . . . . . . . . . . . . . .  14
 5.2    Eligible Hungarian Buyer  . . . . . . . . . . . . . . . . . .  14
 5.3    Transfer of Interest to H Corporation . . . . . . . . . . . .  15

Section 6.     Piggyback Registration Rights of
               Shareholders . . . . . . . . . . . . . . . . . . . . .  15

 6.1    Public Offering . . . . . . . . . . . . . . . . . . . . . . .  15
 6.2    Piggyback Registration  . . . . . . . . . . . . . . . . . . .  16
 6.3    Registration Expenses   . . . . . . . . . . . . . . . . . . .  16
 6.4    Maximum Number of Shares  . . . . . . . . . . . . . . . . . .  16
 6.5    Indemnification . . . . . . . . . . . . . . . . . . . . . . .  17

Section 7.     Certain Rights of Gerard . . . . . . . . . . . . . . .  18

 7.1    Gerard Premium  . . . . . . . . . . . . . . . . . . . . . . .  18
 7.1.1  General . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
 7.1.2  Preferential Dividend Distributions . . . . . . . . . . . . .  18
 7.1.3  Limitation  . . . . . . . . . . . . . . . . . . . . . . . . .  19
 7.1.4  Confirmation of Entitlement . . . . . . . . . . . . . . . . .  19

 7.2    Repayment of Concession Fee and Expenses  . . . . . . . . . .  20
 7.3    Bid Guaranty  . . . . . . . . . . . . . . . . . . . . . . . .  20
 7.4    Certain Voting Rights Afforded to Gerard  . . . . . . . . . .  20

 7.4.1  C Share . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
 7.4.2  Capital Calls . . . . . . . . . . . . . . . . . . . . . . . .  21
 7.4.3  Additional Voting Rights  . . . . . . . . . . . . . . . . . .  21
 7.4.4  Confirmation of Entitlement . . . . . . . . . . . . . . . . .  22

Section 8.     Concession Contract . . . . . . . . . . . . . . . . .   22

Section 9.     Assumption of Obligations, etc. . . . . . . . . . . .   23

Section 10.    Representations, Warranties and Covenants
               of Shareholders . . . . . . . . . . . . . . . . . . .   24

 10.1 General . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 10.2 SFMT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 10.3 Gerard  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
 10.4 Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

Section 11.     Term; Termination   . . . . . . . . . . . . . . . . .  24

Section 12.     Assignment  . . . . . . . . . . . . . . . . . . . . .  25

Section 13.     Confidentiality . . . . . . . . . . . . . . . . . . .  25

Section 14.     Public Announcements  . . . . . . . . . . . . . . . .  27

Section 15.     Expenses, etc.  . . . . . . . . . . . . . . . . . . .  27

Section 16.     Governing Law and Dispute Resolution  . . . . . . . .  27

Section 17.     Waiver  . . . . . . . . . . . . . . . . . . . . . . .  27

Section 18.     Notices . . . . . . . . . . . . . . . . . . . . . . .  27

Section 19.     Entire Agreement  . . . . . . . . . . . . . . . . . .  29

Section 20.     Amendments and Modifications  . . . . . . . . . . . .  29

Section 21.     Further Assurances  . . . . . . . . . . . . . . . . .  29

Section 22.     Severability  . . . . . . . . . . . . . . . . . . . .  29

EXHIBITS

Exhibit  1.6      Approved Business Plan
Exhibit  1.15     Deed of Foundation (Hungarian and English)
Exhibit  5.3.2    Voting Trust Agreement
Exhibit  7.1.2    Example of Calculation of Preferential Dividend Distributions
Exhibit  8.1      Concession Contract
Exhibit  10.1     Representations and Warranties
Exhibit  10.3     Certain Liabilities/Obligations

                  JOINT VENTURE AND SHAREHOLDERS' AGREEMENT

This Joint Venture and Shareholders' Agreement is entered into on this 5th day of August, 1994 among:

GERARD AIRCRAFT SALES AND LEASING COMPANY ("Gerard"), a company incorporated under the laws of the State of Delaware, having its address at 1013 Centre Road, Wilmington, Delaware ___________ USA, represented by James Monaghan;

SFMT-Hungaro INC. ("SFMT"), a company incorporated under the the State of Delaware, having its address at 9 East __________ Street, Dover, Delaware 19901, USA, represented by ____________ Toth; and

MICROSYSTEM TELECOM ("Microsystem"), a company limited by shares incorporated under the laws of Hungary, having its address at 1122 Budapest, Varosmajor u. 78, Hungary, represented by Mr. Peter Maros;

Gerard SFMT and Microsystem are hereinafter collectively referred to as the "Shareholders".

                                    RECITALS

A. The Magyar Paging Consortium (the "Consortium") originally consisting of Gerard and Microsystem, has been selected by the Ministry (as defined in Section 1.27) as the winner of a concession (the "Concession") to provide nationwide public paging services in Hungary, by establishing, implementing, maintaining and operating one ERMES system pursuant to the standard No. ETS 300 133...1-7 (the "System").

B. On May 6, 1994, the Consortium entered into a concession agreement (the "Concession Agreement") with the Minister (as defined in Section 1.27), pursuant to which the Consortium was granted the Concession. The Concession Agreement provides, inter alia, that the Consortium is responsible for establishing a concession company to carry out the Concession within 90 days from the date of the Concession Agreement (i.e. by August 6, 1994).

C. SFMT has, with the consent of the Minister, agreed to join as a member of the Consortium, effective May 6, 1994.

D. In connection with the execution of this Agreement, the members of the Consortium are signing the Deed of Foundation of the Company ("Deed of Foundation") providing for the establishment of the concession company, which shall be known as EURO Szemelyhivo Magyarorszag Koncesszios Rt. (EURO Paging Hungary Concession Company Limited by Shares) (the "Company"), a company limited by shares incorporated under the laws of Hungary, having its address at 1134 Budapest, Vaci ut 37, A/502, Hungary.

E. The Deed of Foundation of the Company provides that the Company has a share capital of HUF 200,000,000 (two hundred million Hungarian Forints), consisting of A Shares (as defined in Section 1.1), B Shares (as defined in Section 1.5), one C Share (as defined in Section 1.8) and D Shares (as defined in Section 1.14).

F. The members of the Consortium desire that the initial share capital of the Company will be owned as follows:

Gerard: Shares, the aggregate nominal value of which equals HUF 51,000,000 (fifty-one million Hungarian Forints), consisting of 44 A Shares, 6 B Shares and one C Share;

SFMT: Shares, the aggregate nominal value of which equals HUF 98,000,000 (ninety-eight million Hungarian Forints), consisting of 98 A Shares; and

Microsystem:              Shares, the aggregate nominal value of which equals
                          HUF 10,000,000 (ten million Hungarian Forints), consisting of 10 A Shares.

         In addition, the members of the Consortium desire that a Hungarian company which is majority-owned by Hungarian interests ("H Corporation") shall own share capital of the Company, as follows:

H Corporation:   Shares, the aggregate nominal value of which equals HUF
                 41,000,000 (forty-one million Hungarian Forints), consisting of 41 A Shares; provided that such shares will be held in trust by Istvan Pesti, as contemplated by Section 5.3.2;
                 provided, further, that upon the transfer of such shares to H
                 Corporation (as contemplated by Section 5.3.3), the term
                 "Shareholders" shall, for the purposes hereof, be deemed to mean and include H Corporation from and after the date of transfer.

G. The members of the Consortium further desire that the initial voting interests in respect of the share capital of the Company will be as follows:

Gerard 45 voting shares (consisting of the 44 A Shares and one C Share);

SFMT                      98 voting shares (all A Shares);

Microsystems               10 voting shares (all A Shares); and

H Corporation              41 Voting shares (all A Shares, which will initially
                           be held by Istvan Pesti)

H. The Shareholders desire to regulate certain matters relating to the management of the Company and their shareholdings in the Company, and further desire to outline the manner in which they contemplate the Company's establishment, implementation, maintenance and operation of the System shall take place.

                                  AGREEMENTS

NOW, THEREFORE, the parties hereby agree as follows:

1.       DEFINITIONS.

         For the purposes of this Agreement, the following terms shall have the following definitions:

1.1 "A Shares" shall mean registered ordinary Series A Common Voting Shares, having a face value of HUF 1,000,000 (one million Hungarian Forints) each, as described in the Deed of Foundation;

1.2 "affiliate" means any person or entity which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, a party to this Agreement (and "control" of an entity means (i) direct or indirect ownership of at least 50% of the equity of such entity or (ii) the power to elect a majority of the Board of Directors (or similar management committee or body) of the entity controlled);

1.3 "Agreement" shall mean this entire joint venture agreement, including the Exhibits attached hereto, which shall be deemed a part hereof;

1.4      [intentionally deleted]

1.5 "B Shares" shall mean registered Series B Non-Voting Preference Shares, having a face value of HUF 1,000,000 (one million Hungarian Forints) each, as described in the Deed of Foundation;

1.6 "Business Plan" shall mean the business plan developed by the Board of Directors reflecting their joint expectations of the investment required and of the operation of the Company, as the same may be changed or modified from time to time with the approval of the Shareholders (as provided in Section 2.6); a copy of the initial approved Business Plan prepared by the Consortium is attached as
         Exhibit 1.6;

1.7 "Buyer" shall mean any person or entity (including a Shareholder) to whom Gerard proposes to make a particular Disposition under Section 3, SFMT proposes to make a particular Disposition under Section 4, or a Hungarian Shareholder proposes to make a particular Disposition under
         Section 5, as the case may be;

1.8 "C Share" shall mean the one registered Series C Voting Preference Share, having a face value of HUF 1,000,000 (one million Hungarian Forints), as described in the Deed of Foundation;

1.9      "Company" is defined in Recital C;

1.10 "Concession" is defined in Recital A; and "Concession Agreement" is defined in Recital B;

1.11 "Concession Contract" means the concession contract to be entered into between the Minister and the Concession Company;

1.12     "Confidential Information" is defined in Section 13;

1.13     "Consortium" is defined in Recital A;

1.14 "D Shares" shall mean Series D Non-Voting Common Shares, having a face value of HUF 1,000,000 (one million Hungarian Forints) each, as described in the Deed of Foundation;

1.15 "Deed of Foundation" is defined in Recital D; a copy of the Deed of Foundation (in Hungarian and in English) is attached as Exhibit 1.15;

1.16 "Disposition" shall mean any sale, transfer, pledge or other disposition, whether voluntary or involuntary, of shares of the Company, except a disposition (i) which occurs by reason of a Public Offering; (ii) in the case of Gerard, to an affiliate of Gerard (subject to the restrictions contemplated by Section 8.2 (ii)); or
         (iii) in the case of SFMT, to an affiliate of SFMT (subject to the restrictions contemplated by Section 8.2 (ii)); provided that transfers referred to in items (ii) and (iii) above shall be permitted only upon compliance with the provisions of Section 9;

1.17     "Distributable Amount" is defined in Section 7.1.1 (ii);

1.18 "Eligible Hungarian Buyer" shall mean any person or entity who qualifies under the Concession Contract and applicable law (as contemplated by Section 8.2 (ii)) to whom a Hungarian Shareholder proposes to make a Disposition;

1.19 "Gerard" is defined in the introductory paragraph of this Agreement;

1.20             "Gerard Premium Amount" is defined in Section 7.1.1;

1.21             "H Corporation" is defined in Recital F;

1.22 "Hungarian Shareholder" shall mean H Corporation and Microsystem, collectively, or either H Corporation or Microsystem, individually, as appropriate in the context;

1.23             "HUF" shall mean Hungarian Forints;

1.24 "Installation Contractor" shall mean the installation contractor for the installation of the System to be retained by the Company;

1.25             "Maximum Number" is defined in Section 6.4.1;

1.26 "Microsystem" is defined in the introductory paragraph of this Agreement;

1.27 "Ministry" shall mean the Ministry for Transport, Communications and Water Management, or any successor thereto responsible for public telecommunications in Hungary; and the term "Minister" shall mean the Minister in charge of the Ministry;

1.28 "party" shall mean a party to this Agreement (i.e. the Shareholders and, for purposes of certain Sections, the Company);

1.29             "Preferential Dividend Distribution" is defined in Section
                 7.1.1(i);

1.30 "Price" shall mean the terms and conditions (including price) specified for or allocable to each of the shares that are the subject of the proposed Disposition under a good faith written offer received from the Buyer by the Shareholder that intends to make the particular Disposition (i.e. by Gerard in the case of a Disposition under Section 3, by SFMT in the case of a Disposition under Section 4, or by a Hungarian Shareholder in the case of a Disposition under Section 5);

1.31 "Public Offering" shall mean any offering of shares of the Company on the Budapest Stock Exchange or on any other bona fide exchange in Europe;

1.32             "SFMT" is defined in the introductory paragraph;

1.33 "Shareholders" is defined in the last sentence of the introductory paragraph;

1.34 "shares" shall mean A Shares, B Shares and D Shares, and the one C Share, collectively, or either A Shares or B Shares or D Shares, or the one C Share, individually, as appropriate in the context (such term shall also include such other classes as may be issued by the Company);

1.35             "System" is defined in Recital A;

1.36 "Third Party" shall mean a person or entity who, at the particular point of time, is not a Shareholder;

1.37             "Trust Agreement" is defined in Section 5.3.2;

1.38             "US $" shall mean United States Dollars; and

1.39             "Year" shall mean the calendar year.

2.               ORGANIZATION OF THE COMPANY; MANAGEMENT; OPERATIONAL
                 RESPONSIBILITIES, ETC.

2.1 Organization. In connection with the execution of this Agreement, the parties will execute the Deed of Foundation. The Board of Directors of the Company shall take such steps as are appropriate or necessary in order for the Company to be organized under the laws of Hungary.

2.2              Board of Directors.

2.2.1 The Shareholders agree that, for so long as each of Gerard, SFMT, H Corporation and Microsystem owns at least 5% of the shares having voting rights, the Board of Directors of the Company shall consist of six directors, of whom (i) three shall be nominees of SFMT, including the Chairman of the Board of Directors; (ii) one shall be the nominee of Gerard; (iii) one shall be the nominee of H Corporation; and (iv) one shall be the nominee of Microsystem. In the event of any tie vote, the Chairman of the Board of Directors shall have the casting (deciding) vote. The Board of Directors shall be responsible for selecting the General Manager and the management of the Company.

2.2.2 In the case of any Disposition of all of the shares held by a Shareholder to another Shareholder or to a third party (who will then become a Shareholder for purposes of this Agreement), such transferee shall be entitled to the number of nominees to the Board of Directors as the transferor was previously entitled to. In the case of any Disposition of less than all of the shares held by a Shareholder to another Shareholder or to a third party, the transferor shall be entitled to the same number of nominees to the Board of Directors as provided in Section 2.2.1, unless the transferor and the transferee shall agree otherwise.

2.2.3 In the event of the removal, resignation or death of any member of the Board of Directors, the vacancy thereby created shall be filled by a nominee of the Shareholder whose nominee was the director so removed, resigned or deceased.

2.2.4 The Shareholders hereby agree to vote their shares in accordance with the provisions of this Section 2.2. In the event a Shareholder desires to remove one of its nominees from the Board of Directors, such Shareholder shall so notify the other Shareholders in writing of such desire, and the Shareholders agree that they shall vote their shares in accordance with the direction of the Shareholder providing such notice.

2.3              Supervisory Board.

2.3.1 The Shareholders agree that, for so long as each of Gerard, SFMT, H Corporation and Microsystem owns at least 5% of the shares having voting rights, the Supervisory Board of the Company shall consist of six members, of whom (i) three shall be nominees of SFMT, including the Chairman of the Supervisory Board; (ii) one shall be the nominee of Gerard; (iii) one shall be the nominee of H Corporation; and (iv) one shall be the nominee of Microsystem. In the event of any tie vote, the Chairman of the Supervisory Board shall have the casting (deciding) vote.

2.3.2. In the case of any Disposition of all of the shares held by a Shareholder to another Shareholder or to a third party (who will then become a Shareholder for purposes of this Agreement), such transferee shall be entitled to the number of nominees to the Supervisory Board as the transferor was entitled to. In the case of any Disposition of less than all of the shares held by a Shareholder to another Shareholder or to a third party, the transferor shall be entitled to the same number of nominees to the Supervisory Board as provided in
                 Section 2.3.1, unless the transferor and the transferee shall agree otherwise.

2.3.3 In the event of the removal, resignation or death of any member of the Supervisory Board, the vacancy thereby created shall be filled by a nominee of the Shareholder whose nominee was the director so removed, resigned or deceased.

2.3.4 The Shareholders hereby agree to vote their shares in accordance with the provisions of this Section 2.3. In the event a Shareholder desires to remove one of its nominees from the Supervisory Board, such Shareholder shall notify the other Shareholders in writing of such desire, and the Shareholders agree that they shall vote their shares in accordance with the direction of the Shareholder providing such notice.

2.4              Operational Responsibilities Etc.

2.4.1            System Development.   SFMT, working together with the
                 Installation Contractor, shall be responsible for accomplishing the development and implementation of the System, in accordance with the Business Plan. Promptly after the date of this Agreement, the Company shall enter into a contract with the preferred Installation Contractor. SFMT shall use its best efforts to obtain a performance guaranty/bond from the Installation Contractor securing the performance of its obligations to install the System, for an amount equal to the price of the contract with the Installation Contractor. The parties expressly agree that no Shareholder, or individual acting on behalf of a Shareholder, shall have any responsibility or liability for the terms of the contract with the Installation Contractor.

2.4.2 System Operation and Performance. Subject to the requirements of Hungarian law (and without limiting the responsibilities delegated to the management of the Company under Hungarian law), throughout the life of the Concession, as among the Shareholders, SFMT shall be responsible for the overall operations and management of the Company. To this end, SFMT shall be responsible for ensuring that the Company operates on a purely commercial, profit-oriented basis, in accordance with the Business Plan approved by the Shareholders, in a manner that maximizes the return on the investments by the Shareholders. In addition, and without limiting the generality of the foregoing, SFMT shall use its best efforts throughout the life of the Concession to ensure that the System will comply in all material respects with, to the maximum extent possible, the then prevailing Concession Contract, applicable laws, including governmental and ministerial decrees, and applicable standards and related requirements (including without limitation any general or specific development and service quality assurance conditions).

                 In the event SFMT were to transfer operational control of the Company pursuant to a Disposition in accordance with the provisions of this Agreement (as contemplated by Section 4.2), the transferee who shall then become responsible for operational control shall expressly assume SFMT's obligations under this Section 2.4.2.

                 Subject to the provisions of applicable law, in the event SFMT undergoes a bankruptcy proceeding, Gerard (or its designee) shall, upon the occurrence of such event (and only upon the occurrence of such event), select an experienced telecommunications operator to take over responsibility for operational control of the Company. For the purposes of the foregoing sentence,

                 SFMT shall be deemed to "undergo a bankruptcy proceeding" in the event (i) it files a petition in bankruptcy or for an arrangement pursuant to any present or future bankruptcy, winding-up or insolvency Act; (ii) is adjudicated to be insolvent or bankrupt; (iii) makes any general assignment for the benefit of its creditors; (iv) admits in writing its inability to pay its debts generally as they become due; (v) consents to the appointment of a receiver, trustee or liquidator of itself or of the whole or a substantial part of its property; or (vi) is involuntarily dissolved.

2.4.3 SFMT Services and Products. SFMT hereby agrees that all services and products offered by it to the Company shall be offered on terms and conditions (including price) that are at least equal to the most favorable terms and conditions on which similar services and/or products are made available to its customers, based upon volume of node sites.

2.4.4 Other Third Party Contracts. Subject to the requirements of Hungarian law, SFMT shall ensure that all contracts that the Company enters into with third parties shall be on an arms-length basis.

2.4.5 SFMT Assistance. The parties acknowledge that, from time to time, the Company may desire to utilize the expertise and assistance of employees of affiliates of SFMT. In the event such assistance requires travel to Hungary, the Company shall pay for the reasonable expenses relating to air travel and hotel accommodation which are incurred by such personnel in the performance of work on behalf of the Company.

2.5              System Financing.

2.5.1 General. The Business Plan attached to this Agreement sets forth the anticipated total amount and the scheduling of the financing needs of the Company as it exists today. Subject to the provisions of this Agreement, the Business Plan may be modified in accordance with the dictates of the Company's business.

2.5.2 Capital Contributions. Subject to Sections 2.5.5 and 7.2, each Shareholder shall be responsible for making the contribution to the Company's capital in proportion to such Shareholder's ownership of the share capital of the Company. Subject to the foregoing, the amount and form of the initial capital contributions of the Shareholders shall be set out in the Deed of Foundation.

                 In the event of any increase of the share capital of the Company (including an increase by way of a capital call), each Shareholder shall be responsible for making such capital contributions as are necessary in order to achieve the following ownership structure:

Gerard: Shares representing 25% of the registered share capital of the Company plus an amount equal to the face value of one A Share;

SFMT: Shares representing 50% of the registered share capital of the Company minus an amount equal to (i) the face value of one A Share multiplied by (ii) two;

Microsystem:                      Shares representing 5% of the share capital
                                  of the Company (subject to Section 2.5.5);
                                  and

H Corporation:                    Shares representing 20% of the registered
                                  share capital of the Company plus an amount equal to the face value of one A Share.

                 The Shareholders expressly acknowledge that they intend for the share capital of the Company to be held as set out above, and that, in the event of an increase in the share capital of the Company, they will take such actions as are appropriate in order to achieve this ownership structure.

2.5.3 Debt Financing. Subject to Section 2.5.4 and to Section 7.4.3, SFMT shall be primarily responsible, with the input and assistance of Gerard, for arranging all debt financing necessary, subject to the achievement of reasonable terms and conditions, for the investments required by the Company, in excess of its share capital, during the course of development of the System, in accordance with the Business Plan.

2.5.4 Equipment Financing. Gerard agrees that it will use its best efforts, working with the Installation Contractor, to obtain equipment financing for the products sold by the Installation Contractor to the Company (it being expressly understood that the foregoing does not in any way constitute a guaranty by Gerard that any such financing may be available). SFMT shall provide such assistance as may be reasonably required in connection with the foregoing.

2.5.5 Microsystem Interest. In connection with the execution of this Agreement, SFMT (or one of its affiliates) and Microsystem shall enter into a loan agreement, pursuant to which SFMT shall be responsible for advancing the funds required for Microsystem's 5% ownership interest in the Company, as contemplated by the initial Business Plan. Such loan agreement shall provide that repayment of such advances from SFMT to Microsystem, with interest, shall come from Microsystem's proportionate share of dividends in respect of its A Shares. In the event the equity of the Company shall be increased to an amount which exceeds the amount contemplated by the initial Business Plan (i.e. an amount in excess of US $4,009,309), Microsystem shall have the right to acquire its pro rata portion of the increased amount of equity out of its own funds, it being understood that SFMT shall have no obligation to advance funds required for such acquisition under the foregoing loan agreement.

2.6              Business Plan.

                 The Shareholders confirm their approval of the initial Business Plan attached to this Agreement. In the event the Board of Directors proposes to make any material changes in or modifications to the Business Plan with respect to any year (beginning with the year ending December 31, 1995), the Board shall supply each Shareholder, for its consideration, with a draft of the proposed changes or modifications at least 30 days prior to the relevant meeting of Shareholders. Such changes or modifications shall be considered by the Shareholders and the Business Plan, as modified, shall be approved by the Shareholders after such changes or modifications have been made that are reasonably acceptable to the Shareholders.

2.7              Dividend Policy.

                 The General Meeting of Shareholders shall have responsibility for declaring dividends in respect of any year. It shall be the policy of the Company to distribute the profits of the Company to the Shareholders by way of dividends (or by other means acceptable to the Shareholders) as soon as practicable, subject always to the relevant provisions of Hungarian law, and subject to the general proposition that dividends shall be distributed after the reserve of sufficient funds to pay for the operations of the Company.

3.               DISPOSITION OF SHARES BY GERARD.

3.1              Transfer Restrictions.

                 No Disposition shall be made by Gerard prior to July 1, 1997. Thereafter, Gerard may not make a Disposition without complying with the procedures set forth in Section 3.2, and unless Gerard has complied with the provisions in the Concession Contract relating to share transfers (as discussed in Section 8.2 (ii)).

3.2              Right of First Refusal.

3.2.1 In the event Gerard desires to sell any of its shares, it shall give written notice of its intention to make a Disposition to SFMT (with a copy to each of the other Shareholders and to the Board of Directors of the Company). Such notice shall state the nature of the Disposition proposed to be made, the number of shares that are the subject of the proposed Disposition, the identity of the Buyer and the Price. Such notice shall include a copy of the substantiated and firm offer received from the Buyer.

3.2.2 SFMT shall have the right to purchase the shares that are the subject of the proposed Disposition, at the Price. Such right to purchase may be exercised by SFMT within 30 days following the giving of the notice referred to in Section 3.2.1 by SFMT giving written notice to Gerard (with a copy of such notice being given to each of the other Shareholders and to the Board of Directors of the Company) of SFMT's election to exercise such right to purchase. Gerard shall thereafter promptly (and in any event within 45 days after the expiration of such 30-day period) transfer and deliver to SFMT the shares which SFMT has elected to purchase, free and clear of all liens, charges and encumbrances, against payment by SFMT, in immediately available funds, of the purchase price for such shares (at the Price).

3.2.3            If following the expiry of the 30-day period referred to in
                 Section 3.2.2 SFMT has not indicated its desire to purchase the shares that are the subject of the proposed Disposition, Gerard may, within 30 days following the close of such 30-day period, make the Disposition to the Buyer, for not less than the Price, of such shares. If the Disposition to the Buyer is not made within such 30-day period, no Disposition may be made by Gerard without again complying with the terms of this
                 Section 3. In the event SFMT does not accept the offer to purchase shares that are the subject of the proposed Disposition, Gerard will not make a Disposition to the Buyer on terms that are more favorable than the Price without first offering such shares to SFMT.

4.               DISPOSITION OF SHARES BY SFMT.

4.1              Transfer Restrictions.

                 No Disposition shall be made by SFMT prior to July 1, 1997. Thereafter, SFMT may not make a Disposition without complying with the procedures set forth in Section 4.2, and unless SFMT has complied with the provisions in the Concession Contract relating to share transfers (as discussed in Section 8.2 (ii)).

4.2              Tag-Along Rights of Gerard.

4.2.1 In the event SFMT desires to sell any of its shares, it shall give written notice of its intention to make a Disposition to Gerard (with a copy to each of the Hungarian Shareholders and to the Board of Directors of the Company). Such notice shall state the nature of the Disposition proposed to be made, the number of shares that are the subject of the proposed Disposition, the identity of the Buyer and the Price. Such notice shall include a copy of the substantiated and firm offer received from the Buyer. In addition, such notice shall indicate whether, in SFMT's reasonable determination, SFMT shall remain in operational control of the Company in the event the proposed Disposition is to be completed.

4.2.2            In the event of any proposed Disposition by SFMT under Section
                 4.2.1 which results in SFMT relinquishing operational control of the Company, Gerard shall have the right to sell all of its shares to the Buyer, at the Price. In the event of any proposed Disposition by SFMT under Section 4.2.1 which does not result in SFMT relinquishing operational control of the Company, Gerard shall have the right to sell such number of its shares to the Buyer as represents the proportion of SFMT's interest in the Company being transferred to the Buyer (being the aggregate number of shares owned by Gerard multiplied by the quotient of (i) the number of shares being sold by SFMT and (ii) the number of shares owned by SFMT immediately prior to the effectiveness of the Disposition).

                 For purposes of this Section 4.2, SFMT shall be deemed to relinquish operational control of the Company in the event that, as a result of any Disposition by it, SFMT no longer has
                 (i) the right to cast the deciding vote in the event of the deadlock vote of the Board of Directors (as provided in Section 2.2.1) or (ii) the ability to designate the general manager of the Company. SFMT shall have the burden of demonstrating to Gerard that any sale of its interest in the Company does not result in SFMT relinquishing operational control of the Company.

4.2.3 The right to sell referred to in Section 4.2.2 may be exercised by Gerard within 30 days following the giving of the notice referred to in Section 4.2.1 by Gerard giving written notice to SFMT (with a copy of such notice being given to each of the other Shareholders and to the Board of Directors of the Company) of Gerard's election to exercise such right to sell. Gerard shall thereafter promptly (and in any event within 45 days after the expiration of such 30-day period) transfer and deliver to the Buyer the shares which Gerard has elected to sell under this Section 4.2.2, free and clear of all liens, charges and encumbrances, against payment by the Buyer, in immediately available funds, of the purchase price for such shares (at the Price). Such sale shall take place simultaneously with the sale by SFMT of the shares designated by it under Section 4.2.1 to the Buyer. SFMT covenants that, in no event, shall it make any Disposition under this Section 4.2, with respect to which Gerard has elected to exercise its right to sell, unless Gerard also successfully completes its transfer of the shares which Gerard has elected to sell under this Section 4.2.2.

4.2.4            If following the expiry of the 30-day period referred to in
                 Section 4.2.3 Gerard has not indicated its desire to sell all or part of its shares (as appropriate), SFMT may, within 30 days following the close of such 30-day period, make the Disposition to the Buyer, for not less than the Price, of such shares. If the Disposition to the Buyer is not made within such 30-day period, no Disposition may be made by SFMT without again complying with the terms of this Section 4.

5.               DISPOSITION OF SHARES BY A HUNGARIAN SHAREHOLDER.

5.1              Transfer Restriction

                 No Disposition shall be made by a Hungarian Shareholder prior to July 1, 1997. Thereafter, no Hungarian Shareholder may make a Disposition unless (i) such Disposition is made to an Eligible Hungarian Buyer and (ii) the selling Hungarian Shareholder has complied with the restrictions on transfer set forth in the Concession Contract (as described in Section 8.2(ii)).

5.2              Eligible Hungarian Buyer

                 In the event a Hungarian shareholder desires to make a Disposition of any of its shares, it shall give written notice of its intention to make a Disposition to the other Shareholders and to the Board of Directors of the Company at least 30 days prior to the effectiveness of the transaction. Such notice shall state the nature of the Disposition proposed to be made, the number of shares that are the subject of the proposed Disposition, the identity of the Eligible Hungarian Buyer and the Price at which the Selling Hungarian Shareholder is willing to sell the shares. Such notice shall include a copy of the substantiated and firm offer received from the Eligible Hungarian Buyer.

                 If requested by the Board of Directors of the Company, the Hungarian Shareholder shall procure, prior to the completion of the Disposition, an unqualified written opinion by a lawyer qualified to practice law in Hungary who is acceptable to the Board of Directors to the effect that the proposed Buyer will qualify as an Eligible Hungarian Buyer under the terms of the Concession Contract and applicable law, and that the proposed Disposition will not adversely affect the existence of the Concession. The reasonable legal fees relating to the preparation associated with such opinion shall be borne by the Company.

5.3              Transfer of Interest to H Corporation.

5.3.1 SFMT shall be responsible for the selection of H Corporation, which entity shall be subject to the prior written approval of Gerard and Microsystem (such approval not to be unreasonably withheld). In the event that a binding commitment has not been received by a Hungarian entity acceptable to SFMT, Gerard and Microsystem by August 1, 1995, these three Shareholders shall, promptly after such date, consult with a view to reach a mutually satisfactory resolution of the Hungarian ownership position.

5.3.2 SFMT, Gerard and Microsystem expressly agree that, in connection with the execution of this Agreement, these Shareholders will enter into a voting trust agreement in the form of Exhibit 5.3.2 (the "Trust Agreement") with Mr. Istvan Pesti, pursuant to which Mr. Pesti will hold 41 A Shares in trust for the benefit of the Company, until such time as H Corporation shall acquire such shares. The Trust Agreement shall provide, inter alia, that, at the written direction of SFMT, Gerard and Microsystem, Mr. Pesti shall transfer such shares to H Corporation.

5.3.3 The transfer referred to in Section 5.3.2 shall be conditioned upon H Corporation entering into such documents and assurances as may be reasonably required by SFMT, Gerard and Microsystem, including (without limitation) (i) a share subscription agreement, (ii) an agreement whereby H Corporation agrees to be bound by the provisions of this Agreement (as a Hungarian Shareholder hereunder) and (iii) a confirmation to the effect that H Corporation has read the Concession Contract, and is aware of the provisions of the Concession Contract.

6.               PIGGYBACK REGISTRATION RIGHTS OF SHAREHOLDERS.

6.1              Public Offering

                 The Shareholders agree that the Company may, upon the recommendation by the Board of Directors and with the approval of the Shareholders, make a Public offering of any or all of the A Shares (or any other class(es) of shares created after the date hereof, other than B shares or the one C Share) at any time after July 1, 1997 (subject to the receipt of any required approval from the Minister).

6.2              Piggyback Registration

                 Subject to the terms and conditions of this Section 6, whenever the Company proposes to register any shares for sale by the Company in connection with a Public Offering (or make any similar registration under applicable law), the Company will give prompt notice to the Shareholders of its intention to make such a Public offering, and will use reasonable efforts, subject to the provisions of this Section 6, to include in such public offering the shares then held by such Shareholders with respect to which the Company has received written requests for inclusion therein within fifteen (15) days after the giving of the Company's notice referred to above. Notwithstanding the foregoing, the Shareholders expressly acknowledge and agree that the rights of the Hungarian Shareholders under this Section 6 shall be limited to the sale of shares, pursuant to such a Public Offering, of their shares to Eligible Hungarian Buyers.

6.3              Registration Expenses

                 The Company shall bear all expenses of each Shareholder participating in a Public Offering covered by Section 6.2 (including without limitation the Company's registration and filing fees, fees and expenses of compliance with securities laws and fees of outside advisors for the Company (but excluding fees of any outside advisor retained by a Shareholder)).

6.4              Maximum Number of Shares

6.4.1 If a Public Offering is an underwritten registration on behalf of the Company, the managing underwriters shall be selected by the Company in its sole discretion. If the managing underwriters advise the Company in writing that in their opinion the number of shares requested to be included in such registration (including without limitation shares requested to be registered by Shareholders pursuant to Section 6.2) (i) exceeds the maximum number of shares which can be marketed at a price reasonably related to the then current market value of such shares or (ii) materially and adversely affects such underwriters' ability to effect an orderly distribution of the shares intended to be offered by the Company, the number of shares to be registered in such Public Offering shall be reduced to such number (the "Maximum Number") which the managing underwriters advise the Company in writing is the maximum number of shares of Stock which can be registered without being covered by clauses (i) and (ii) of this sentence. In such event, the Company will include in such registration (1) first, such number of shares which the Company proposes, in its absolute discretion, to sell, and (2) second, such number, if any, of shares requested pursuant to Section 6.2 to be included by any Shareholder's pro rata share (being a percentage equal to the percentage then held by such Shareholder requesting registration of the total number of shares which are held by all Shareholders so requesting such registration) of the excess, if any, of the Maximum Number over the number of shares referred to in item (1) of this sentence.

6.4.2 In the event the number of shares requested to be included by Hungarian Shareholders in such registration might result in a breach of the provision in the Concession Contract relating to Hungarian ownership (as discussed in Section 8.2(i)), the Company will use its best efforts to structure such registration to include the maximum number, if any, of shares requested pursuant to Section 6.2 to be included by any Hungarian Shareholder, on a pro rata basis (being a percentage equal to the percentage then held by each Hungarian Shareholder requesting registration of the total number of shares which are held by all Hungarian Shareholders so requesting such registration); provided that the Shareholders agree that the Company (working with the managing underwriters and its other advisors) shall have sole discretion in determining the terms and conditions of any registration that are necessary or appropriate to ensure compliance with the Concession Contract's provision relating to Hungarian ownership (as discussed in Section 8.2.2(i)).

6.5     Indemnification

6.5.1 The Company agrees to indemnify, to the extent permitted by Hungarian law, each Shareholder, its officers and directors against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Shareholder expressly for use therein.

6.5.2. In connection with any registration statement in which a Shareholder is participating, each such Shareholder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and agrees to indemnify, to the extent permitted by law, the Company, its directors and officers against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Shareholder.

7.      CERTAIN RIGHTS OF GERARD.

7.1     Gerard Premium.

7.1.1 General. The Shareholders agree that Gerard shall be rewarded for the value of the Concession through payment of Preferential Dividend Distributions in respect of the B Shares up to the cumulative aggregate amount of US $3,000,000 (the "Gerard Premium Amount").

        For the purposes of this Section 7.1:

        (i) all amounts payable as preference dividends in respect of the B Shares under this Section 7.1 shall be deemed to be "Preferential Dividend Distributions"; and

        (ii) the amount which the Board of Directors determines is properly distributable as dividends in respect of any year (prior to deduction to reflect the premium that Gerard is entitled to under this Section 7) shall be referred to as the "Distributable Amount".

7.1.2 Preferential Dividend Distributions. Until such time as Gerard has received Preferential Dividend Distributions in an aggregate amount equal to the entire Gerard Premium Amount, dividends shall be distributed to the Shareholders for each year in respect of which the Board of Directors declares that any dividends shall be payable, in the following manner:

        (i) the amount equal to the first 40% of the Distributable Amount for any year shall be payable to Gerard as Preferential Dividend Distributions; and

        (ii) the amount equal to the remaining 60% of the Distributable Amount shall be payable to the shareholders (including Gerard) in proportion to their respective ownership interests of the A

                Shares, together with the C Share (in the case of Gerard);

        provided, that if in a particular year the outstanding balance of the Gerard Premium equals an amount which is less than 40% of the Distributable Amount for that year (on account of payments in respect of the Gerard Premium Amount over the course of prior years), then:

        (x)     Gerard shall be entitled to receive such amount under item
                (i) above as would equal the outstanding balance of the Gerard Premium Amount, thereby resulting in Gerard's receipt of Preferential Dividend Distributions in an aggregate amount equal to the Gerard Premium Amount (when added to all prior preferential distributions); and

        (y) the balance of the Distributable Amount for that year shall be payable to the Shareholders in proportion to their respective ownership interests of the A Shares, together with the C Share (in the case of Gerard).


        Upon any payment of Preferential Dividends Distributions under this
        Section 7.1.2, the Gerard Premium Amount shall be deemed reduced by an amount equal to the amount of the Preferential Dividend Distributions that Gerard has received. For purposes of this Section 7.1, all calculations as to the amount of Preferential Dividend Distributions shall be made in US Dollars, as of the date of payment of each such Preferential Dividend Distribution.

        Exhibit 7.1.2 sets forth an example of how the premium contemplated by this Section 7.1 is to be paid to Gerard.

7.1.3 Limitation. The Shareholders agree that, once Gerard has received Preferential Dividend Distributions under this Section 7.1 in a cumulative aggregate amount equal to the Gerard Premium Amount, the B Shares shall no longer carry preferential dividend rights (and shall automatically be converted to D Shares) and thereafter all amounts payable to the Shareholders as dividends shall be payable in proportion to their respective ownership interests in the Company, with Gerard being entitled to receive dividends in respect of A Shares, the one C Share and D Shares.

7.1.4   Confirmation of Entitlement. The Shareholders acknowledge that Section
        4.3 of the Deed of Foundation reflects the foregoing. The Deed of Foundation has been submitted to the Budapest Court of Registration. The Shareholders specifically agree that if the Court were to withhold registration on account of the language of Section 4.3, and were to thus require modification of
        Section 4.3 of the Deed of Foundation as a condition to registration of the Company (e.g. if the Court were to require that the Gerard Premium Amount be expressed in HUF rather than in US $), then the Shareholders will, as soon as possible after the receipt of notice of the foregoing, work together to develop a mechanism that enables Gerard to receive the full economic benefit of the premium contemplated by this Section 7.1, it being understood that the parties shall agree on such a mechanism prior to the submission of any modification to the Deed of Foundation with respect to Section 4.3.

7.2     Repayment of Concession Fee and Expenses.

        The Shareholders acknowledge that Gerard has, to date, paid US $1,200,000 for the one-time upfront fee for the Concession and has incurred US $300,000 in out-of-pocket expenses to obtain the Concession. By August 15, 1994 SFMT shall arrange for payment, by wire transfer, to an account designated in writing by Gerard, the amount of US $750,000, representing reimbursement for 50% of the foregoing US $1,500,000 amount.

        The Shareholders agree that, for accounting/bookkeeping purposes, the above US $1,500,000 Concession acquisition cost shall be deemed as a contribution to the Company's capital, and the Company's internal capital accounts shall reflect same. Accordingly, the Shareholders acknowledge and agree that Gerard shall not be required to pay any amounts in respect of the Company's capitalization until such time as the Company's internal capital accounts have been so equalized, on a pro rata basis.

7.3     Bid Guaranty.

        The Shareholders acknowledge that Gerard has posted a bid guaranty in the amount of US $100,000. Such amount shall be returned to Gerard when the bid guaranty is replaced by the performance guaranty required by the Concession Contract, it being understood that the performance guaranty will be provided by the Company.

7.4     Certain Voting Rights Afforded to Gerard.

7.4.1 C Share. The Shareholders agree that, although Gerard's voting rights in the Company shall not equal its ownership interest in the Company, Gerard shall be entitled to the same voting rights as a shareholder owning at least 25% plus one share in a company limited by shares would generally be entitled to under Hungarian law. Without limiting the generality of the foregoing, Section 4.4 and Article 11 of the Deed of

        Foundation specify certain corporate actions that may not be taken without the approval of Gerard, throughout its ownership of one Class C Share; provided that in the event Gerard makes a Disposition of any portion of its shares, the result of which would be that its ownership of share capital of the Company would fall below an amount representing 25% of the registered share capital plus an amount equal to the face value of one A Share, Gerard shall no longer be entitled to the foregoing voting rights, and the one Class C Share shall be transferred to one Class A Share.

7.4.2. Capital Calls. The parties agree that Gerard shall have an absolute veto right in respect of (i) any request by SFMT for an increase, by way of a capital call, of the amount of equity contemplated by the initial Business Plan (i.e. US $4,009,309) by more than 50% over the amount of the then current share capital of the Company and (ii) any request by any other Shareholder for an increase in the share capital of the Company.

        In the event SFMT proposes any increase of the Company's equity by way of a capital call, which would result either in (i) an increase of the amount of the Company's share capital to an amount which does not exceed US $4,009,309, or (ii) in the event the Company's share capital equals or exceeds $4,009,309, to an amount which does not exceed 50% of the amount of the then current share capital of the Company, Gerard will not unreasonably withhold its vote in favor of the capital call requested by SFMT; provided that SFMT can demonstrate that the capital call is (i) a good faith request reasonably related to the profitable operation of the Company, taking into account the Business Plan (as the same may be modified from time to time in accordance with the provisions of this Agreement); and (ii) will result in maximizing the return on the investment to the Shareholders generally. In the event the foregoing criteria are met, Gerard shall approve the proposed amendment to the deed of foundation effectuating such capital call, in the requested amount.

7.4.3. Additional Voting Rights. In addition, the Shareholders agree that the following actions may not be taken unless approved in advance in writing by Gerard:

        (i) the incurrence of any indebtedness (or other obligation) with recourse to Gerard (or any of its affiliates);

        (ii) any material change or modification to the Business Plan (as provided in Section 2.6);

        (iii) any Public Offering (as provided in Section 6.1); or

        (iv)  except as expressly contemplated by the Business Plan and/or by
              Section 2.4.3, any agreement or material transaction between the Company and a Shareholder or a member of the Board of Directors or the Supervisory Board, or any person or entity that is an affiliate of such Shareholder or such member, that is either (i) outside the ordinary course of business or (ii) on terms less favorable than could be obtained from a nonaffiliated third party.

7.4.4   Confirmation of Entitlement. The Shareholders acknowledge that Section
        4.4 of the Deed of Foundation grants the Class C Share veto rights with respect to the matters referred to in Section 7.4.1. The Deed of Foundation has been submitted to the Budapest Court of Registration. The Shareholders specifically agree that if the Court were to withhold registration on account of the language of Section 4.4, and were to thus require modification of Section 4.4 of the Deed of Foundation as a condition to registration of the Company (e.g. if the Court were to find the veto right unacceptable), then the Shareholders will amend the Deed of Foundation to provide that the Class C Share will carry the minimum number of additional votes so that Gerard will shall be entitled to the same voting rights referred to in the first sentence of Section 7.4.1. In the event such a change is made to the Deed of Foundation, the Shareholders agree that, in the event of any increase of the capital of the Company, they will vote their shares in favor of any change in the minimum number of additional voting rights necessary in order to enable Gerard to receive the full benefit of the voting rights contemplated by this Section 7.4.

8.      CONCESSION CONTRACT.

8.1 The Shareholders acknowledge that, on or before August 5, 1994, the Consortium and the Company will endeavour to execute the Concession Contract. The final version of the Concession Contract will be attached to this Agreement as Exhibit 8.1, upon its signature.

8.2. Each of the Shareholders specifically acknowledges that Section 2 of the Concession Contract shall contain the restrictions on share transfers along the lines of the following:

        (i) throughout the life of the Concession not less than 25% plus one voting share of the share capital of the Company shall remain in the ownership of Hungarian economic associations with a Hungarian majority or of Hungarian natural and legal entitles;

        (ii) any transfer of more than 5% of a Shareholder's interest in the Concession Company shall require the prior approval of the Minister, which approval shall be conditional upon the Minister being satisfied with the capability of the Company both legally and financially as well as professionally to perform the liabilities under the Concession; and

       (iii) without the prior approval of the Minister, the participation of Gerard, SFMT and Microsystem in the Concession Company shall not be decreased under 50% plus one voting share.

8.3 Each of the Shareholders hereby covenants and agrees that, throughout the life of the Concession, such Shareholder will not take any action, or omit to take any action, the result of which would be a material breach of the Concession Contract. Without limiting the generality of the foregoing, no Disposition shall be made by a Shareholder which, if completed, may result in a breach of the terms of the Concession Contract relating to restrictions of the transfer of shares in the Concession Company (as discussed in Section 8.2(ii)).

8.4 Each of the Shareholders acknowledges that it shall be jointly and severally liable for the obligations of the Company under the Concession Contract.

9.      ASSUMPTION OF OBLIGATIONS, ETC.

        The Shareholders expressly agree that no transfer of shares to a third party pursuant to Section 3, 4 or 5, or in accordance with Section 1.16
        (ii) and (iii), may be completed unless the Buyer or the affiliate, as the case may be, shall have executed such documents as reasonably required by the other Shareholders to assure that such third party shall undertake the same responsibilities to the Shareholders as did the Shareholder making the Disposition and to be bound by the provisions of this Agreement, including any applicable restrictions on transfer of shares. Upon the execution of such documents, such third party shall be deemed to be a "Shareholder" for all purposes of this Agreement in place of the Selling Shareholder, or SFMT or Gerard, as the case may be.

10.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF SHAREHOLDERS.

10.1    General.

        Each of the Shareholders hereby makes the representations and warranties to each of the other Shareholders that are set forth on
        Exhibit 10.1.

10.2.   SFMT.

        SFMT specifically warrants to the other Shareholders that it possesses the skills and experience in telecommunications (but not in paging), technology in the area of telecommunications and, in particular, in satellite communications, knowledge of the Hungarian market and capacity necessary for the due and proper performance of its obligations under this Agreement.

10.3.   Gerard.

        Gerard warrants to the other Shareholders that, except as set out on
        Exhibit 10.3, to the best of its knowledge, the Consortium has not incurred any material liabilities or obligations that would be binding upon the Company.

10.4    Covenants.

        The Shareholders expressly acknowledge that (i) they have entered into the transactions contemplated by this Agreement taking into account certain special characteristics of the ownership structure of the Company, and (ii) in view of the foregoing, the restrictions on transfer set forth in this Agreement and the special rights granted to Gerard under this Agreement reflect the parties' intentions, considerations and mutual expectations. Accordingly, each of the Shareholders hereby waives with final and irrevocable effect its right to challenge any of the provisions in this Agreement relating to the transfer of shares (including without limitation Sections 3, 4, 5 and 9). In addition, each of the Shareholders hereby waives with final and irrevocable effect any right to challenge the provisions in this Agreement or in the Deed of Foundation relating to the rights specifically granted to Gerard under Section 7.

11.     TERM; TERMINATION.

11.1. Unless sooner terminated as provided in Section 12.2, this Agreement shall continue in full force and effect until 29 April 2009; provided that, in the event the Concession is extended under Section 1.3.2 of the Concession Contract, this Agreement shall continue in full force and effect throughout such extended period.

11.2 This Agreement shall terminate, without notice to any party hereto, forthwith upon the occurrence of any one of the following events or conditions: (i) notwithstanding the good faith efforts on the part of the Shareholders, the Company has not entered into the Concession Contract by October 1, 1994; provided that such date may be extended by the mutual agreement of the parties in the event that negotiations regarding the Concession Contract are ongoing; (ii) the termination of the concession in accordance with the provisions of Sections 13.4 and
        13.5 of the Concession Contract; (iii) SFMT shall purchase at least 70% of the shares of the Company; or (iv) any Public Offering (in which case the Shareholders shall enter into a stock-bloc agreement reflecting the provisions of this Agreement, as appropriate).

11.3 The termination of this Agreement shall not affect the respective rights and obligations of the Shareholders in respect of any right or obligation that arose prior to such termination, it being understood and agreed that any such right may be exercised (and any such obligation shall be fulfilled), as if this Agreement had not terminated. Without limiting the generality of the foregoing, the termination of this Agreement shall not affect Gerard's right to receive Preferential Dividend Distributions under Article 7 (except in the case of a termination under item (i) of Section 11.2 or item (ii) of Section
        11.2; provided that this exception shall not be applicable with respect to such item (ii) to the extent that Gerard is entitled to receive Preferential Dividend Distributions as a result of dividends declared by the Board of Dividends prior to a termination under such item (ii), and such dividends have not been received by Gerard prior to the date of termination).

12.     ASSIGNMENT.

        No right or obligation under this Agreement may be assigned by a Shareholder unless such assignment occurs in connection with the transfer of shares of the Company to the proposed transferee in accordance with the provisions of this Agreement. Subject to the foregoing sentence, all the terms of this Agreement shall be binding upon and be enforceable by the successors and permitted assigns of each of the Shareholders.

13.     CONFIDENTIALITY.

        The parties shall not disclose to any other person or entity or use or exploit for any other purpose whatsoever any of the information contained in the Business Plan, and related materials, any information contributed by a Shareholder and/or any other information which they obtain or had heretofore obtained in relation to the transactions contemplated by this Agreement or the proposed business activities of the Company ("Confidential Information") , except (i) with the prior written consent of the other parties, (ii) as may be required by law (and then only to the extent such announcement is required in order to comply with applicable law), and (iii) to the extent expressly permitted by this Agreement. For the purposes of this Section 13, Confidential Information shall not include any information which:

        (i) is available to the general public at the time of use or disclosure through no action of the disclosing party;

        (ii) becomes available to the general public, other than by manner of unauthorized disclosure or use; or

        (iii) is provided by a third party who is lawfully in possession of such information and has the lawful right to disclose or use it.

        All Confidential Information belonging to any Shareholder and made available to the Company shall continue to be the property of the Shareholder making such available to the Company, and shall be used by the other Shareholders exclusively for the purposes of the business of the Company, unless the Shareholder making Confidential Information available to the Company provides its express written permission for use by any other Shareholder for any purpose other than the business of the Company.

        Each Shareholder who has received Confidential Information shall, and shall require that its affiliates, counsel, accountants, consultants, employees, agents and representatives shall, (1) keep confidential and not disclose to any person or exploit for any purpose whatsoever the Confidential Information (except as expressly permitted in this Section 13), (2) use all Confidential Information for the benefit of the Company and (3) preserve all Confidential Information for the benefit of the Shareholder which provided the Confidential Information.

        Subject to the foregoing, each of the Shareholders shall have complete access to the Company's documents, books and records upon reasonable notice during normal business hours. Each Shareholder shall be entitled, upon written request to the Company, to receive promptly one copy of all such documents, books and records at the expense of the Company.

14.     PUBLIC ANNOUNCEMENTS.

        No party shall make any public announcement or disclosure relating in any way to the transactions contemplated by this Agreement or any agreement executed in connection with this Agreement, except (i) with the prior written consent of the other Shareholders or (ii) as may be required by law (and then only to the extent such announcement is required to comply with applicable law).

15.     EXPENSES, ETC.

        Whether or not the transactions contemplated by this Agreement are consummated, each of the parties shall pay its own costs and expenses and the fees and expenses of its counsel and accountants and other representatives incurred in connection with the transactions contemplated by this Agreement.

16.     GOVERNING LAW AND DISPUTE RESOLUTION.

16.1 This Agreement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles.

16.2 In the event that disagreements or disputes arise with respect to the interpretation or performance of this Agreement or any of its provisions, the parties will use their best efforts to resolve them through consultation. Disagreements or disputes that have not been settled by such consultation and conciliation within ninety (90) days after first notification thereof by one party to the other will, at the request of either party, be submitted to and finally settled by binding arbitration in accordance with the Rules of the Stockholm Chamber of Commerce. The arbitration shall be conducted in Stockholm, Sweden in the English language.

17.     WAIVER.

        None of the terms of this Agreement shall be deemed to have been waived by any party, unless such waiver is in writing and signed by that party. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement.

18.     NOTICES.

        All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, or by registered mail (return receipt requested), or sent by international courier delivery or by facsimile transmission, to the other party or parties at the respective address sat forth below (or to such other address as a party shall designate for itself by notice given in accordance herewith):

        18.1     if to Gerard:


                 Gerard Aircraft Sales and Leasing Company
                 c/o Monaghan Company
                 6617 N. Scottsdale Road
                 Suite 102
                 Scottsdale, Arizona 85250
                 U.S.A.

                 Attention:  Mr. James G. Monaghan,
                             President


                 Fax:        (1 602) 922 8144

        with a copy to:

                 James D. Simpson, Jr., Esq.
                 Dewey Ballantine Theodore Goddard
                 H-1054 Budapest
                 Vadasz u. 31

                 Fax:        (36 1) 112 2272


         18.2    if to SFMT:

                 c/o SFMT, Inc.
                 477 Madison Avenue, 8th Floor
                 New York, NY 10022
                 U.S.A.

                 Attention:  N. S. Molberger, Esq.
                             Vice President and General Counsel

                 Fax:        (1 212) 371 9552


         18.3    if to Microsystem:

                 Microsystem Telecom Rt.
                 H-1122 Budapest
                 Varosmajor u. 78
                 Hungary

                 Attention:  Mr. Peter Maros
                             President


                 Fax:        (36 1) 202 7041

         18.4    if to the Company:

                 EURO Szemelyhivo Magyarorszag Koncesszios Rt.
                 c/o SFMT-Montana Telecom Kft.
                 H-1134 Budapest
                 Vaci ut 37. A/502
                 Hungary

                 Attention:  Mr. Istvan Pesti
                             Managing Director

                 Fax:        (36 1) 270 4045


         Any notice or other communication shall be deemed to have been given on the date of receipt, as indicated by the receipt of confirmation.

19.      ENTIRE AGREEMENT.

         This Agreement, together with the Deed of Foundation (and the agreement contemplated by Section 5.2.3(ii), once signed), contains the entire agreement, and supersedes all prior agreements and understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof. The parties expressly agree that, as between themselves, in the event of any conflict between any term or provision of this Agreement and any term or provision of the Deed of Foundation, (i) the relevant term and/or provision of this Agreement shall prevail and (ii) subject to the requirements of Hungarian law (and the other provisions of this Agreement), the Shareholders will endeavour to amend the Deed of Foundation to resolve such conflict.

20.      AMENDMENTS AND MODIFICATIONS.

         This Agreement may not be modified, amended or changed in any respect except in writing duly signed by the parties.

21.      FURTHER ASSURANCES.

         The parties hereto undertake, generally, to execute all such agreements and other instruments and to do all such other acts as are necessary or appropriate to give full effect to the terms, conditions and provisions of this Agreement and to make them binding on the parties.

22.      SEVERABILITY.

         Should any provision of this Agreement be rendered invalid or no longer applicable, the remaining provisions of this Agreement shall remain in full force and effect. In such an event, the provision of this Agreement that has been rendered invalid or inapplicable shall be deemed amended in such a manner that facilitates the achievement of the parties' intentions and the economic and legal objectives that the parties desired to accomplish by the invalid or inapplicable provision.

IN WITNESS WHEREOF, this Joint Venture and Shareholders' Agreement has been signed by or on behalf of each of the parties in Budapest on the date first above written.

GERARD AIRCRAFT SALES AND LEASING COMPANY



/s/ JAMES G. MONOGHAN
--------------------------------
By:     James G. Monaghan

Title:  President


SFMT-HUNGARO INC.



/s/ LOUIS T. TOTH
--------------------------------
By:     Louis T. Toth

Title:  President


MICROSYSTEM TELECOM RT.


/s/ PETER MAROS
--------------------------------
By:     Peter Maros

Title:  Chairman


For purposes of Sections 2, 6, 7, 11 and 13-22:

EURO SZEMELYHIVO MAGYARORSZAG KONCESSZIOS RT.


/s/ LOUIS T. TOTH
--------------------------------
By:     Louis T. Toth

Title:  Chairman of the Board of Directors

                              [HEADING ILLEGIBLE]


                                     1994       1995       1996       1997       1998       1999
                                  ---------- ---------- ---------- ---------- ---------- ----------
Tone only
 Average annual rent                       0          0          0          0          0          0
 Necessary receivers                       0          0          0          0          0          0
 New pager from growth                     0          0          0          0          0          0
 New pagers (replacement)                  0          0          0          0          0          0
                                  ---------- ---------- ---------- ---------- ---------- ----------
 Total new pagers                          0          0          0          0          0          0
Numeric
 Average annual rent                       0          0          0          0          0          0
 Necessary receivers                       0          0          0          0          0          0
 New pager from growth                     0          0          0          0          0          0
 New pagers (replacement)                  0          0          0          0          0          0
                                  ---------- ---------- ---------- ---------- ---------- ----------
 Total new pagers                          0          0          0          0          0          0
Alphanumeric
 Average annual rent                       0          0          0          0          0          0
 Necessary receivers                       0          0          0          0          0          0
 New pager from growth                     0          0          0          0          0          0
 New pagers (replacement)                  0          0          0          0          0          0
                                  ---------- ---------- ---------- ---------- ---------- ----------
 Total new pagers                          0          0          0          0          0          0
Total New Pagers                           0          0          0          0          0          0
                                  ========== ========== ========== ========== ========== ==========



                                     2000       2001       2002       2003       2004
                                  ---------- ---------- ---------- ---------- ----------
Tone only
 Average annual rent                       0          0          0          0          0
 Necessary receivers                       0          0          0          0          0
 New pager from growth                     0          0          0          0          0
 New pagers (replacement)                  0          0          0          0          0
                                  ---------- ---------- ---------- ---------- ----------
 Total new pagers                          0          0          0          0          0
Numeric
 Average annual rent                       0          0          0          0          0
 Necessary receivers                       0          0          0          0          0
 New pager from growth                     0          0          0          0          0
 New pagers (replacement)                  0          0          0          0          0
                                  ---------- ---------- ---------- ---------- ----------
 Total new pagers                          0          0          0          0          0
Alphanumeric
 Average annual rent                       0          0          0          0          0
 Necessary receivers                       0          0          0          0          0
 New pager from growth                     0          0          0          0          0
 New pagers (replacement)                  0          0          0          0          0
                                  ---------- ---------- ---------- ---------- ----------
 Total new pagers                          0          0          0          0          0
Total New Pagers                           0          0          0          0          0
                                  ========== ========== ========== ========== ==========

                              [HEADING ILLEGIBLE]


                                     1994       1995       1996       1997       1998       1999
                                  ---------- ---------- ---------- ---------- ---------- ----------
Cost of pagers ($US/unit)
 Tone only                               130        130        120        110        100         90
 Numeric                                 140        140        130        120        110        100
 Alphanumeric                            180        160        145        135        130        125
                                 -----------  --------- ---------- ---------- ---------- ----------
Total Cost of Pagers ($US/unit)
Entry costs
 Custom duty                           50.00%
 Custom clearance                       2.00%
 Statistical                            3.00%
 Other                                  5.00%
                                       60.00%

Cost of pagers (HUF/unit)
 Tone only                            21,216     21,216     19,584     17,952     16,320     14,688
 Numeric                              22,848     22,848     21,216     19,584     17,952     16,320
 Alphanumeric                         29,376     26,112     23,664     22,032     21,216     20,400
                                  ---------- ---------- ---------- ---------- ---------- ----------
Total cost of pagers (HUF/unit)       73,440     70,176     64,464     59,568     55,488     51,408

Sales price of pagers (HUF/unit)
 0 Margin
   Tone only                          21,216     21,216     19,584     17,952     16,320     14,688
   Numeric                            22,848     22,848     21,216     19,584     17,952     16,320
   Alphanumeric                       29,376     26,112     23,664     22,032     21,216     20,400
                                  ---------- ---------- ---------- ---------- ---------- ----------
Total Sales Price of                  73,440     70,176     64,464     59,568     55,488     51,408
  Pagers (HUF/unit)

Gross Margin (HUF/unit)
 Tone only                                 0          0          0          0          0          0
 Numeric                                   0          0          0          0          0          0
 Alphanumeric                              0          0          0          0          0          0
                                  ---------- ---------- ---------- ---------- ---------- ----------
Total Gross Margin (HUF/unit)              0          0          0          0          0          0

Total Sales Price of                     720        688        632        584        544        504
  Pagers ($US/unit)
Total Cost of Pagers ($US/Unit)         (720)      (688)      (632)      (584)      (544)      (504)
                                  ---------- ---------- ---------- ---------- ---------- ----------
Total Gross Margin ($US/unit)              0          0          0          0          0          0



                                     2000       2001       2002       2003       2004
                                  ---------- ---------- ---------- ---------- ----------
Cost of pagers ($US/unit)
 Tone only                                85         80         80         80         80
 Numeric                                  95         90         90         90         90
 Alphanumeric                            120        120        120        120        120
                                  ---------- ---------- ---------- ---------- ----------
Total Cost of Pagers ($US/unit)
Entry costs
 Custom duty
 Custom clearance
 Statistical
 Other

Cost of pagers (HUF/unit)
 Tone only                            13,872     13,056     13,056     13,056     13,056
 Numeric                              15,504     14,688     14,688     14,688     14,688
 Alphanumeric                         19,584     19,584     19,584     19,534     19,584
                                  ---------- ---------- ---------- ---------- ----------
Total cost of pagers (HUF/unit)       48,960     47,328     47,328     47,328     47,328

Sales price of pagers (HUF/unit)
 0 Margin
   Tone only                          13,872     13,056     13,056     13,056     13,056
   Numeric                            15,504     14,688     14,688     14,688     14,688
   Alphanumeric                       19,584     19,584     19,584     19,584     19,584
                                  ---------- ---------- ---------- ---------- ----------
Total Sales Price of                  48,960     47,328     47,328     47,328     47,328
Pagers (HUF/unit)

Gross Margin (HUF/unit)
 Tone only                                 0          0          0          0          0
 Numeric                                   0          0          0          0          0
 Alphanumeric                              0          0          0          0          0
                                  ---------- ---------- ---------- ---------- ----------
Total Gross Margin (HUF/unit)              0          0          0          0          0

Total Sales Price of                     480        464        464        464        464
  Pagers ($US/unit)
Total Cost of Pagers ($US/Unit)         (480)      (464)      (464)      (464)      (464)
                                  ---------- ---------- ---------- ---------- ----------
Total Gross Margin ($US/unit)              0          0          0          0          0

                              [HEADING ILLEGIBLE]



                                     1994       1995          1996        1997        1998        1999
                                  ---------- -----------   ---------   ---------   ---------   ----------
Income From Basic Services
 Tone Only                                 0           0           0           0           0            0
  Sales of Pagers                          0           0           0           0           0            0
  Subscription Rate                        0           0           0           0           0            0
  Registration Fee                         0           0           0           0           0            0
  Rent                                     0           0           0           0           0            0
                                  ---------- -----------   ---------   ---------   ---------   ----------
   Total Tone Only                         0           0           0           0           0            0
Numeric
 Sales of Pagers                           0     268,800     280,800     352,512     439,824      445,536
 Subscription Rate                         0      70,588     217,059     393,618     628,937      908,290
 Registration Fee                          0      23,529      26,471      36,000      49,000       54,600
 Rent                                      0           0           0           0           0            0
                                  ---------- -----------   ---------   ---------   ---------   ----------
  Total Numeric                            0     362,918     524,329     782,130   1,117,761    1,408,426

Alpha Numeric
 Sales of Pagers                           0   2,764,800   1,774,800   1,586,304   1,559,376    1,670,760
 Subscription Rate                         0     889,412   2,364,353   3,480,935   4,529,089    5,607,994
 Registration Fee                          0     264,706     187,500     160,000     183,750      204,750
 Rent                                      0           0           0           0           0            0
                                  ---------- -----------   ---------   ---------   ---------   ----------
  Total Alphanumeric                       0   3,918,918   4,326,653   5,247,239   6,272,215    7,483,504
                                  ---------- -----------   ---------   ---------   ---------   ----------
 Total Income From Basic Service           0   4,281,835   4,850,982   6,029,369   7,389,975    8,891,930
                                  ---------- -----------   ---------   ---------   ---------   ----------

Other Income
 Income from extra services                0     249,647     559,076     818,111   1,078,155    1,355,127
 Income from other services                0      24,965      55,908      81,811     107,816      135,513
                                  ---------- -----------   ---------   ---------   ---------   ----------
  Total Other Income                       0     274,612     614,984     899,922   1,185,971    1,490,639
                                  ---------- -----------   ---------   ---------   ---------   ----------
Total Income                               0   4,556,447   5,465,966   6,929,291   8,575,946   10,382,570
                                  ==========  ==========  ==========  ==========  ==========   ==========




                                     2000         2001         2002         2003         2004
                                  ----------   ----------   ----------   ----------   ----------
Income From Basic Services
 Tone Only                                 0            0            0            0            0
  Sales of Pagers                          0            0            0            0            0
  Subscription Rate                        0            0            0            0            0
  Registration Fee                         0            0            0            0            0
  Rent                                     0            0            0            0            0
                                  ----------   ----------   ----------   ----------   ----------
   Total Tone Only                         0            0            0            0            0
Numeric
 Sales of Pagers                     440,895      400,982      230,565      121,041      121,047
 Subscription Rate                 1,197,300    1,471,860    1,656,252    1,717,072    1,730,113
 Registration Fee                     56,875       54,600       31,395       16,482       16,482
 Rent                                      0            0            0            0            0
                                  ----------   ----------   ----------   ----------   ----------
  Total Numeric                    1,695,070    1,927,443    1,918,212    1,854,601    1,867,641

Alpha Numeric
 Sales of Pagers                   1,670,760    1,603,930      922,260      484,186      484,186
 Subscription Rate                 6,732,179    7,800,155    8,493,685    8,672,255    8,653,998
 Registration Fee                    213,281      204,750      117,731       61,809       61,809
 Rent                                      0            0            0            0            0
                                  ----------   ----------   ----------   ----------   ----------
  Total Alphanumeric               8,616,221    9,608,835    9,533,675    9,218,251    9,199,994
                                  ----------   ----------   ----------   ----------   ----------
 Total Income From Basic Service  10,311,291   11,536,278   11,451,888   11,072,851   11,067,635
                                  ----------   ----------   ----------   ----------   ----------

Other Income
 Income from extra services        1,639,927    1,906,273    2,059,813    2,093,524    2,092,480
 Income from other services          163,993      190,627      205,981      209,352      209,248
                                  ----------   ----------   ----------   ----------   ----------
 Total Other Income                1,803,920    2,096,900    2,265,794    2,302,876    2,301,728
                                  ----------   ----------   ----------   ----------   ----------
Total Income                      12,115,211   13,633,178   13,717,682   13,375,727   13,369,364
                                  ==========   ==========   ==========   ==========   ==========

                              HEADING ILLEGIBLE


                                     1994        1995        1996        1997        1998        1999
                                  ----------  ----------  ----------  ----------  ----------  ----------
Central Equipment
 ERMES software                            1           0           0           0           0            0
 TAU/VMS                                   1           0           0           0           0            0
 Data access unit                          1           0           0           0           0            0
 PNC (50 thousands subsc.)                 1           0           0           0           0            0
 PAC                                       0           0           0           0           0            0
 OMC                                       1           0           0           0           0            0
 Spare parts                               1           0           0           0           0            0
 Training, installation                    1           0           0           0           0            0
 Documentation                             1           0           0           0           0            0
 Central equipment replacement             0           0           0           0           0            0
Base Stations
 Antenna                                   4          76          20           0           0            0
 Base station hardware                     4          76          20           0           0            0
 VSAT receiver                             4          76          20           0           0            0
Data Transmission
 Rented line inst. for BS                  3           8           2           0           0            0
 Rented line inst. for DAU                 4          10           3           1           1            1
Pagers to rent                             0           0           0           0           0            0
Vehicles                                   2           4           2           0           0            2
Computers, fax, telecom per new staff     22          32          13           6           4            4
Telephone main line per staff             11          16           6           3           2            2




                                      2000         2001         2002         2003         2004       Total
                                  -----------   ----------   ----------   ----------   ----------  ---------
Central Equipment
 ERMES software                             0            0            0            0            0
 TAU/VMS                                    0            0            0            0            0
 Data access unit                           0            0            0            0            0
 PNC (50 thousands subsc.)                  0            0            0            0            0
 PAC                                        0            0            0            0            0
 OMC                                        0            0            0            0            0
 Spare parts                                0            0            0            0            0
 Training, installation                     0            0            0            0            0
 Documentation                              0            0            0            0            0 [Master Illegible]
 Central equipment replacement              0            0            0            0            0
Base Stations
 Antenna                                    0            0            0            0            0          1
 Base station hardware                      0            0            0            0            0          1
 VSAT receiver                              0            0            0            0            0          1
Data Transmission
 Rented line inst. for BS                   0            0            0            0            0
 Rented line inst. for DAU                  0            1            0            0            0
Pagers to rent                              0            0            0            0            0
Vehicles                                    4            2            0            0            2
Computers, fax, telecom per new staff       2            1            1            0            0          1
Telephone main line per staff               1            1            0            0            0


                              [HEADING ILLEGIBLE]

                                         1994          1995          1996          1997          1998          1999
                                       ---------     ---------     ---------     ---------     ---------     ---------
Central Equipment
        ERMES software                   289,540             0             0             0             0             0
        Tau/VMS                          265,050             0             0             0             0             0
        Data access unit                  85,560             0             0             0             0             0
        PNC (50 thousands subsc.)        209,250             0             0             0             0             0
        PAC                                    0             0             0             0             0             0
        OMC                               26,040             0             0             0             0             0
        Spare parts                       72,354             0             0             0             0             0
        Training, installation           124,000             0             0             0             0             0
        Documentation                     24,800             0             0             0             0             0
        Central equipment replacement          0             0             0             0             0             0
Base Stations
        Antenna                            7,440       141,360        37,200             0             0             0
        Base station hardware             29,760       565,440       148,800             0             0             0
        VSAT receiver                     12,400       235,600        62,000             0             0             0
Data Transmission
        Rented line inst. for BS           6,000        16,000         4,000             0             0             0
        Rented line inst. for DAU          4,000        10,000         3,000         1,000         1,000         1,000
Pagers to rent                                 0             0             0             0             0             0
Vehicles                                  40,000        80,000        40,000             0             0        40,000
Computers, fax, telecom                   66,000        96,000        39,000        18,000        12,000        12,000
Telephone main line                        9,900        14,400         5,400         2,700         1,800         1,800
                                       ---------     ---------     ---------     ---------     ---------     ---------
        TOTAL                          1,272,094     1,158,800       339,400        21,700        14,800        54,800
                                       =========     =========     =========     =========     =========     =========

                                         2000          2001          2002          2003          2004          Total
                                        -------       -------       -------       -------       -------       -------
Central Equipment
        ERMES software                        0             0             0             0             0       289,540
        TAU VMS                               0             0             0             0             0       265,050
        Data access unit                      0             0             0             0             0        85,560
        PNC (50 thousands subsc.)             0             0             0             0             0       209,250
        PAC                                   0             0             0             0             0             0
        OMC                                   0             0             0             0             0        26,040
        Spare parts                           0             0             0             0             0        72,354
        Training, installation                0             0             0             0             0       124,000
        Documentation                         0             0             0             0             0        24,800
        Central equipment replacement         0             0             0             0             0             0
Base Stations
        Antenna                               0             0             0             0             0       186,000
        Base station hardware                 0             0             0             0             0       744,000
        VSAT receiver                         0             0             0             0             0       310,000
Data Transmission
        Rented line inst. for BS              0             0             0             0             0        26,000
        Rented line inst. for DAU             0         1,000             0             0             0        21,000
Pagers to rent                                0             0             0             0             0             0
Vehicles                                 80,000        40,000             0             0        40,000       360,000
Computers, fax, telecom                   6,000         3,000         3,000             0             0       255,000
Telephone main line                         900           900             0             0             0        47,800
                                        -------       -------       -------       -------       -------       -------
        TOTAL                            86,900        44,900         3,000             0        40,000      3E[Illeg]
                                        =======       =======       =======       =======       =======       =======

                              [HEADING ILLEGIBLE]


                                            1994         1995         1996         1997         1998         1999
                                           -------      -------      -------      -------      -------      -------
Depreciation for Year Placed In Service
Central Equipment
        ERMES software                      41,363            0            0            0            0            0
        TAU/ VMS                            37,864            0            0            0            0            0
        Data access unit                    12,223            0            0            0            0            0
        PNC (50 thousands subsc.)           29,893            0            0            0            0            0
        PAC                                      0            0            0            0            0            0
        OMC                                  3,720            0            0            0            0            0
        Spare parts                         10,336            0            0            0            0            0
        Training, installation              17,714            0            0            0            0            0
        Documentation                        3,543            0            0            0            0            0
        Central equipment replacement            0            0            0            0            0            0
Base Stations
        Antenna                              1,063       20,194        5,314            0            0            0
        Base station hardware                4,251       80,777       21,257            0            0            0
        VSAT receiver                        1,771       33,657        8,857            0            0            0
Data Transmission
        Rented line inst. for BS               857        2,286          571            0            0            0
        Rented line inst. for DAU              571        1,429          429          143          143          143
        Pagers to rent                           0            0            0            0            0            0
        Vehicles                             8,000       16,000        8,000            0            0        8,000
        Computers, fax, telecom             22,000       32,000       13,000        6,000        4,000        4,000
        Telephone main line                  1,414        2,057          771          386          257          257
Incremental Depreciation Expense           196,585      188,400       58,200        6,529        4,400       12,400
                                           -------      -------      -------      -------      -------      -------
        Annual Depreciation Expense        196,585      384,985      443,185      427,713      400,113      391,513
                                           =======      =======      =======      =======      =======      =======

                                             2000           2001           2002           2003           2004
                                           -------        -------        -------        -------        -------
Depreciation for Year Placed In Service
Central Equipment
        ERMES software                           0              0              0              0              0
        TAU/ VMS                                 0              0              0              0              0
        Data access unit                         0              0              0              0              0
        PNC (50 thousands subsc.)                0              0              0              0              0
        PAC                                      0              0              0              0              0
        OMC                                      0              0              0              0              0
        Spare parts                              0              0              0              0              0
        Training, installation                   0              0              0              0              0
        Documentation                            0              0              0              0              0
        Central equipment replacement            0              0              0              0              0
Base Stations
        Antenna                                  0              0              0              0              0
        Base station hardware                    0              0              0              0              0
        VSAT receiver                            0              0              0              0              0
Data Transmission
        Rented line inst. for BS                 0              0              0              0              0
        Rented line inst. for DAU                0            143              0              0              0
        Pagers to rent                           0              0              0              0              0
        Vehicles                            16,000          8,000              0              0          8,000
        Computers, fax, telecom              2,000          1,000          1,000              0              0
        Telephone main line                    129            129              0              0              0
Incremental Depreciation Expense            18,129          9,271          1,000              0          8,000
                                           -------        -------        -------        -------        -------
        Annual Depreciation Expense        387,642        218,329         74,929         35,729         34,200
                                           =======        =======        =======        =======        =======

                              [HEADING ILLEGIBLE]


                                      1994   1995   1996   1997   1998   1999   2000   2001   2002   2003   2004
                                      ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
General Management
        General Manager                  1      1      1      1      1      1      1      1      1      1      1
        Secretary                        1      1      1      1      1      1      1      1      1      1      1
                                      ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
        Total staff                      2      2      2      2      2      2      2      2      2      2      2
Finance Division
        Finance Director                 1      1      1      1      1      1      1      1      1      1      1
        Secretary                        0      0      0      0      0      0      0      0      0      0      0
        Accounting, invoicing            1      2      2      2      3      3      4      4      5      5      5
        Other staff                      0      0      0      0      0      0      0      0      0      0      0
                                      ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
        Total staff                      2      3      3      3      4      4      5      5      6      6      6
Technical Division
        Technical Director               1      1      1      1      1      1      1      1      1      1      1
        HW development engineer          0      0      0      0      0      0      0      0      0      0      0
        SW development engineer          0      0      0      0      0      0      0      0      0      0      0
        Production engineer              1      1      1      2      2      2      2      2      2      2      2
        Head of operators                1      1      1      2      2      2      2      2      2      2      2
        Operator                        10     40     50     52     55     58     59     60     60     60     60
        Secretary                        1      1      1      1      1      2      2      2      2      2      2
        Other staff                      0      0      0      0      0      0      0      0      0      0      0
                                      ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
                                        14     44     54     58     61     65     66     67     67     67     67
        Total staff
Marketing Division
        Marketing Director               1      1      1      1      1      1      1      1      1      1      1
        Marketing                        0      0      0      0      0      0      0      0      0      0      0
        Head of Customer Service         1      1      1      1      1      1      1      1      1      1      1
        Customer service                 1      2      5      7      7      7      7      7      7      7      7
        Secretary                        1      1      1      1      1      1      1      1      1      1      1
        Other staff                      0      0      0      0      0      0      0      0      0      0      0
                                      ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----
        Total staff                      4      5      8     10     10     10     10     10     10     10     10
                                      ----   ----   ----   ----   ----   ----   ----   ----   ----   ----   ----

Total Staff                             22     54     67     73     77     81     83     84     85     85     85
                                      ====   ====   ====   ====   ====   ====   ====   ====   ====   ====   ====

                              [HEADING ILLEGIBLE]

                                      1994        1995        1996        1997        1998        1999
                                     -------     -------     -------     -------     -------     -------
General Management
        General Manager               37,500      75,000      75,000      75,000      75,000      75,000
        Secretary                      4,590       9,180       9,180       9,180       9,180       9,180
                                     -------     -------     -------     -------     -------     -------
        Total Salaries                42,090      84,180      84,180      84,180      84,180      84,180

Finance Division
        Finance Director              10,000      40,000      40,000      40,000      40,000      40,000
        Secretary                          0           0           0           0           0           0
        Accounting, invoicing          3,825      30,600      30,600      30,600      45,900      45,900
        Other staff                        0           0           0           0           0           0
                                     -------     -------     -------     -------     -------     -------
         Total Salaries               13,825      70,600      70,600      70,600      85,900      85,900

Technical Division
        Technical Director                 0      40,000      40,000      40,000      40,000      40,000
        HW development engineer            0           0           0           0           0           0
        SW development engineer            0           0           0           0           0           0
        Production engineer            5,100      15,300      15,300      30,600      30,600      30,600
        Head of operators              2,833       8,500       8,500      17,000      17,000      17,000
        Operator                      20,000     240,000     300,000     312,000     330,000     348,000
        Secretary                      3,060       9,180       9,180       9,180       9,180      18,360
        Other staff                        0           0           0           0           0           0
                                     -------     -------     -------     -------     -------     -------
        Total Salaries                30,993     312,980     372,980     408,780     426,780     453,960

Marketing Division
        Marketing Director            20,000      40,000      40,000      40,000      40,000      40,000
        Marketing                          0           0           0           0           0           0
        Head of Customer Service       2,833       8,500       8,500       8,500       8,500       8,500
        Customer service               1,000      12,000      30,000      42,000      42,000      42,000
        Secretary                      1,530       9,180       9,180       9,180       9,180       9,180
        Other staff                        0           0           0           0           0           0
                                     -------     -------     -------     -------     -------     -------
        Total Salaries                25,363      69,680      87,680      99,680      99,680      99,680
                                     -------     -------     -------     -------     -------     -------
Total Salaries                       112,272     537,440     615,440     663,240     696,540     723,720
                                     =======     =======     =======     =======     =======     =======

        Averages:
          Salary                                   9,953       9,186       9,085       9,046       8,935
          Social Security                          4,379       4,042       3,998       3,980       3,931
          Unemployment/Vocational                    896         827         818         814         804

                                       2000        2001        2002        2003        2004
                                     -------     -------     -------     -------     -------
General Management
        General Manager               75,000      75,000      75,000      75,000      75,000
        Secretary                      9,180       9,180       9,180       9,180       9,180
                                     -------     -------     -------     -------     -------
        Total Salaries                84,180      84,180      84,180      84,180      84,180

Finance Division
        Finance Director              40,000      40,000      40,000      40,000      40,000
        Secretary                          0           0           0           0           0
        Accounting, invoicing         61,200      61,200      76,500      76,500      76,500
        Other staff                        0           0           0           0           0
                                     -------     -------     -------     -------     -------
         Total Salaries              101,200     101,200     116,500     116,500     116,500

Technical Division
        Technical Director            40,000      40,000      40,000      40,000      40,000
        HW development engineer            0           0           0           0           0
        SW development engineer            0           0           0           0           0
        Production engineer           30,600      30,600      30,600      30,600      30,600
        Head of operators             17,000      17,000      17,000      17,000      17,000
        Operator                     354,000     360,000     360,000     360,000     360,000
        Secretary                     18,360      18,360      18,360      18,360      18,360
        Other staff                        0           0           0           0           0
                                     -------     -------     -------     -------     -------
        Total Salaries               459,960     465,960     465,960     465,960     465,960

Marketing Division
        Marketing Director            40,000      40,000      40,000      40,000      40,000
        Marketing                          0           0           0           0           0
        Head of Customer Service       8,500       8,500       8,500       8,500       8,500
        Customer service              42,000      42,000      42,000      42,000      42,000
        Secretary                      9,180       9,180       9,180       9,180       9,180
        Other staff                        0           0           0           0           0
                                     -------     -------     -------     -------     -------
        Total Salaries                99,680      99,680      99,680      99,680      99,680
                                     -------     -------     -------     -------     -------
Total Salaries                       745,020     751,020     766,320     766,320     766,320
                                     =======     =======     =======     =======     =======
        Averages:
          Salary                       8,976       8,941       9,016       9,016       9,016
          Social Security              3,950       3,934       3,967       3,967       3,967
          Unemployment/Vocational        808         805         811         811         811

                                                                    EXHIBIT 1.6


                              [HEADING ILLEGIBLE]


INPUTS:
First Fiscal Year                                             MIRR                  0.08      0.16       0.3
        Starts                     1-Jan-94                   NPV Rates              0.1
        Ends                      31-Dec-94                                         0.12
Population of Hungary [thousands]                                                   0.14
        Start                        10,600                                         0.16
        Growth Factor                  0.00%
Input for Schedule A
Yearly:
        Growth rate
        Attrition rate                                   5.00%       5.00%          5.00%     5.00%     5.00%     5.00%     5.00%
        Rental rate                                      0.00%       0.00%          0.00%     0.00%     0.00%     0.00%     0.00%

        Subscriber base

        Utilization of Rented Pagers  50.00% NA

Interest Rates
        Working Capital Loan           0.00%             0.00%       0.00%          0.00%     0.00%     0.00%     0.00%     0.00%

Inflation Rates
        Inflation (HUF)               23.00%            20.00%      15.00%         15.00%    10.00%    10.00%    10.00%    10.00%
        Inflation (USD)                5.00%             5.00%       5.00%          5.00%     5.00%     5.00%     5.00%     5.00%
        Hungarian Inflation Factor     1.00              1.00        1.00           1.00      1.00      1.00      1.00      1.00
        US Inflation Factor            1.00              1.00        1.00           1.00      1.00      1.00      1.00      1.00

Exchange Rate
        HUF:USD                         102               102         102            102       102       102       102       102

Hungarian Income Tax rate             40.00%

Acquisition Costs
        Legal & Accounting       $  120,000        $        0   $       0       $      0     $   0     $   0     $   0     $   0
        Travel Costs             $   80,000        $        0   $       0       $      0     $   0     $   0     $   0     $   0

Concession Acquisition           $1,200,000        $        0   $       0       $800,000
                          Due                      $        0 Premium
        Award Date                  4/29/94        $        0 Bid Deposit
                      14            5/13/94        $1,200,000 First Payment
                      30            5/29/94        $  500,000 Bond
                      30            5/29/94        $        0 Return of Bid Deposit
                 1095.75            4/28/97        $  800,000 Second Payment
        Bond                     $  500,000        $        0   ($500,000)      $      0     $   0     $   0     $   0     $   0
Annual concession fee annual %         1.00%             1.00%       1.00%          1.00%     1.00%     2.00%     2.50%     3.00%

INPUTS:
First Fiscal Year
        Starts
        Ends
Population of Hungary [thousands]
        Start
        Growth Factor
Input for Schedule A
Yearly:
        Growth rate
        Attrition rate                  5.00%     5.00%      5.00%
        Rental rate                     0.00%     0.00%      0.00%

        Subscriber base

        Utilization of Rented Pagers

Interest Rates
        Working Capital Loan            0.00%     0.00%      0.00%

Inflation Rates
        Inflation (HUF)                10.00%    10.00%     10.00%
        Inflation (USD)                 5.00%     5.00%      5.00%
        Hungarian Inflation Factor      1.00      1.00       1.00
        US Inflation Factor             1.00      1.00       1.00

Exchange Rate
        HUF:USD                          102       102        102

Hungarian Income Tax rate

Acquisition Costs
        Legal & Accounting            $   0      $   0      $   0
        Travel Costs                  $   0      $   0      $   0

Concession Acquisition

        Award Date




        Bond                          $   0      $   0      $   0
Annual concession fee annual %         3.50%      4.00%      5.00%

                                                                    EXHIBIT 1.15

                               DEED OF FOUNDATION

                                       OF

                         EURO PAGING HUNGARY CONCESSION
                           COMPANY LIMITED BY SHARES

RECITALS

         WHEREAS the Minister of Transportation, Communications and Water Management (the "Minister") of the Republic of Hungary ("Hungary") exercising the power vested in him by Act No. XVI of 1991 on Concessions (the "Concession Act"), and Act No. LXXII of 1992 on Telecommunications (the "Telecommunications Act") as well as the other relevant laws on telecommunications, issued an international concession tendering for the provision of Hungarian nationwide public paging services on the territory of Hungary,

         WHEREAS the Magyar Paging Consortium (the "Consortium"), consisting of Gerard Aircraft Sales and Leasing Company, SFMT-Hungaro, Inc. and Microsystem Telecom Tavkozlesfejleszto es Kereskedelmi Rt. has won the tender and signed the Concession Agreement with the Minister on May 6, 1994,

         WHEREAS the Consortium has to establish a concession company within ninety (90) days after the signing of the Concession Agreement,

         THEREFORE the founders

    o GERARD AIRCRAFT SALES AND LEASING COMPANY, a corporation organized and existing under the laws of the State of Delaware, having its registered office at 1013 Centre Road, Wilmington, Delaware 19805, USA (hereinafter referred to as "Gerard"), and duly represented by Mr. James Monagham, President;

    o SFMT-HUNGARO, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "SFMT") having its registered office at 15 North Street, Dover, Delaware 19901, USA, and duly represented by Mr. Louis T. Toth, President;

    o MICROSYSTEM TELECOM TAVKOZLESFEJLESZTO ES KERSEKEDELMI RT, a company limited by shares organized and existing under the laws of the Republic of Hungary ("Hungary"), having its registered office at 1122 Budapest, Varosmajor u. 78, Hungary (hereinafter referred to as "Microsystem"), registration No.: 01-10-042383, and duly represented by Mr. Peter Maros, Chairman; and

    o PESTI ISTVAN, a Hungarian citizen, resident of 2120 Dunakeszi, Mihaly u.7;

(together referred to as "Founders" or "Shareholders") have established EURO-Paging Hungary Concession Company Limited by Shares (hereinafter referred to as the "Company") in accordance with the provisions of the Concession Act, the Telecommunications Act and Act No. VI of 1983 on Business Organizations (the "Company Act").

The Founders have established the Company in the form of a closed company limited by shares ("zartkoru alapitasu reszvenytarsasag4) in accordance with
Section 260 of the Company Act.

This Deed of Foundation serves as the founding document of EURO Paging Hungary Concession Company Limited by Shares as well as the Articles of Associations thereof, and provides as follows:

                                   ARTICLE I
                             FORM, NAME AND SEAT

1.1 The Company's name is in Hungarian EURO Szemelyhivo Magyarorszag Koncesszios Reszvenytarsasag, in English EURO Paging Hungary Concession Company Limited by Shares; it can also participate in business transactions under the abbreviated name of EURO-Hivo Rt. and EURO-Call Ltd.

1.2      The Company's registered office shall be 1134 Budapest, Vaci ut 37.
         A/502.

1.3 The Company is a company limited by shares and its operation shall be governed by Hungarian law.

                                   ARTICLE 2
                                    DURATION

2.1 The Company shall be established for fifteen (15) years counted from April 29, 1994.

2.2 Unless sooner terminated, the Company shall continue to operate until 29 April 2009, provided, that the Concession is not extended for an additional seven and one half (7,5) years.

                                   ARTICLE 3
                             OBJECT AND ACTIVITIES

3.1 The Company has been formed to create the conditions, set up a network for, and provide nationwide public paging services within the framework of the Telecommunication Act, Act No. LXII of 1993 on Frequency Management (the "Frequency Act") as well as the relevant rules of Hungarian law.

         The Minister has entitled the Company to provide ERMES nationwide public terrestrial telecommunications paging services on the whole territory of Hungary through the ERMES channel 11 (169,675 Mhz) according to the standard No. ETS 300 133-1...7 and to set up and operate its own telecommunication network necessary therefor.

3.2      The objectives of the Company primarily are to:

         (i) set up its own telecommunication network necessary for the provision of nationwide public paging services and the provision of public paging services with the timing, technical, quality, quantity as well as pricing requirements included in the Concession Contract;

         (ii) enter into contracts with subscribers of the nationwide public paging services and collect fees for services rendered as provided in the Concession Contract;

         (iii) enter into interconnection agreements with other telecommunication networks, which interconnections are necessary for the provision of the paging services as required by the Concession Contract;

         (iv) to join the ERMES MoU by signing the MoU Agreements and become the member of ERMES MoU; and

         (v) establish the technical conditions for supplying international roaming services and enter into agreements with other ERMES service providers for the provision of domestic and international roaming.

3.3 The Company's scope of activity, expressed in accordance with uniform statistical nomenclature ("TEAOR") and Section 5(4) of the Telecommunications Act will be as follows:

4540     Maintenance and modernization of buildings

         - including the organization, implementation and general construction activities relating to investment projects and building maintenance

5190     Foreign trade activity

5243     Retail trade of electronic and telecommunication equipments

6420     Telecommunication

         - including setting up the paging network for, and provision of nationwide paging services;

         -       the provision of other telecommunication services, including

                 (a) local, regional and nationwide paging services;

                 (b) data transmission;

                 (c) voice mail services;

                 (d) other value added services;

         -       computer application;

         -       measurement and safety engineering services;

         -       telecommunications research and development;

         -       general technical development services;

8040     Adult education

         - including telecommunication courses and other forms of telecommunication training.

3.4 If the pursuance of a specific activity is bound to official license, the activity shall be pursued by the Company only after the receipt of such official license.

                                   ARTICLE 4
                             SHARE CAPITAL, SHARES

4.1 The Company's registered share capital, all by way of cash contributions, amounts to two hundred million Hungarian Forints (HUF 200,000,000) as of the date of signing of this Deed of Foundation and is divided into one hundred and ninety three (193) registered common shares with a face value of one million Hungarian forints (HUF 1,000,000) each and six (6) dividend preferred, non voting registered shares with a face value of one million Hungarian forints (HUF 1,000,000) each and one (1) voting preferred share with a face value of one million Hungarian forints (HUF 1,000,000).

         The Company has, as assets above the share capital, a concession rights to provide nationwide public paging services for fifteen
         (15) years having a value of the HUF equivalent of 2 million USD.

4.2      The shares of the Company are divided into three classes of shares:

         (i) common, registered, voting shares, with a face value of one million Hungarian forints (HUF 1,000,000) (Class "A" Shares); and

         (ii) registered, dividend preferred, non-voting shares with a face value of one million Hungarian forints (HUF 1,000,000) (Class "B" Shares); and

         (iii) registered, voting preferred shares with a face value of one million Hungarian forints (HUF 1,000,000) (Class "C" Shares).

4.3 The proportion of the Class "B" Shares shall not exceed three percent (3%) of the share capital of the Company. Until such time as the holder of the Class "B" Shares has received Preferential Dividend Distributions in an aggregate amount equal to 3 million US dollars, dividends shall be distributed to the Shareholders for each year in respect of which the Board of Directors declares that any dividends are properly payable, in the following manner:

         (i) the amount equal to the first forty per cent (40%) of the Distributable Amount for any year shall be payable, to the holder of the Class "B" Share as Preferential Dividend Distributions; and

         (ii) the amount equal to the remaining sixty per cent (60%) of the Distributable Amount shall be payable to the Shareholders in proportion to their respective ownership interests of the share capital of the Company;

         Upon any payment of Preferential Dividends Distributions the USD 3 million shall be deemed reduced by an amount equal to the amount of the Preferential Dividend Distributions that the holders of Class "B" Shares has received. All calculations as to the amount of Preferential Dividend Distribution shall be made in US Dollars, as of the date of payment of each such Preferential Dividend Distribution. After the holder of the Class "B" shares has received three million US dollars in preferred dividends, such shares shall be converted into Class "D", non-voting common registered shares.

4.4      The following rights are attributable to the Class "C" Share:

         No valid resolution can be passed without the approval of the owner of the Class "C" Shares in the following cases:

         (i)     establishment of modification of the Deed of Foundation;

         (ii)    increase and decrease in share capital;

         (iii) modification or establishment of rights assigned to any given class of shares;

         (iv) decision on merger with any other legal entity, on the dissolution or termination of the Company or transformation to any other form of association;

         (v) decision about the transformation of the types of shares by means of change of shares and overprint of them;

4.5 The Company shall not issue any other kind of shares apart from those mentioned in Section 4.2, 4.3 and 4.4 above, without the unanimous approval of the Shareholders Meeting.

4.6 The cash contributions to the initial share capital shall be paid in accordance with the following schedule:

         (i) before filing the registration documents with the Court of Registration, the Shareholders shall pay in at least 30% of their capital contributions; and

         (ii) within one (1) year after the registration of the Company at the Court of Registration, the Shareholders shall pay in the balance of their cash contributions at the written request of the Board of Directors.

4.7      The Shareholders shall pay in the following cash contributions:

4.7.1    Gerard

         The cash contribution of Gerard is fifty one million Hungarian forints (HUF 51,000,000). Gerard shall pay its capital contribution in US dollars, (USD) and shall be kept by the Company in US dollars in the Company's foreign currency capital account.

         The amount of Gerard's capital contribution shall be calculated on the middle exchange rate of US dollars quoted by the National Bank of Hungary on the value date of transfer.

         Gerard shall receive fourty four (44) Class "A" Shares, six (6) Class "B" Shares and one (1) Class "C" Share in return for its cash contribution.

4.7.2    SFMT

         The cash contribution of SFMT is ninety eight million Hungarian forints (HUF 98,000,000). SFMT shall pay its capital contribution in US dollars, (USD) and shall be kept by the Company in US dollars in the Company's foreign currency capital account.

         SFMT shall receive ninety eight (98) Class "A" Shares in return for its cash contribution.

4.7.3    Microsystem

         The cash contribution of Microsystem is ten million Hungarian forints (HUF 10,000,000).

         Microsystem shall receive ten (10) Class "A" Shares in return for its cash contribution.

4.7.4    Pesti Istvan

         The cash contribution of Pesti Istvan is fourty one million Hungarian forints (HUF 41,000,000).

         Pesti Istvan shall receive fourty one (41) Class "A" Shares in return for its cash contribution.

4.8      The initial ownership structure of the Company shall be as follows:

         Gerard:       25% plus 1 share, representing 23% of the voting rights;

         SFMT: 50% less two shares, representing 51% of the voting rights;

         Microsystem:  5%, representing 5% of the voting rights; and

         Pesti Istvan: 25% plus 1 share, representing 21% of the voting rights.

4.9 The Board of Directors may issue shares with aggregate denominations or may divide them at the request and sole cost of the shareholders.

4.10 The Company, may acquire, up to one-third (1/3) of its own, fully paid-up shares from the assets above its share capital in accordance with Section 247 of the Company Act.

4.11     The Board of Directors may issue share certificates
         ("reszvenyutalvany") on the already paid in amount of the capital already paid in before the registration of the Company at the Court of Registration. The share certificates are not transferable.

4.12 Shares can be issued only after the full payment of the capital contributions. The Board of Directors may issue temporary shares ("ideiglenes reszveny") after the registration of the Company on the Trade Register upon the already paid in amount of the shares. The temporary shares are transferable.

                                   ARTICLE 5
                            REGISTER OF SHAREHOLDERS

5.1      The Board of Directors shall keep a Register of Shareholders including

         (i)     the name and address (corporate seat) of each shareholder,

         (ii)    the serial numbers of their shares;

         (iii)   the amount paid up on every share; and

         (iv)    any transfer of shares.

5.2 All entries and notes in the Register of Shareholders shall be signed by the Chairman of the Board of Directors individually or by any other two members of the Board of Directors acting jointly.

5.3 Any transfer of shares is effective with regard to the Company if the name of the new shareholder is recorded in the Register of Shareholders.

                                   ARTICLE 6
                             OWNERSHIP RESTRICTIONS

6.1 In accordance with Section 2.2 of the Concession Contract, by the end of the period defined in Section 2.1 and 2.2 of this Deed above, the following ownership restrictions shall be obeyed by the Shareholders:

         (i) no Shareholder of the Company can be a shareholder of Easy Call Hungary Concession Company Limited by Shares at the same time. If such a case occurs, the Shareholder holding the shares of both companies obligated to sell the shares of one of such companies within thirty (30) days following the occurrence of such event;

         (ii) during the period defined in Section 2.1 above, at least twenty five per cent (25%) plus one (1) share of the Company shall remain in the ownership of Hungarian majority owned business organization, registered in Hungary or Hungarian natural persons;

         (iii)   the initial and Substantial Shareholding Position defined in
                 Section 4.8 above may not be changed without the prior approval of the Minister. The Minister shall only approve a change in ownership, i.e., transfer or assignment, only if he is satisfied with the capability of the Company, both legally and financially as well as professionally to perform the obligations of the Company under the Concession Agreement.

6.2 "Substantial Shareholding Position" is considered to be any change in the ownership structure involving more than five percent (5%) of the voting shares of the Company. This definition covers all cases as well when the amount of the subsequent transfers exceeds the five percent (5%) level as defined above. This stipulation covers all the cases as well when the amount of transfers following one another exceeds the five percent (5%) level as permitted.

6.3 Non-voting shares of the Company may be transferred or otherwise assigned without the prior approval of the Minister; however, the Minister must be notified of any such transfer or assignment including more than five percent (5%) of the share capital.

6.4 Without the prior approval of the Minister the participation of Gerard, SFMT and Microsystem in the Company shall not be decreased under 50% plus 1 voting share.

6.5 The Company shall continuously control whether its ownership structure corresponds to the conditions contained in this Deed of Foundation. Based on the authorization of the Minister, the Telecommunications Chief Inspectorate is entitled to examine the composition of ownership at any time. If either of Company or the Telecommunications Chief Inspectorate observes any change in the composition of ownership according to which the Company fails to meet the Hungarian ownership ratio of at least twenty five per cent (25%) plus one (+1) share, the Minister shall oblige the Company - setting a deadline of two (2) years to provide for the appropriate change in the proportions of the structure of ownership.

                                   ARTICLE 7
                         INCREASE IN THE SHARE CAPITAL

7.1 The share capital can be increased by virtue of a resolution of the Shareholders' Meeting in accordance with Section 7.3 on the terms and conditions and with such rights and privileges to be decided upon by such resolution.

7.2 The share capital can only be increased after the existing shares of the Company have been fully paid-in, and the increase as well as the new shareholders, if any, has been approved by the Minister.

7.3 The Shareholders' Meeting shall decide on an increase in capital on the basis of the recommendation of the Board of Directors. The following information shall be included in the notice calling a Shareholders' Meeting at which any increase in the share capital is to be voted upon;

         (i) the reason for, the manner and the minimum value of the increase in share capital;

         (ii) the draft of the Deed amended to reflect the increase in capital;

         (iii)   the number and issued value of the new shares;

         (v) if new classes of shares are to be issued, the rights to be attached to such shares, the rights of previously issued shares which are affected and the manner in which such rights are affected;

         (v) in the case of an increase in capital by subscription, the opening and closing date for such subscription; and

         (vi) in the case of an increase in capital by an in-kind contribution, the proposal relating to such contribution.

7.4 Pursuant to Section 301(3) of the Company Act, no capital increase can be made by way of issue of new shares within one calendar year of the establishment of the Company.

7.5 When new shares are issued, only the persons designated by the Shareholders and approved by the Ministry, have a right to subscribe to the new shares in the proportion as defined in the resolution passed on the increase in the share capital.

7.6 The Board of Directors of the Company is entitled to increase the share capital of the Company by transforming the assets exceeding the share capital of the Company into a share capital up to ten percent (10%) of the share capital of the Company at the time of the proposed increase. In the latter case the Board of Directors shall offer the newly issued shares free-of-charge on a pro-rata basis to the shareholders of the Company existing at the time of the capital increase.

7.7 The resolution of the Shareholders' Meeting pursuant to Article 7.3 relating to any increase in capital shall be reported to the Court of Registration within thirty (30) days of passing such resolution.

7.8 The completion of an increase in capital shall be reported to the Court of Registration by the Board of Directors for the purpose of registration and publication.

                                   ARTICLE 8
                   ORGANIZATION AND MANAGEMENT OF THE COMPANY

8.1      The governing bodies of the Company are:

         (i)     the Shareholders' Meeting;

         (ii)    the Board of Directors; and

         (iii)   the Supervisory Board.

                                   ARTICLE 9
                             SHAREHOLDERS' MEETING

9.1 The Shareholders Meeting, made up of the entirety of the shareholders, is the highest decision-making body of the Company.

9.2 The Shareholders' Meeting may either be annual or extraordinary and shall be called by the Board of Directors, unless the Company Act provides otherwise.

9.3 The annual Shareholders' Meeting shall be held each year, no later than 4 (four) months after the end of the business year of the Company.

9.4 The Shareholders' Meeting shall be held at the place where the Company has its corporate seat or any other place as may be determined by the Supervisory Board, the Board of Directors or the Shareholders.

9.5 The Board of Directors shall publish notification of the Shareholders' Meeting at least thirty (30) days before the date of the meeting.

         The announcement of the calling of the Shareholders' Meeting shall contain the following:

                 (i)      the name and seat of the Company;

                 (ii)     the date and place of the Shareholders' Meeting;

                 (iii)    the agenda of the Shareholders' Meeting; and

                 (iv) the conditions of voting prescribed by the Deed of Foundation.

         Holders of registered shares shall be notified personally regarding the calling of the Shareholders' Meeting.

         Furthermore, each shareholder may request the Board of Directors, within eight (8) days from the date of publication of the notice of a Shareholders' Meeting, to introduce additional matters on the agenda.

         If such proposal is not added to the agenda of the forthcoming Shareholders' Meeting, and published as aforesaid within eight (8) days, upon the request of such shareholders, the Court of Registration shall do so.

9.6 A shareholder holding at least five percent (5%) of the voting shares may request to call an extraordinary Shareholders' Meeting. Such a request should be submitted in advance to the Board of Directors, which shall immediately call the Shareholders' Meeting.

         If such an extraordinary Shareholders' Meeting is not called within thirty (30) days from the date of submitting the request to the Board of Directors, the Court of Registration shall call such an extraordinary Shareholders' Meeting.

                                   ARTICLE 10
                      POWERS OF THE SHAREHOLDERS' MEETING

         The exclusive powers of the General Meeting are the following:

         (i)     establishment of the annual balance sheet;

         (ii) approval of the reports of the Supervisory Board and of the Board of Directors regarding the previous business year's activities of the Company, as well as approval of proposals made by these boards regarding the annual balance sheet and the distribution of profits;

         (iii)   discussion and acceptance of the reports of the Auditor;

         (iv) decide on the distribution of profits and creation of reserves therefrom as well as on the settlement of losses including possible equity losses;

         (v) election or removal of the members of the Board of Directors, the Supervisory Board, except for any member of the Supervisory Board chosen by the employees pursuant to section 13 of the Act, and the Auditor and determination of their remuneration;

         (vi) increase or decrease of the share capital other than as described in Articles 7.6 and 17.2(o);

         (vii)   approval of the by-laws of the Supervisory Board;

         (viii) decision on merger with any other legal entity, on the dissolution or termination of the Company or transformation to any other form of association;

         (ix)    establishment and modification of the Deed of Foundation;

         (x) decision about the transformation of the types of shares by means of exchange of shares or overprint of them;

         (xi) the modification of rights assigned to any given class of shares;

         (xii) issuance of convertible bonds or bonds ensuring preferential or preemptive rights;

         (xiii)  any public offering of securities of the Company;

         (xiv) decisions in any other issues which the Company Act or this Deed of Foundation reserves for the sphere of authority of the Shareholders' Meeting.

                                   ARTICLE 11
                  QUORUM AND VOTES AT THE SHAREHOLDERS MEETING

11.1 A Shareholders' Meeting is considered to be duly held if it is called in accordance with Article 9 and is attended by shareholders holding not less than fifty-one percent (51%) of the share capital entitled to vote.

         If the quorum is not present at the Shareholders' Meeting, a second Shareholders' Meeting called within Fifteen (15) days may decide on all items included in the agenda of the previous meeting, irrespective of the number of those present.

11.2     Each voting share is entitled to one vote at a Shareholders' Meeting.

11.3 Every shareholder may attend the Shareholders' Meeting or send a representative holding a written power of attorney authorizing the representative to attend the meeting and, insofar as this power gives the representative a voting right, to exercise such voting right. Such a power of attorney must be deposited at the latest by the time and at the place indicated in the notice of the Shareholders' Meeting specified in Article 9.5.

11.4 Any shareholder affected by a decision to be made - namely a shareholder who pursuant to such decision would be entitled or held liable to the Company in a manner that the entitlement or liability thus deriving would not at the same time and to the same degree be applicable to all shareholders -- shall be excluded from taking part in the voting on such decision; his vote thereupon shall be disregarded for the purposes of verifying the quorum and for the effectiveness of the decisions.

11.5 In case of a tie vote, the largest shareholder present shall cast the deciding vote.

                                   ARTICLE 12
                   THE CHAIRMAN OF THE SHAREHOLDERS' MEETING

12.1 The Chairman of the Shareholders' Meeting shall be elected by the Shareholders' Meeting.

12.2 All matters concerning the admission of anyone to the Shareholders' Meeting, the exercise of voting rights and all other matters connected with the conduct of the meeting shall be decided by the Chairman of the Shareholders' Meeting, who shall also accept the admission to the Shareholders' Meeting of representatives or other persons duly authorized according to Article 11.3 or otherwise entitled to attend pursuant to the law. The Chairman has no right to remove, on his own, matters from the agenda or change the agenda.

                                   ARTICLE 13
                      MINUTES OF THE SHAREHOLDERS' MEETING

13.1 The Chairman shall appoint a secretary who shall keep the minutes of the Shareholders' Meeting. The minutes shall be signed by the Chairman, the secretary and by two shareholders elected by the Shareholders' Meeting. The Board of Directors shall enter the minutes in a minute book. The minutes shall be kept in English and Hungarian languages and shall be made available at the offices of the Company for shareholders and officials of the Company.

         In addition, the Board of Directors shall submit within thirty (30) days from the date of the Shareholders' Meeting, to the Court of Registration in Budapest, a certified copy of the minutes of the Shareholders' Meeting, the copies of the gazettes containing the announcement on the convening of the Shareholders' Meeting and of the attendance list of the participants pursuant to Article 13.2 below.

13.2 An attendance list shall be made for each Shareholders' Meeting, containing the names of shareholders and their representatives, their addresses, the number of shares they represent and the voting rights they are entitled to, and shall be signed by the Chairman and secretary of the Shareholders' Meeting.

                                   ARTICLE 14
                       VOTES AT THE SHAREHOLDERS' MEETING

14.1 Except as required in Articles 14.2 and 14.3 below and subject to Articles 4.4 and 4.5 above resolutions of the Shareholders' Meeting shall require the favorable vote of shareholders holding at least fifty one per cent (51%) of the shares of the Company entitled to vote.

14.2 Resolutions of the Shareholders' Meeting concerning the matters referred to in Article 10 (vii), (ix), (x),(xi) and (xii) shall require the favourable vote of shareholders holding at least seventy-five per cent (75%) of the registered shares of the Company entitled to vote.

14.3 Any resolution which adversely affects any rights attached to certain classes of shares shall be valid only with the approval of shareholders holding these shares.

                                   ARTICLE 15
                 METHOD OF VOTING AT THE SHAREHOLDERS' MEETING

15.1 Voting concerning business matters shall take place viva voce. Voting concerning persons shall take place by secret ballot. Secret ballot shall also be held at the request of at least one of the shareholders present. Abstentions and votes recorded on signed slips shall not be counted as votes.

15.2 In the event of an election of persons where an absolute majority of votes has not been obtained by any one person, a second ballot shall be held between the two persons who obtained the largest number of votes. If at the second ballot there is a tie of votes, the decision shall be arrived at by the drawing of lots.

                                   ARTICLE 16
                                    AUDITOR

16.1 The Shareholders' Meeting shall elect one auditor employed by an independent internationally recognized auditing firm and qualified under the Hungarian regulations to supervise regularly the accounting and other operations of the Company, audit the annual financial statements and the report on the Company's activities drawn up by the Board of Directors and present a written report expressing an opinion thereon. The Shareholders' Meeting can remove the auditor at any time.

16.2 The Auditor shall examine all reports to be submitted for approval to the Shareholders' Meeting. No decision can be passed relating to these reports without the written opinion of the Auditor.

16.3 With the exception of the first Auditor, all Auditors shall be elected for a duration of three (3) business years; The Auditor for the first business year of the Company is listed in Annex 1.

                                   ARTICLE 17
                               BOARD OF DIRECTORS

17.1 The Board of Directors shall consist of at least three (3) and at most eleven (11) members who shall be elected by the Shareholders' Meeting.

17.2 The Board of Directors shall be vested with the management of the Company and shall have the right to exercise those powers of the Company that are not required to be exercised by the Shareholders' Meeting.

         Within this authority, the Board of Directors primarily

         (a)     continuously performs management tasks;

         (b)     ensures the formal safekeeping of the Company's records;

         (c) convenes the Shareholders' Meeting according to these Articles of Association,

         (d) prepares a written report on the management and business plan of the Company once a year for the Shareholders' Meeting;

         (e) determines the mid-term business plan, and provides for the supervision of its implementation;

         (f) has the balance-sheet, the statement of assets and the division of profits proposal prepared, presents them to the Supervisory Board, and brings them forward to the regular annual Shareholders' Meeting along with the report of the Supervisory Board and the Auditor's report;

         (g) publishes important information from the balance-sheet, the division of profits proposal;

         (h) formulates opinions and proposals for the items placed on the agenda of the Shareholders' Meeting and brings them forward to the Shareholders' Meeting;

         (i) upon request on the part of the shareholders presented in writing not later than eight (8) days prior to the Shareholders' Meeting gives the shareholders appropriate information regarding items placed on the agenda of the Shareholders' Meeting;

         (j) upon request provides the shareholders with an excerpt or with a copy of the minutes of the Shareholders' Meeting;

         (k)     executes resolutions approved at the Shareholders' Meeting;

         (1) fulfils its regular and special obligation of providing information regarding publicly issued shares of the Company;

         (m) in special cases changes the type of shares according to the provisions of Article 240 para 3 of the Company Act,

         (n) safekeeps the Share Register of registered shares according to the legal regulations and the Deed of Foundation;

         (o) decides upon the increase of capital by 10% a year at the most through issuing new Class "A" shares or by transforming the Company's assets above its registered capital into registered capital;

         (p) decides upon the consolidation or division of shares, and if the alteration is requested by a shareholder, carries it out at his or her expense;

         (q) executes the increase of capital determined by the Shareholders' Meeting;

         (r) defines the Company's policy concerning the re-purchase and sale of Company's shares;

         (s)     prepares the By-laws of the Board of Directors;

         (t) prepares and supervises the implementation of the annual business plan;

         (u)     prepares the Company's regulation business conduct;

         (v) approves the organizational and operational rules of the Company;

         (w)     approves the Company's management directives;

         (x) delegates the Company's employees authorized to sign in the name of the Company;

         (y) collectively exercises employer rights over the Chief Executive, the Deputy Chief Executive and the Managing Directors of the Company.

17.3 The Board of Directors is composed of a Chairman and members of the Board; the Chairman shall be elected by the Board of Directors from its members.

17.4 With the exception of the first Board of Directors, all Directors shall be elected for a duration of three (3) business years; the duration of the first Board of Directors shall be the first business year of the Company. Members of the Board of Directors may be re-elected.

17.5 The Board of Directors shall meet at such times as it may determine, and shall also meet whenever called by the Chairman.

17.6 The Chairman shall call the meetings and shall inform all members of the Board of Directors of the meeting date, place, hour and agenda at least twenty-four (24) days before the date of the meeting, not counting the day of the notice and that of the meeting, all this without prejudice to what has been or will be provided thereon by law.

17.7 The Board of Directors may pass its resolutions by correspondence, provided, that the votes on each items of the agenda are confirmed by tested telex, cable or by registered mail.

17.8 The detailed regulations of the organization and activity of the Board of Directors shall be established by the Board of Directors in the By-laws of the Board of Directors.

17.9 The members of the Board of Directors for the first business year of the Company are listed in Annex 2.

                                   ARTICLE 18
                               SUPERVISORY BOARD

18.1 The Supervisory Board shall consist of at least five (5) members and at most eleven (11) members, elected by the Shareholders' Meeting for three (3) business years, except the first Supervisory Board designated by the founders. The duration of the first Supervisory Board shall be the first business year of the Company. Members of the Supervisory Board may be re-elected.

         No member of the Board of Directors nor persons employed by the Company, except for the case provided for in section 12 (l) of the Company Act, can be elected to the Supervisory Board.

18.2 The members of the Supervisory Board shall elect a Chairman among themselves. The Chairman shall be elected for a period of one (1) business year and may be re-elected. The Supervisory Board shall also elect one Deputy-Chairman from their midst.

18.3 The Supervisory Board may be called by the Chairman, either on his own initiative, at the request of the Board of Directors or at the request of two members of the Supervisory Board. The Supervisory Board shall meet at least once a year.

18.4 The Supervisory Board may pass resolutions by correspondence provided that all members confirm their vote on such resolutions by tested telex, cable or registered mail.

18.5 The Supervisory Board shall deliver a report on its observations and proposals at least once a business year to the Shareholders' Meeting. The Supervisory Board shall assume the obligation of reviewing the annual balance sheet and provide its opinion thereon to the Shareholders' Meeting.

18.6 The Supervisory Board shall establish its own by-laws subject to the approval of the Shareholders' Meeting.

18.7 The members of the Supervisory Board for the first business year of the Company are listed in Annex 3.

                                   ARTICLE 19
                        POWERS OF THE SUPERVISORY BOARD

19.1 The Supervisory Board shall supervise whether the activities of the Company are in compliance with the laws in force, the Deed of Incorporation and the resolutions of the Shareholders' Meeting.

                                   ARTICLE 20
                              CONFLICT OF INTEREST

20.1 Should the interests of the Company be or become in conflict with the personal interest of a member of the Supervisory Board or of the Board of Directors, his/her spouse, relative or any shareholder with which he/she has an employment relationship, such member shall not participate in deliberating on such matters and, further, shall request the board meeting to take note of such conflict of interest in the minute.

20.2 A member of the Board of Directors may not, without the Supervisory Board's consent, engage in a competitive business or participate in a competitive company as a partner or member of the governing body.

                                   ARTICLE 21
                         REPRESENTATION OF THE COMPANY

21.1 The representation of the Company shall be made in such a manner that the person entitled to represent the Company shall undersign his or her name to the written, pre-typed or pre-printed name of the Company, according to his or her authenticated specimen signature as filed with the Court of Registration.

21.2     The following persons may represent the Company:

         (i) the Chairman of the Board of Directors and the Chief Executive Officer of the Company acting individually;

         (ii) any other two members of the Board of Directors acting jointly;

         (iii) any member of the Board of Directors acting together with an employee so authorized by the Chairman of the Board of Directors; or

         (iv) any two employees acting jointly authorized by the Chairman of Board of the Directors to represent the Company in certain matters.

                                   ARTICLE 22
              BUSINESS YEAR, BALANCE SHEET AND STATEMENT OF INCOME

22.1 The business year of the Company shall coincide with the calendar year. The first business year shall commence on the date of approval of this Deed of Foundation by the founders and shall end at December 31 of that same year.

22.2 The Board of Directors shall draw up a balance sheet for approval of the Shareholders' Meeting, a statement of income and explanatory notes for the preceding business year, which documents shall form the annual financial statements, as well as a detailed written report on the Company's activities for that period and a proposal for the allocation of the profit and distribution of dividends. These documents shall be drawn up in Hungarian and English languages and shall be in accordance with Article 23 and the generally accepted international accounting principles and practices. Furthermore the Board of Directors shall submit the annual financial statements as well as the report on the Company's activities to the Auditor of the Company for examination.

22.3 The annual financial statements shall be signed by all members of the Board of Directors.

22.4 The Board of Directors shall submit the annual financial statements, the written report on the Company's activities for that period, the proposal for the allocation of the profits and distribution of dividends, as well the report thereon by the Auditor for examination to the Supervisory Board, no later than March 15 following the completion of each business year.

22.5 Copies of the above-mentioned documents under Article 22.4 together with a copy of the report of the Supervisory Board and the Auditor shall be provided to the Shareholders no later than thirty (30) days before the annual Shareholders' Meeting.

22.6 The Board of Directors shall publish the annual financial statement within fourteen (14) days from tile date on which the Shareholders' Meeting has approved the annual financial statements.

                                   ARTICLE 23
                         THE ACCOUNTING OF THE COMPANY

23.1 The accounting of the Company shall be made in Hungarian language in accordance with the Hungarian Act XVIII of 1991 on Accounting. In addition, the Board of Directors shall also issue financial statements in accordance with the generally accepted international accounting principles and practices in English and Hungarian languages as provided for in Article 24.2 above.

23.2     The books of the Company shall be kept in Hungarian Forints.

                                   ARTICLE 24
                           DIVIDENDS - RESERVE FUNDS

24.1 The Shareholders' Meeting held within one hundred and twenty (120) days after the end of each business year shall approve the annual financial statements of the Company, allocate profits and declare dividends.

24.2 The dividend, subject to the provisions in Article 4.3 above, shall be distributed in proportion to the nominal value of shares; if shares are not fully paid up, the dividends shall be distributed proportionally to payments made on shares.

24.3 The Shareholders' Meeting may decide to make payable one or more interim dividends during each year.

24.4 The Shareholders' Meeting shall decide upon the disposition of the reserve fund according to the applicable Hungarian legislation.

24.5 The raising and use of other reserve funds in general shall be determined by the Shareholders' Meeting.

                                   ARTICLE 25
                          ANNOUNCEMENTS OF THE COMPANY

25.1 The announcements of the Company shall be published in the daily newspaper Nepszabadsag and in cases established by law in the Official Gazette.

                                   ARTICLE 26
                                  TERMINATION

26.1 Unless the term specified in Section 2.1 above shall be extended in accordance with Section 2.2 above, the Company will be terminated on the fifteenth anniversary of the signing date of the Concession Agreement.

26.2 Regardless of the term specified in Section 26.1 above the Company terminates in case of:

         (i)     early termination of the Concession Contract; or

         (ii)    the Company goes bankrupt or is liquidated.

26.3 The assets of the Company remaining after the satisfaction of creditors shall be paid back to the Shareholders in proportion to their contribution to the share capital of the Company.

                                   ARTICLE 27
                                 INITIAL COSTS

27.1 Any fees and expenditures incurred in connection with the establishment of the Company and with its registration shall be reimbursed by the Company.

                                   ARTICLE 28
                              LAW AND JURISDICTION

28.1 In the event of a dispute arising in connection with this Deed of Foundation shall be finally settled by three arbitrators appointed and proceeding according to the rules of the permanent Arbitration Court of the Hungarian Chamber of Commerce.

28.2     The governing law shall be the Hungarian Law.

28.3     The language of the procedure shall be English.

                                   ARTICLE 29
                                OTHER PROVISIONS

29.1 The present Deed of Foundation and its Annexes were prepared both in English and Hungarian languages. In case of dispute, the Hungarian version shall prevail.

29.2 All documents, convening notices and other communications regarding the matters as set out in the present Deed of Foundation shall be in English and Hungarian languages and shall be delivered personally or by registered mail, tested telex or cable to all parties concerned. In case of dispute, the English version shall prevail.


Budapest, August 4, 1994



------------------------------------      -----------------------------
On behalf of Gerard Aircraft Sales        On behalf of SFMT-Hungaro, Inc.
and Leasing Company                       Louis T. Toth
James Monagham                            President
President



------------------------------------      -----------------------------
On behalf of Microsystem Telecom Ltd.     Pesti Istvan
Maros Peter
President



Countersigned by:

                                           ANNEX I
                                           AUDITOR

         Ernst & Young Kft.
         1146 Budapest
         Hermina ut. 17.
         Licence No.: KE-0016/92/XI

                                    ANNEX 2
                       MEMBERS OF THE BOARD OF DIRECTORS

                  The first members of the Board of Directors

1.)      Pesti Istvan
         2120 Dunakeszi
         Mihaly utca 7.
         Hungary

2.)      Louis T. Toth
         1410 Waterloo
         Dreve Richelle 171.
         Belgium

3.)      Garth Self
         231 East 88 Street
         New York, NY 10128
         USA

4.)      Maros Peter
         1121 Budapest
         Hunyadlejto utca 44.
         Hungary

5.)      James Monagham
         5452 East Morrison Line
         Paradise Valley
         Arisona 85253
         USA

6.)      Nell S. Molberger
         10 Surrey Drive
         Riverside, Ct 06878
         USA

                              CONCESSION CONTRACT

                                      FOR

                                 THE PROVISION

                                       OF

                    ERMES NATIONWIDE PUBLIC PAGING SERVICES

                           IN TEE REPUBLIC OF HUNGARY


                               EURO PAGING HUNGARY

                               CONCESSION COMPANY

                                                               August 5th, 1994.

                              CONCESSION CONTRACT

              FOR THE PROVISION OF ERMES NATIONWIDE PUBLIC PAGING
                                    SERVICES

                  IN THE TERRITORY OF THE REPUBLIC OF HUNGARY

                              CONCESSION CONTRACT

              FOR THE PROVISION OF ERMES NATIONWIDE PUBLIC PAGING
                                    SERVICES

                  IN THE TERRITORY OF THE REPUBLIC OF HUNGARY

         This Concession Contract dated 15 August 1994 is entered into between the Minister of Transport, Communications and Water Management acting on behalf of the State of Hungary (hereinafter referred to as "Minister") and the Euro Paging Hungary Concessions Company Limited by Shares (hereinafter referred to as "Concession Company") founded by the majority of members of Magyar Paging Consortium as the winner of the ERMES Concession Tender, according to the terms and conditions set forth below:

                            INTRODUCTORY COMMENTS

         WHEREAS creation of conditions to implement and provide nationwide public paging by way of subscriber's contracts is desirable within the framework of the Act LXXII of 1992 on Telecommunications and the Act LXXIII of 1993 on Frequency Management as well as the additional rules of law,

         WHEREAS the country needs, besides employing the domestic technics and working sources, the involvement of foreign capital and the high technical and management levels connected thereto in order to assure a high technical level of nationwide public paging service to provide a wide range service in order to join the ERMES International network,

         WHEREAS the Minister of Transport, Communications and Water
         Management of the Republic of Hungary exercising the power vested in him by the Act XVI of 1991 on Concessions as well as the valid laws on telecommunications, issued an international concession tender on February 4, 1994 for two service providers according to which the winners of the tender shall be liable by way of a Concession Company established by them to provide two independent nationwide public paging services of ERMES type for a period of fifteen (15) years, and to create the technical, economic and financial conditions needed thereto.

         WHEREAS the Minister evaluated the tenders submitted according to the tender invitation and announced the result thereof on April 29, 1994 in the presence of a notary public where Magyar Paging Consortium has been declared as one of the winners of the tender and was requested to conclude the relevant Concession Agreement latest by May 6, 1994.

         WHEREAS the Concession Agreement was duly concluded on May 6, 1994, between the Minister and Magyar Paging Consortium which took legal effect from April 29, 1994, on the basis of which Magyar Paging Consortium has duly transferred the sole concession fee payable under the Concession Agreement for the Concession rights,

         WHEREAS the Magyar Paging Consortium, pursuant to its obligations under the Concession Agreement, created the Concession Company with its own majority participation which has duly accepted the Declaration of Assignment of the Magyar Paging Consortium countersigned by the Minister at the time of conclusion of the Concession Agreement, and consequently the Concession Company became the legally entitled holder of the concession rights and obligations,

         WHEREAS the Concession Company is entitled and liable to conclude Concession Contract with the Minister under the laws on concession and telecommunication as well as on the basis of the Concession Agreement, tender invitation and documentation, and approved offer of the Magyar Paging Consortium by observing the fulfillment of the above listed conditions.

         NOW THEREFORE, in consideration of the foregoing contained herein, the Minister on the one hand and the Concession Company on the other, conclude the following:

                             CONCESSION CONTRACT

                                  SECTION I
                      CONCESSION RIGHTS AND OBLIGATIONS


         1.1 IMPLEMENTATION OF THE PROJECT AND PROVISION OF NATIONWIDE PUBLIC PAGING SERVICES.

         1.1.1 The Minister entitles the Concession Company by the present Concession Contract to provide ERMES (European Radio Message System) nationwide public terrestrial telecommunications paging services on the territory of the Republic of Hungary through the ERMES channel 11 (169,675 MHz) according to the standard No. ETS 300 133-1....7, to implement and establish in its own financing, the
         telecommunications network most suitable to operate it and provide the services on the basis of contracts with subscribers (hereinafter called "Project").

1.1.2    The concession period is fifteen (15) years as specified in Section
         1.3.1.

1.1.3 The Concession Company, as a company duly authorized by the Minister, is entitled and obliged to:

         (i) enter into subscribers' contracts with the customers of nationwide public paging services and collect the fees for the services contracted in this way,

         (ii) enter into network contracts concerning the necessary interconnections with other telecommunication networks,

         (iii) announce its intent to join the ERMES MoU within thirty (30) days from the signing of the present Concession Contract, and then to duly undersign the MoU Agreement as soon as possible, as well as to comply with the rights and obligations under such membership,

         (iv) establish the technical conditions for supplying international roaming services and enter into agreements with other ERMES service providers to offer domestic and international roaming under the conditions set forth by the ERMES MoU.

1.2      FREQUENCY USAGE DURING THE CONCESSION PERIOD

         The Concession Company shall be exclusively entitled to use the ERMES 11 channel on the 169,675 MHz transmission frequency during the period stipulated in Section 1.3.1

1.2.2 For the effective use of this frequency specified in Section 1.2.1, the Concession Company shall apply for all the necessary licenses on the basis of the Act on Frequency Management, and shall comply with the conditions on use and control of frequencies as detailed in
         Section 3.3 of the Concession Contract as well as to pay the fees therefor.

1.2.3 The Concession Company may claim other frequencies (channels) for ERMES use depending on the requirement of ERMES traffic and/or in case of eventual collisions between the frequency coordination in the border area, or in case of difficulties. In such cases, the Concession Contract shall also be extended appropriately following the proposal of the Concession Company.

1.3      THE CONCESSION PERIOD

1.3.1    The Concession Company is granted the concession rights for fifteen
         (15) years for providing the services specified in Section 1.1.1. The concession period commenced on April 29, 1994, and will expire on April 29, 2009.

1.3.2 In case of satisfactory services, the Minister shall not issue a new concession tender and may extend the validity of the Concession Contract by the half of the period specified in Section 1.3.1 without any tender invitation. The procedure, prior to the extension is regulated in Section 14.2 of the Concession Contract.

         For the purposes of the present Section 1.3.2, "Satisfactory Services" shall be deemed to have been provided if (i) the service provided has met the requirements of the standard No. ERMES 300 ETS 133-1...7, (ii) the Concession Company has met the coverage requirements specified in
         Section 4.1 and (iii) the Concession Company's subscriber contracts are in accordance with the TT Telecommunications Act and the PT Hungarian Civil Code.

1.4      THE CONCESSION FEE

1.4.1 With regard to the liability specified in Section 4.1 of the Concession Agreement, the Concession Company and/or the Magyar Paging Consortium undertakes to pay the concession fee in a lump sum of the amount of 2,000,000 USD latest by May 6, 1997, to the account of the Communications Fund in the following installments:

         (i)     1,200,000 USD has been paid by the Consortium in May 1994; and

         (ii)    800,000 USD shall be paid by the above deadline.

                 Account Number:
                 Orszagos Takarekpenztar es Kereskedelmi Bank Rt.
                 Pest-Buda
                 Kereskedelmi Banki Fiok, Vallalkozasi Iroda
                 1051 Budapest,
                 Bajcsy-Zsilinszky ut 24.
                 MNB 217-98089/580-006-003

1.4.2 Over and above the lump sum concession fee, the Concession Company shall pay a yearly concession fee for the use of the concession rights to the relevant account number of the Communications Fund as follows:

         (i) From the start of the first year to the end of the fifth year of the Concession, an amount equal to one per cent (1%) of the Concession Company's yearly Gross Revenue (VAT not included) earned by the provision of nationwide public paging services.

         (ii) From the beginning of the sixth year to the end of the Concession period, an amount equal to three per cent (3%) of the Concession Company's yearly Gross Revenue (VAT not included) earned by the provision of nationwide public paging services, including the possible execution thereof.

         The Concession Company will pay the above concession fees yearly to the account number of the Telecommunications Fund mentioned above.

         For the purposes hereof, the term "Gross Revenues" shall mean the aggregate amount of subscribers' fees and revenues earned by the provision of nationwide public paging services less the costs associated with the provision of such services as computed according to the Hungarian accounting rules.

                                   SECTION 2
                             THE CONCESSION COMPANY

2.1      PRINCIPAL DATA OF THE CONCESSION COMPANY


2.1.1 The Concession Company has been created by way of a closed foundation process. The responsible manager of the Concession Company submitted the Deed of Foundation thereof for registration at the Court of Registration on August 4, 1994 under No.01-10-04-26-29.

2.1.2 The initial registered capital of the Concession Company is 200,000,000 HUF, by way of a cash contribution.

2.1.3 Share of the members of the Magyar Paging Consortium in the Concession Company are as follows:

         Gerard Aircraft Sales and Leasing Company Ltd.: 25% 51 shares

         Microsystem Telecom Rt.: 5% 10 shares

         SFMT-Hungaro Inc.: 50% 98 shares

         Total: 80% 159 shares

2.1.4 Over and above the activity for providing nationwide public paging services subject to concession, the Concession Company may include in its sphere of activity the following activities:

         * other telecommunications services including local and regional paging, data transmission and voice mail services,

         * sale, maintenance and repair of telecommunications and computer equipment,

         *       computer and application services,

         *       measurement and safety engineering services,

         *       general technical development services,

         *       telecommunications research and development,

         * organization, implementation and general construction activities relating to investment projects and building maintenance,

         * telecommunications courses and other related forms of telecommunications training.

2.2 RESTRICTIONS REGARDING PARTICIPATION IN THE CONCESSION COMPANY, CHANGES IN THE OWNERSHIP SHARE IN THE CONCESSION COMPANY.

2.2.1 The Concession Company covenants to meet the following restrictions and stipulations up to the end of the concession period.

         (i) Neither any natural person nor legal entities and economic associations being shareholder in the Concession Company can be a shareholder at the same time in the

                      "EasyCall Hungary Concession Company"

         (ii) At least 25 percent (25%) + 1 (one) share of the stock capital of the Concession Company shall remain in the ownership of legal entities or economic organizations owned by a Hungarian majority or natural persons registered in Hungary till the end of the concession period.

         (iii) The initial and substantial shareholding position should not be transferred or otherwise assigned without the prior approval of the Minister. The Minister shall only approve such transfer or assignment if he is convinced of the capability of the Concession Company both legally and financially as well as professionally to perform the liabilities under the Concession Agreement.

                 It is considered to be a substantial change incurred in the ownership share and structure which affects more than five percent of the voting shares in the Concession Company. This stipulation is also valid in case if the total amount of the consecutive transfers of shares reaches the permitted 5 percent level.

2.2.2 Non-voting shares of the Concession Company may be transferred or otherwise assigned without the prior approval of the Minister. However, the Minister must be notified of any such transfer or assignment involving more than five percent (5%) of the share capital.

2.2.3 The Concession Company shall continue to control whether its ownership structure corresponds to the conditions contained in this Concession Contract. Based on the authorization of the Minister, the Communication Chief Directorate is at any time entitled to examine the structure of ownership. If either the Concession Company or the Communication Chief Directorate observe any change in the structure of ownership in which the Concession Company fails to meet the conditions contained in the tender relating to Hungarian ownership ratio of at least 25% plus one share, the Minister shall oblige the Concession Company - setting a deadline of two (2) years - to effect appropriate change in the structure of ownership. If the Concession Company fails to meet its obligation to report on time, the Minister may include the period of delay in the non-extendable deadline of two (2) years. If the Concession Company fails to comply to the notice of the Minister issued in this respect, the Minister may terminate this Concession Contract.

2.3 LIABILITIES OF THE CONCESSION COMPANY IN CONNECTION WITH PROVIDING INFORMATION AND DATA.

2.3.1 The Concession Company shall be liable to inform the Minister prior to any essential change in the company's ownership structure and/or any change in the position of General Manager or Financial Manager as well as in the position of any responsible managers.

2.3.2 Within at least 180 days from the end of the fiscal year the Concession Company will be liable to submit to the Minister all financial statements and audit reports stipulated by the Hungarian accounting laws, containing details of:

         (i)     financial results of the Concession Company
         (ii)    issues on debt services
         (iii)   changes in the Company's assets

         for the relevant fiscal year.

2.3.3 The Concession Company will be liable to inform the Minister by quarterly periodical reports within 60 (sixty) days after the relevant quarter on the quantity of services to be rendered upon the concession rights, the degree of territorial coverage (with services), and any factors materially and adversely affecting or which could so affect the Concession Company's business and operations, or its financial status.

2.3.4 For the purpose of the Minister's supervision regarding the fulfillment of network contracts, the Concession Company will be liable to perform the following:

         (i) keeping continuous records on the performance data of the ERMES network and providing data for the relevant communications authorities.

         (ii) assuring access to the quantitative and qualitative data base of the nationwide public paging service to the communications authorities and be of assistance to them by providing technical and other means in the course of their controlling activities.

2.3.5 The Minister is entitled to publish his statements relating to the quality of the nationwide public paging services.

         (i) Before publishing these statements, the Concession Company has to be informed thereof. The Concession Company is entitled to make its own comments on the proposed statements. The statements will not be published without prior approval of the Concession Company.

         (ii) Other statements in connection with the operation of the Concession Company shall only be published with prior approval of the Concession Company unless, publication is necessary according to the Minister's opinion because of public interest on the provision of public paging services.

2.3.6 The Concession Company shall inform the public about the development of implementation of the project at least in two national daily papers and in one daily paper published in the region where the actual implementation is taking place.

2.4      LIABILITIES IN CONNECTION WITH THE OPERATION OF THE CONCESSION COMPANY

2.4.1 The Concession Company shall be operated according to the Hungarian Laws and Regulations.

2.4.2 The Minister (his Representative) confirmed that the Deed of Foundation as a document of incorporation of the Concession Company includes the following requirements as stipulated in Section 5. subparagraph 2 of Act No. LXXII on Telecommunications:

         (i) restrictions and requirements relating to the ownership structure of the Concession Company,

         (ii) the timing of the quality, quantity, technical performance and requirements as well as any other changes thereof

         (iii) the terms of cooperation with other telecommunications service providers

         (iv) methods for fixing tariffs and terms and conditions of any changes which are not regulated by law,

         (v) nationwide and permanent character of performing activity (providing services),

         (vi) majority share ownership of the members of Magyar Paging Consortium existing till the end of the concession period.

2.4.3 Financial resources required for the construction and operation of the Project shall be raised by the financing of the Concession Company by way of registered capital and shareholder's loans and/or bank loans without obtaining any governmental assistance.

2.4.4    Concession rights are prohibited;

         (i)     to be transferred to any third person

         (ii)    to be allowed for anybody's temporary use in advance

         (iii)   to be debited or given as collateral or mortgaged

         Incomes and future revenues of the Concession Company may cover the creditors' claims and/or collaterals. Except for the concession right, all assets, revenues, and/or shares of the Concession Company may be mortgaged, pledged, charged or assigned to third parties.

         The above prohibitions do not exclude the employment of subcontractors. Economic activities associated with the exercising of any of the concession rights may be subcontracted (e.g. marketing, commercial distribution, sales, technical services, repair and maintenance).

2.4.5 Not later than four (4) months after the effective date of this Concession Contract, the Concession Company shall submit a proposal for the system of accounts to the Minister in accordance with Act No. XVIII of 1991 on Accounting.

2.4.6 The Concession Company shall provide access to the Minister to control the earnings and expenditures in connection with performing the activity, subject of the concession, serving for the basis of the payment of the yearly concession fee.

2.4.7 If the Concession Contract for the Provision of Nationwide Public Paging Services terminates for any reason as specified in Sections 13.4 and 13.5 of the Concession Contract, the then current shareholders of the Concession Company shall liquidate the Concession Company according to the rules set forth in Act VI of 1988 on Economic Associations and Act No. IL of 1992 on Bankruptcy, Liquidation and Final Settlement. The Concession Company, however, shall not be liquidated and the Nationwide Public Paging Services shall continuously be rendered on the same standard until the new Service Provider nominated by the Minister commences to provide the services. This obligatory period (for carrying on the service provision), should not exceed six (6) months starting from the termination of the Concession, and in no event shall the Concession Company be responsible for payment of a concession fee with respect to the obligatory period, unless the Parties agree otherwise.

         In case of expiry or termination of the Concession Contract for any reason as specified in Sections 13.4 and 13.5 of this Concession Contract, the equipment provided for the Concession Company and placed at the network's disposal by the members of the Concession Company shall remain in the ownership of the Concession Company.

                                   SECTION 3
            ESTABLISHEMENT OF THE NATIONWIDE PUBLIC PAGING NETWORK,
                    INFRASTRUCTURE OF THE ERMES NETWORK AND
              ITS INTERCONNECTION WITH OTHER NETWORKS, PERMITS OF
                                  AUTHORITIES,
                      RIGHTS TO USE REAL ESTATE PROPERTY.

3.1      ESTABLISHMENT OF PUBLIC PAGING NETWORK

3.1.1 The Concession Company shall, at its own cost and risk, implement (design, construct) the network composed of the elements PNC (Paging Network Controller), PAC (Paging Area Controller), BS (Base Station) and other necessary equipment as specified in the standard No. ETS 300 133-1...7 and necessary for the provision of the Nationwide Public Paging Services.

3.1.2 The Concession Company shall, at its own cost, establish the technical infrastructure providing fix placed interconnections between the single elements of the ERMES network either by use of the existing telecommunications network on a contractual basis (network contracts), and/or by implementation of its own network providing a fix placed interconnection. The Concession Company as an ERMES Service Provider may share its fixed placed telecommunications network equipment with other service providers, and the transfer ways of connecting them, under the condition that this sharing may not result in a significant restriction in the competition.

3.2      INTERCONNECTION OF THE ERMES NETWORK WITH OTHER NETWORKS

3.2.1 In order to establish the ERMES network, the Concession Company shall, in time, initiate with the service provider of the backbone telecommunications network operating in the given area the interconnections between the access points of the Paging Network Controller(s) (PNC) and the secondary exchange(s) of the telecommunications backbone network located nearest to the PNC. The interconnection shall be effected through a line established between the secondary exchange and the ERMES Paging Network Controller and leased by the ERMES Concession Company from the service provider of the backbone telecommunications network under network contracts to be entered into under legal liability on the part of such a service provider.

         Interconnection and commissioning costs of the rental lines shall be borne by the Concession Company. Access to the ERMES networks cannot entail the change of the associated other public telecommunications networks except for the establishment of the interconnection conditions of the fix placed ERMES network (connection circuit and switching field capacity).

         The 158/1993 Governmental Decree shall apply to the interconnections.

3.2.2 The Minister shall do his best efforts to assist the Concession Company in obtaining such a number of high quality digital lines as the Concession Company believes is reasonably appropriate for the provision of services. In addition, the Minister shall assist the backbone telecommunications service provider to issue such offers which shall be identical in service and tariff conditions for both ERMES Concession Companies when entering into the network contracts for the interconnection on a rented line basis between the ERMES networks and the backbone networks.

3.3      PERMIT OF AUTHORITIES

3.3.1 The Concession Company agrees that the Concession Contract does not replace either the frequency assignment decision, radio license as well as the conceptual and final construction permits needed for the provision of the services as stipulated or the type approval needed for the subscribers' equipments.

3.3.2 At the time of the establishment of the ERMES network, the Concession Company shall obtain the following permits from the Chief Communications Directorate:

         (i) Frequency assignment decision specified in the present Concession Contract for the ERMES channel 11 through the 169,675 MHz frequency. The Concession Company shall simultaneously present, with the application for a frequency assignment, a frequency plan containing the following data in accordance with the CEPT T/R 25-07 recommendations to the Chief Communication Directorate for approval:

                 *   radio frequency
                 *   place
                 *   effective radiated power (ERP)
                 *   reception region
                 *   height of the antenna
                 *   radiation direction

         (ii)    Radio license for use and operation of the implemented Base
                 Station.

         (iii) Type approval for the subscribers' equipment used in the ERMES network. Under this obligation, the Concession Company shall apply for issuing Hungarian type approval (in the form of a certificate), for the subscriber's equipment to be used in the ERMES network, marketed and distributed by the same.

3.3.3 For the fixed placed, wired and wireless ERMES network, the Concession Company shall obtain the following:

         (i)     the conceptual construction permit
         (ii)    final construction permit
         (iii)   permit for use

3.4      RIGHTS OF USE OF REAL ESTATE PROPERTY AND BUILDING

         To enable the Concession Company to fulfil its obligations with respect to the introduction and provision of the ERMES nationwide public paging services, the Concession Company shall be granted the following special rights in accordance with paragraphs 26-28 of Act LXXII of 1992 on Telecommunications.

         (i) Upon prior notice the owner (trustee or occupant) of the real estate property shall endure that:

                 (a) the authorized representative of the ERMES telecommunications service provider enters the territory of the real estate to carry out maintenance and eliminating failures, defects.

                 (b) the ERMES public telecommunications service provider may, if no other technical solution is possible, (as certified by an authorized declaration), install communication equipment, wires and antennas on, above or under the real estate building or establishment concerned;

                 (c) in connection with the above subparagraph (a), the owner of the real estate is entitled to an indemnification corresponding to the extent of the restriction, and as stipulated in subparagraph (b), the owner may enforce the rights fixed in Section 108, subsection (2) of the Hungarian Civil Code. The applicant for expropriation shall also procure the opinion of the communication authority concerned;

                                   ANNEX 3

                       MEMBERS OF THE SUPERVISORY BOARD

                  The first members of the Supervisory Board


1.)      Philip Lee
         1134 Budapest
         Vaci ut 37.
         Hungary

2.)      Bela Merisch
         1055 Budapest
         Balaton utca 22-24.
         Hungary

3.)      dr. Andrea Gyuracz
         1138 Budapest
         Bodor utca 12.
         Hungary

4.)      James D. Simpson, Jr.
         1125 Budapest
         Arnyas utca 38-40.
         Hungary

5.)      dr. Polgar Miklos
         1136 Budapest
         Hollan utca 46.
         Hungary

6.)      Dan Benderly
         West End Ave. 875
         New York, NY 10025
         USA

                                                                   Exhibit 5.3.2

                             VOTING TRUST AGREEMENT

         THIS AGREEMENT is entered into is of August 5, 1994, among SFMT-Hungaro Inc. a Delaware, U.S.A. corporation having its principal offices at 9 East Lockerman Street, Dover, Delaware 19805, USA ("SFMT"), Gerard Aircraft Sales and Leasing Company, a Delaware, U.S.A. corporation having its principal offices at 1013 Centre Road, Wilmington, Delaware 19901, USA ("Gerard"), Microsystem Tavkozlesfejleszt es Szolgaltato Telecom Rt., a Hungarian company limited by shares with its principal offices at 1122 Budapest, Varosmajor u.
78, Hungary ("Microsystem"), and Mr. Istvan Pesti, a Hungarian citizen residing at 21-20 Dunakeszi, Mihaly utca 7 ("Mr. Pesti").

         WHEREAS: SFMT, Gerard and Microsystem (together the "Founders") have entered into a Joint Venture and Shareholders Agreement as of August
5, 1994, (the "Shareholders Agreement") to establish a Hungarian company limited by shares to be called EURO Szemelyvhivo Magyarorszag Koncesszios Rt. (the "Concession Company"), for the purpose of signing a Concession Contract with the Minister of Transport, Communications and Water Management for the provision of a nationwide public paging service in Hungary, and the Deed of Foundation of said Concession Company must be filed with the Budapest Court of Company Registration on this same date;

         WHEREAS: pursuant to the applicable Hungarian law and the tender invitation, 25% plus one share of the Concession Company must be held by Hungarian majority owned legal entities and/or natural persons of Hungarian nationality ("Hungarian Shareholder(s)");

         WHEREAS: a Hungarian Shareholder whose shares in the Concession
Company together with those of Microsystem would make up the required 25% plus one share has not been able to subscribe to the Deed of Foundation by the filing deadline:

         AND

         WHEREAS: the Founders have requested Mr. Pesti, and Mr. Pesti has agreed, to subscribe to the required shares as a trustee for the eventual final Hungarian Shareholder(s):

         IN CONSIDERATION of the foregoing premises and the mutual undertakings hereinbelow set forth, the parties hereto hereby agree as follows:

1. Mr. Pesti will sign the Deed of Foundation of the Concession Company as a cofounder, subscribing to forty one (41) ordinary Class A voting shares (the "Shares"), and pay in 30% of the nominal value of the Shares amounting to HUF 12,300,000 (twelve million, three hundred thousand Hungarian forints).

2. SFMT will cause its Hungarian subsidiary, SFMT-Montana Telecom Kft ("SFMT-Montana") having its principal offices at 1134 Budapest, Vaci utca 37, to advance the 30% of the nominal value of the Shares which must be paid in at the time of the foundation on behalf of Mr. Pesti (i.e., HUF 12,300,000). Similarly, SFMT-Montana will advance the remaining 70% of the value of the Shares (i.e., 28,700,000) in the event it becomes payable before the Shares are transferred to the Final Purchaser in accordance with clause (b) of Section 4. Such advances will constitute an interest free loan to Mr. Pesti which shall be repaid as further set forth below.

3. Mr. Pesti will hold the Shares in trust for the benefit of the eventual Hungarian Shareholder(s) who shall be designated to Mr. Pesti in writing by all three Founders (the "Final Investor"). Mr. Pesti expressly declares that he has no interest whatsoever in the Shares held by him in trust for the Final Investor other than that of a bare trustee, and that any right or income in respect of such Shares, do not in any manner belong to Mr. Pesti but are the property of the Final Investor.

4. Mr. Pesti agrees irrevocably and unconditionally to assign and transfer the Shares to the Final Investor within three working days from the date of the designation referred to in Section 3, provided that the Shares are then in transferable form (e.g. interim shares of Final shares). If at that time the Shares are still in a form not transferable under Hungarian law (e.g. share subscription vouchers), Mr. Pesti will within the same deadline of three (3) working days from the date of the written designation under Section 3, (a) issue to the Final Investor in valid and binding form a use right (or usufruct, i.e., "haszonelvezeti jog" in Hungarian) to the Shares effectively allowing the Final Investor to receive all dividends and vote the Shares at all corporate meetings of the Concession Company, and (b) within three working days of the date the Shares become freely transferable, assign and transfer full legal ownership with all rights, title and interest in the Shares to the Final Investor, in valid and binding form.

         As an alternative to the provisions of clause (a) above, at the request of the Founders Mr. Pesti shall (i) within the three day deadline referred to in Section 4, assign to the Final Investor the right to receive all dividends that may be declared and distributed with respect to the Shares since the establishment of the Concession Company, and (ii) promptly upon request, issue to the Final Investor a proxy in due time for each corporate meeting, authorizing the Final Investor to vote the Shares as it deems fit at each such meeting.

5. Mr. Pesti hereby covenants and agrees that except as contemplated by this Agreement (or as directed by all of the Founders), Mr. Pesti shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant a proxy or power of attorney with respect to, create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on voting rights, charge or other encumbrance of any nature whatsoever with respect to, the Shares, or, directly or indirectly, initiate, solicit or encourage, any person to take any action that could reasonably be expected to lead to the occurrence of any of the foregoing.

6. Mr. Pesti hereby further covenants and agrees that until such time as the Final Investor is designated and assigned the rights as foreseen under clause (a) of Section 4, Mr. Pesti will vote the Shares at any corporate meeting of the Concession Company in accordance with the instructions of SFMT, and whenever requested he will promptly execute and deliver to SFMT or its appointee an individual proxy in valid and binding form allowing SFMT or its appointee to vote the Shares as SFMT may deem fit at any single corporate meeting.

7. The SFMT will require the Final Investor on the date of the transfer to it of the Shares or of the assignment of use rights (whichever is earlier) pursuant to Section 4, to pay the purchase price of the Shares, which shall be equal to the amount of the subscription price already paid in up to that date on behalf of Mr. Pesti, directly to SFMT/Montana, whereupon the corresponding loan to Mr. Pesti pursuant to Section 3 shall be fully satisfied and cancelled.

8. SFMT hereby undertakes to reimburse Mr. Pesti for all costs and expenses, and to hold him harmless and indemnify him for any and all damages, losses, claims and liabilities of any kind whatsoever, with the sole exception of penal liability for wilful personal misconduct, that he may incur as a result of or in connection with his performance of any provision of this Agreement.

         Such reimbursement or indemnification shall include, without limitation, full compensation for any and all excess tax liability (on a "grossed up basis") that Mr. Pesti may incur as a consequence of this Agreement.

         The parties expressly confirm that neither Gerard nor Microsystem shall have any liability under this agreement.

9. This Agreement, upon its signature by all parties, shall enter into effect as of the date first above written, and it shall continue in full force and affect until all of the Shares are effectively transferred to the Final Investor(s) as contemplated under Section 4.

10. This Agreement may not be terminated by any party as long as the Shares are held by Mr. Pesti, provided however, that the Founders acting jointly may order Mr. Pesti at any time to transfer the Shares to one of them or to another person, with which order Mr. Pesti shall promptly comply, and the Founders may then terminate this Agreement effective as of the date of such transfer. The payment of the purchase price and settlement of Mr. Pesti's loan hereunder will in such case be handled in accordance with the principle laid down in Section 7, and the provisions of Section 8 shall in any case survive the termination or expiration of this Agreement for a period of three years.

11. All notices and other communications required to be given under this Agreement shall be in writing and deemed to have been duly given if delivered personally, or by registered mail (return receipt requested), or sent by intrenational courier delivery or facsimile transmission, to the other parties at the respective address set forth above (or to such other address as a party shall designate for itself by notice of given in accordance herewith).

         Any notice or other communication shall be deemed to have been given on the date of receipt, as indicated by the receipt of confirmation.

12. Any dispute or disagreement between any of the parties arising out of or in connection with this Agreement that cannot be amicably resolved, shall be exclusively decided and finally settled by the Court of Arbitration attached to the Hungarian Chamber of Commerce in accordance with its Rules of Procedure. The place of the arbitration shall be Budapest and the language English.

13. This Agreement shall be generally governed by Hungarian law, provided, however, that to the extent the applicable Hungarian rule fails to give full effect to any specific provision hereof, such provision shall be interpreted, decided and enforced in accordance with the law of New York State, without giving effect to its conflict of law principles.

         IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized representatives, in Budapest, as of the date first above written.

[ILLEGIBLE]                       [ILLEGIBLE]

SFMT-Hungaro, Inc                 Gerard Aircraft Sales
                                  and Leasing Company

[ILLEGIBLE]
Microsystem Telecom Rt            Pesti Istvan

                                                                   Exhibit 7.1.2

                      Preferential Dividend Distributions

Following is a sample calculation of the payment of the Gerard Premium Amount.

1. Assume (for purposes of illustration only) that the Company does not declare a dividend in the first three years of operations. In year four the Company is in a position to declare dividends, and the Distributable Amount equals the HUF equivalent of $1,000,000. (US $ will be utilized for the purposes of this illustration.)

2. $400,000, representing the first 40% of the distributable amount, would be paid to Gerard. The remaining $600,000 would be distributed according to the following ratios:

         Gerard           45/194

         SFMT             98/194

         Microsystem      10/194

         H Corporation    41/194

Accordingly, the $600,000 would be paid as follows:

         Gerard           $139,175

         SFMT             $303,093

         Microsystem      $ 30,928

         H Corporation    $126,804
                          --------

                 TOTAL    $600,000

3. After payment of the foregoing dividend, the Gerard Premium Amount would be deemed reduced by $400,000 to $2,600,000.

4. The above procedure would be followed each year thereafter until such time as Gerard has received the aggregate amount of $3,000,000. Thereafter, dividends shall be distributed according to the following ratios:

         Gerard           51/200

         SFMT             98/200

         Microsystem      10/200

         H Corporation    41/200

         (d) in the case of subsection (b), upon request of the ERMES public paging service provider the authority - in public interest - may establish easement or other rights of use;

         (e) the representative of the ERMES public paging service provider, being in charge of tasks connected with the entrance to real estate properties, shall be supplied with the documents needed for identifying themselves and verifying their task;

         (f) the ERMES public paging service provider is entitled to provide ground mobile telecommunication service in the territory of the country (Hungary), namely, on the surface, on the rivers, on natural lakes and in their beds, as well as in the tunnels of the railway, roads and underground.

(ii) If the construction, renewal, renovation or destruction of a building requires the removal of telecommunication equipment - taking into consideration the stipulations of separate legal rules - installed by the ERMES public service provider, from the building or affixed land, the ERMES service provider shall execute these works at its own cost

(iii) The permit of the municipalities, in Budapest the permit of City Council shall be required for the construction of high rise facilities for telecommunications purposes and during the process aspects of landscape protection and historical-environmental preservation shall be considered.

3.5      CERTAIN CONSEQUENCES DUE TO LACK OF LICENSES.

         The parties agree that the unsuccessful procedure of obtaining the above licenses can temporarily hinder the execution of the agreement as described in Section 1.5. In such case the deadline schedule will be extended accordingly by a time period corresponding to the hindrance described above and the Minister will then act appropriately at the time of the modification of the schedule.

                                   SECTION 4.
                    REQUIREMENT ON PROVIDING ERMES SERVICES

4.1      COVERAGE OF THE TERRITORY OF THE REPUBLIC OF HUNGARY BY THE PAGING
         SERVICES


4.1.1 The Concession Company shall cover not less than 80% of the territory of the Republic of Hungary by ERMES public paging services within 3 years from the conclusion of the present Concession Contract according to the following schedule:

         Coverage                                  Deadline
         --------                                  --------
         Budapest                                  31.01.1995
         Balaton and its environs                  31.05.1995
         County seats                              30.09.1995
         Highways, motor roads,
         one-numbered main roads                   31.01.1996

         86% of the territory of the country
         all cities                                30.04.1996

4.1.2 The professional services, however, have to include the provision of the international roaming criteria from the very beginning both for domestic subscribers and for foreign subscribers residing in the territory of the Republic in Hungary from countries where the ERMES system is in operation, subject to the technical compatibility as interpreted by the ERMES MoU.

4.1.3 The Minister may agree to provisional postponement of the performance of the international service provision obligations if, in the course of the international coordination, restrictions in the frequency applications become necessary by reason of any provisional difficulties.

4.2      LIABILITIES IN CONNECTION WITH PROVIDING OF SERVICES

4.2.1 The services shall be provided for the subscribers for 24 hours on each day of the week.

4.2.2 The Concession Company shall be liable to provide and make its functioning and already licensed services available without any distinction for those applicants who are either in the possession of receivers, type-approved by the competent Hungarian authorities, or intend to purchase or rent such receivers and conclude the subscriber's contract. The roamer subscribers can use any ERMES receivers in the territory of the Republic of Hungary, provided that the type thereof has been approved in the country where the ERMES subscription is situated.

4.2.3 The Concession Company undertakes that in the periods of implementation of the ERMES network as specified in Section 4.1.1 rate of the calls interpreted on the basis of the standard ETS 300 133-1...7 shall be above the minimum criteria declared in the standard No. ETS 300 133-1...7.

4.2.4 The ERMES Concession Company shall be liable to enter into subscriber's contracts with proper contents concerning the subscribers utilizing the ERMES Nationwide Public Paging Services satisfying the provisions of paragraphs 8 to 13 of Act LXXII. of 1992 on Telecommunications and the relevant legal rules.

         The ERMES Concession Company as service provider shall publish its general contractual terms and conditions and regulations concerning the services following their approval by the Chief Communications Directorate together with the fees to be charged for the subscribers and not specified by the price-law.

4.2.5 If not stipulated otherwise by the law, the ERMES Concession Company shall provide equal treatment to subscribers being in equal position, requesting the provision of the services in the same time, in connection with conditions and fees of the nationwide public paging services.

4.2.6 The ERMES Concession Company may interrupt the provision of ERMES nationwide public paging services only with prior written consent of the Minister and giving notice to the subscribers except those cases when such interruption occurs due to reasons beyond the reasonable control of the ERMES Concession Company.

4.2.7 The ERMES Concession Company covenants to carry on maintenance works on the ERMES network without causing any disturbance for the customers.

4.2.8 In order to overcome martial law, emergency or natural disasters and the consequences thereof jeopardizing the personal and material safety of the citizens, the Minister may, upon specific authorization by the Parliament temporarily restrict or suspend the radio telecommunications services. The ERMES Concession Company shall cooperate with state organs, other telecommunications service providers and telecommunications network operators, in accordance with the provision of the law under guidance of the Minister and other ministers concerned in the setting up and execution of an active plan to be applied under such circumstances.

         In case of emergency, war or provisional emergency, as well as in the interest of public security, the Concession Company shall act according to the instructions of the Minister within the framework defined by law.

4.2.9 The ERMES Concession Company shall provide technical facilities for the control of voice and non-voice communication of certain groups of subscribers in compliance with the prevailing laws and Section 8.2.5 of the present Contract. This control shall possibly cover the whole service area covered by this Contract for the service provider with all categories of subscribers and all communication services which are included in the facilities given to the subscribers.

4.3 PERMANENT PROVISION OF TECHNICAL AND PERSONNEL CONDITIONS, QUALITY OF THE SERVICES

4.3.1 In the interest of smooth operation of the services, the Concession Company shall provide the necessary personnel and material conditions thereof, and make possible the continuous and reliable use of the services for both domestic and foreign subscribers.

4.3.2 The Concession Company shall implement and operate the network of the ERMES services in a way, regarding both the methodical and operational point of view that it could meet the requirements of standard ETS 300 133-1...7, as well as the norms and recommendations of ERMES MoU.

4.3.3 The Nationwide Public Paging system to be implemented by the Concession Company shall be suitable to provide the basic services ("voice" only, "numeric", "alphanumeric" and "transparent" data), messages and the supplementary services as specified in the standard ETS 300 133-1...7. The mandatory and optional scope of the basic and supplementary services as well as the phases of their implementation are defined by the ERMES MoU (Memorandum of Understanding), on the basis of the ETS 300 133-1...7 norm.

4.3.4 The Concession Company shall include the scope of available ERMES services in the subscribers' contract to be concluded with the customers. The quality of the services shall be determined by the ratio of message delivery time and the call success rate interpreted on the basis of the ETS 300 133-1...7 Norm.

4.3.5 The Concession Company shall, in accordance with the service availability individually defined in the subscriber's contracts in accordance with the actual geographical coverage of the ERMES services and within the framework of its nationwide public paging services actually provide paging services within the following territories.

         *       local accessibility
         *       regional accessibility
         *       nationwide accessibility
         *       international accessibility

         The subscriber utilizing paging services on the basis of the subscriber's contracts shall also be able to utilize roaming services in the areas of other ERMES providers, where the ERMES Service Providers concerned have already concluded the network contracts with each other on basis of provisions and instructions of the ERMES MoU and EC ONP (European Communities Open Network Provision).

4.4      BASIC REQUIREMENTS CONCERNING THE ERMES RECEIVERS.

4.4.1 The ERMES Concession Company being the Hungarian distributor of the subscribers' receivers, shall have to have the appropriate permits and licenses required and issued by the Hungarian Authorities for a distributor, as well as a technical services network to supply the maintenance and repair services established in proportion to the number of the purchased receivers within the area covered by the ERMES paging telecommunications services.

4.4.2 The Concession Company shall not be entitled to sell or otherwise commercialize for the use in its own ERMES network any paging receivers manufactured by any economic association which has any direct or indirect shareholding in the ERMES Concession Company.


         Except those paging receivers in the price of which the added value of Hungarian origin is or above 50% of the net price of the final product.

4.4.3 The Concession Company shall not be entitled to introduce or propose restricting measures either directly or indirectly in order to prevent the utilization in its ERMES network, of any such paging receiver equipment type-approved for the utilization in the territory of the Republic of Hungary.

4.4.4 The Concession Company may distribute subscriber's receivers without any restrictions, and taking into account the issues specified in
         Section 4.4.2, but the following shall be kept:

         (i) Supply of any ERMES service should not be dependent upon the purchase or rental of a specific type of receiver or,

         (ii) Costs and fees of receivers provided by the Concession Company shall not be part or portion of the costs and fees of any ERMES paging service.

4.5      THE MANDATORY CHARACTER OF TECHNICAL SPECIFICATIONS

4.5.1 The document on "Service, technical and network interconnection requirements for the establishment and provision of nationwide public paging services" shall be an integral part to the present Concession Contract during the entire concession period.

4.5.2 The Concession Company covenants that it shall, for the entire period of the validity of the Concession Contract comply with and enforce the requirements put forward in the norms of standard ETS 300 133-1...7 and in the documents of ERMES MoU in the course of implementation, provision and development of the ERMES paging telecommunications services.

4.5.3 Any change or modification of the service, technical and network interconnection requirements attached as Annex 1. to the present Concession Contract, as well as the requirements of documents as specified in Section 4.5.2, shall only be effective with the written consent of the parties hereto, and without any harm in the interests of the other ERMES Paging Telecommunications Service Providers.

         Only international recommendations, standards and specifications, as well as significant changes occurred in the structure and/or system of the telecommunications networks interconnected with the ERMES service provider can served for basis for this change.

                                  SECTION 5
             FEES PAYABLE TO THE AUTHORITIES IN CONNECTION WITH
                             THE ERMES SERVICES

5.1      FEES CONNECTED TO THE FREQUENCIES

         Over and above the concession fees, the Concession Company shall be liable to pay a yearly frequency reservation and frequency usage fee for the Telecommunication Chief Directorate as specified in the ERMES concession tender documentation (see Annex 2.) which shall be later regulated by law, by a governmental decree or by the order of the Minister of Transport, Communication and Water Management and eventually by the order of the Minister of Finance.

5.2      OTHER LICENSE, INSPECTION AND PARTICIPATION FEES PAYABLE TO
         AUTHORITIES

5.2.1 The ERMES Concession Company shall pay the following fees during the implementation and operation of the Network:

         (i) the fees and duties in connection with the conceptual construction permits, the final construction permits as well as the permits for use needed for the implementation of the network,

         (ii) the control fees in connection with the quality supervision of the ERMES public paging telecommunications network.

5.2.2 The yearly fees shall be payable to the Telecommunication Chief Directorate for its relevant bank account latest by 31st March of the year following the relevant one. The Concession Company shall be liable to quarterly provide all background data used for calculating the relevant fees, for the Minister and the Telecommunication Chief Directorate.

5.2.3 Taking into account that both ERMES Concession Companies shall join the ERMES MoU within six (6) months after their registration and participate in its activity until the end of the concession period, the Concession Company shall duly pay the proportionate participation fees.

                                  SECTION 6
                  REGULATION ON OFFICIAL TARIFFS AND FEES,
                         NETWORK AND SUBSCRIBER FEES
                          OF ERMES PAGING SERVICES

6.1 LEGAL BACKGROUND FOR REGULATION ON OFFICIAL FEES AND TARIFFS, CHANGE IN FEES AND TARIFFS.

6.1.1 According to the Act No. LXXXVII of 1990 on Price Management, the tariffs concerning the telecommunications services are officially maximalized within the frame of which the Concession Company is entitled to calculate fees and packages on fees and following the approval of the Minister to put them forward in the subscribers' contracts.

         According to subparagraph (1) of Section 40 of Act No. LXXII of 1992 on Telecommunications, the tariffs of public paging telecommunication services subject to concession and the methods of their modification shall be stipulated in a common order issued by the Minister and the Minister of Finance.

         The Minister takes the obligation that during preparing the order he will take into consideration the fees and tariffs proposed in the approved offer regarding the fact that at the time of signing the Agreement, there was no legal rules stipulating the fee of such a service.

6.1.2 The modification of official tariffs valid at the commencement of the ERMES paging services may be effected on the basis of cost analysis as well as of economic profitability study prepared by the service provider in compliance with legal rules relating to the official pricing.

         The intention for such modification in tariffs shall be submitted to the Minister sixty (60) days prior to the date of the planned entry into force - along with the detailed supporting calculations -. The Minister may refuse to approve the proposed tariffs if:

         (i)     the calculations are numerically incorrect

         (ii) the proposed tariffs are in conflict with the relevant legal rules on pricing.

         The approved tariffs shall be announced in a decree by the Minister, in agreement with the Minister of Finance, which shall be published by October 31, 1994.

6.2      NETWORK AND SUBSCRIBER'S FEES OF ERMES SERVICES.

6.2.1 On the basis of the network contract, the ERMES Public Paging Services Concession Company shall pay a one-time and a monthly interconnection fee for the leased (rented) line service to the service provider of the telecommunications backbone network, in the value corresponding to the method of calculation specified by the Minister, considering the 30/1991 (XI.21.) KHVM order as a base.

6.2.2 Depending on the circulation and on the basis of a network contract, a connection fee may be charged for the Concession Company for the transfer - i.e. transfer fee of the telecommunication-way through which the caller using the ERMES services matches the automatic and/or dispatch center of the ERMES paging network - shall be paid to the economic organizations in the portion specified in order no. 30/1993 (XI. 21) KHVM. The concession fee shall be paid by the caller.

         Remarks: In the legal rules to be issued on the tariffs of public paging services the Minister shall observe the proposals of the Concession Company issued on the basis of its preliminary negotiations held with the Service Provider of PSTN/ISDN (MATAV Ltd) relating to the network contracts.

6.2.3 On the basis of the subscriber's contract, the ERMES public paging service provider shall be entitled to collect fees consisting of the following elements:

         (i)     one-time subscriber's fee

         (ii)    monthly subscription fee

         (iii)   actual (calling) utilization fee

6.2.4 Due to the fact that the official regulation concerning the tariffs for the public nationwide services has not been issued, the present Concession Contract has been entered into by the partners being aware of the fact that the new legal rule will be based on the following view-points:

         (i) Those who use ERMES receivers shall pay a monthly fee to the Concession Company on the basis of subscriber's contract dependent on the type of ERMES services but independent upon the number of calls.

         (ii) The method of inflation adjusting shall be similar to the present price regulations as promulgated. The inflation adjusting criteria shall be computed on the basis of the Production Price Index (PPI).

         (iii) The regulation shall be of "price maximazing" ("price cap") type i.e. the highest level of the price elements shall be restricted by the order. The Concession Company may have a choice (option) either to offer direct price packages or price packages being calculated on the basis of fixed priced elements.

         (iv) If the Concession Company chooses the second alternative (tariff packages calculated on the basis of fixed priced elements) the restriction shall be similar to the price regulation on public mobile radio telephone services specified in the KHVM Decree No. 13/1994.

         (v) If the Concession Company offers a complex fee-structure (subscriber's monthly fee, subscriber's monthly fee combined with the calls), the whole fee package should not exceed the limitation (restriction) to be stipulated in the new order as a reasonable comparison basis.

         (vi)    The tariffs and fees shall be made public.

6.2.5 In accordance with the offer of the Concession Company, the amount and structure of the initial subscriber's fee, which shall be taken into consideration by the Minister when creating the final regulations is as follows:

                          Estimated ERMES service fees

         Type of service  Monthly fee      Subscriber's fee
         ---------------  -----------      ----------------

         Tone             1,500 HUF        2,000 HUF
         Numeric          3,000 HUF        3,500 HUF
         Alphanumeric     4,500 HUF        5,000 HUF

         Remark: The monthly fee includes no more than 20 messages. As the Concession Company does not have a full market knowledge of the new ERMES paging services, the prices mentioned and estimated above are only indicative and not binding.

         The initial subscriber's fee which will be replaced by the new price order, is valid till May 31, 1995.

6.2.6 In case of domestic as well as international roaming, the invoicing between the Concession Company and the foreign ERMES service providers shall be settled according to the recommendations of the EC NP (European Communities Open Network Provisions) and the ERMES MoU.

                                  SECTION 7
                 LIABILITIES AND COMPETENCY OF THE MINISTER

7.1      ENTITLEMENT FOR PROVISION OF NATIONWIDE PUBLIC PAGING SERVICES

         The Minister hereby informs the Concession Company according to point g.) in subsection (2) of Section 8 of Act No. XVI of 1991 on Concessions, that in case of satisfactory level and quality of ERMES nationwide public paging services according to point 1.3.2 hereabove, he shall not authorize any other economic entity or natural person to commence carrying on public paging services connected with frequency use, subject to concession on a commercial basis.

7.2      PUBLIC, CLEAR AND CONTROLLABLE PROCEDURE

7.2.1 The Minister warrants that all regulatory and administrative proceedings relating to the rights, obligations or activities of the Concession Company under this Concession Contract shall be public, clear and controllable. The Minister shall do his best efforts in order that the regulations of laws and orders being applied to the nationwide public paging services shall not be modified to adversely affect the Concession Company.

7.2.2 In his scope of activity, the Minister shall do his best efforts in order to ensure that the ERMES Concession Company should be granted all permits, approvals and authorization required for the due performance of its obligations under this Contract, in the frame of the valid legal rules within the shortest possible time, including the processes specified in Section 3.3.

7.3      SETTLEMENT OF THE LEGAL DISPUTES

7.3.1 The Minister warrants within the framework and competency vested in him under the law that the Concession Company shall be treated both in the administrative procedures and as a participant of the telecommunications market in a way that the Concession Company:

         (i) shall be able to duly perform its liabilities under the present Contract, and,

         (ii) shall not be discriminated as compared to any other lawful participant on the telecommunications market.

7.3.2 The Minister acknowledges the contents of the present Contract as binding for the Hungarian State represented by himself and hereby declares that in case of legal dispute, the Hungarian State shall not refer to its sovereign immunity by supreme power with regard to the authority of the court, but shall accept the court named in this Concession Contract voluntarily carrying out its judgements. The Concession Company shall also voluntarily carry out the judgement of the Court.

7.4      AUTHORITY OF THE MINISTER IN INTERNATIONAL ISSUES

         The Minister shall, as specified in the Governmental Decree declaring his tasks and competency as well as in the Act No. LXXII of 1992 and No. LXII of 1993 on Frequency Management, provide the setting of directives for the relations between the Hungarian telecommunication branch and the international frequency management. Furthermore he shall provide the representation of the Republic of Hungary, the participation of the Ministry in the activity of the International telecommunication's

                                     27
         forms and bodies, being essential in respect of the performance of its official and international cooperation tasks. In performing all the above the Minister shall act in a way which ensures the smooth operation of the telecommunication providers working on the basis of the concession agreements concluded by him.

         The Minister undertakes to make the international announcement as stipulated in the CEPT T/R25-07 recommendation pursuant to the international frequency coordination.

                                       SECTION 8
                   RULES CONCERNING THE BUSINESS AND MARKET ACTIVITY
                          AND LIABILITIES TO THE SUBSCRIBERS
                               OF THE CONCESSION COMPANY

8.1      REQUIREMENT OF FAIR BUSINESS ACTIVITY

8.1.1 The ERMES Concession Company, carrying on its business activity and providing the nationwide public paging services, shall not exercise the concession rights vested on it by the Minister in such a way that would offend the concession rights of other telecommunications service providers.

8.1.2    Within the scope of fair market activities the Concession Company:

         (i) shall abstain from discriminating or making any preferences between any telecommunications service providers.

         (ii) in calculating and introducing the fees and tariffs of its services and conditions thereof, it shall not make any distinction between the subscribers using similar types of services and being in a similar consumer position.

         (iii) shall not make a sales combination between the commercialization (lease) of ERMES receivers and the utilization of any ERMES service.

         (iv) shall not make the price and/or rental fee of the subscriber's receivers as a component of the tariffs or fees of the ERMES services.

8.2      RIGHTS AND LIABILITIES IN CONNECTION WITH THE ERMES SUBSCRIBERS.

8.2.1 The Concession Company, parallel with the establishment of the ERMES network shall be liable to conclude subscriber's contracts for the already implemented sections and to occasionally modify and extend these simultaneously with the enlargement of the network and/or services and furthermore, to duly fulfil the subscriber's agreements.

8.2.2 The Concession Company shall be entitled to provide professional information to the population and to carry out the marketing of the communication activity aiming at the introduction and promotion of the ERMES services.

8.2.3 The Concession Company shall be liable to organize and maintain a service network of ERMES receivers used in its ERMES network and distributed by the Concession Company and for its continuous and high level operation according to the ERMES technical norms concerned, and to provide the warranties as specified in the Civil Code.

         The Concession Company shall warrant that all type-approved ERMES receivers should be connected into its ERMES network and the radio connection should be established and continuously operated according to the approved business conditions and the included price list.

8.2.4 In accordance with the nationwide public paging services provided by itself, the Concession Company shall be liable to establish and operate the information and repair services and furthermore a client service dealing with the questions of subscribers relating to the orders, operation, services, accounting and advisory activities.

8.2.5 The Concession Company shall publish a register containing the data and call numbers of subscribers switched into the ERMES services. In this context, the Concession Company shall proceed pursuant to the rules of Act on Data Protection as well as those of telecommunications law. The Concession Company shall provide for the protection of the confidentiality of business secrets and personal data that comes to its knowledge in connection with the business activity, and use effective procedures of data protection therefor.

8.2.6 Legal relations between the Concession Company and the subscribers shall be governed by Act No. LXXII of 1992 on Telecommunications along with the relevant governmental and ministerial regulations, the subscriber contracts and the approved business conditions of the Concession Company.

8.2.7 The business terms and conditions of the Concession Company shall be submitted to the Minister for approval and after approval these shall be published.

         If the Minister or the organization acting under appointment of the Minister, verifies the business conditions issued by the Concession Company concerning the provision of ERMES services as well as the implementation and operation of the network, are not in compliance with the relevant rules of law and/or the present Concession Contract, he shall immediately notify the Concession Company to supplement and/or modify its business conditions accordingly. The Concession Company shall publish its valid business conditions as well as any modification thereof and continuously inform its subscribers thereon.

                                  SECTION 9
             CO-OPERATION WITH OTHER TELECOMMUNICATIONS NETWORKS
                            AND SERVICE PROVIDERS

9.1      CO-OPERATION WITH OTHER TELECOMMUNICATIONS NETWORKS

9.1.1 The ERMES Concession Company shall equally treat all public telecommunications service providers connected with them, including its own economic entities, as to the conditions and requirements of interconnection as well as the repair, maintenance and securing of interconnection equipment.

9.1.2 The ERMES Concession Company shall be entitled to initiate the interconnection with networks of other public telecommunications networks and establishment thereof under the conditions set forth in the valid legal rules according to the principle of equality as well as the published technical specifications.

9.2      CO-OPERATION WITH OTHER TELECOMMUNICATION SERVICE PROVIDERS

         The Concession Company providing the ERMES nationwide public paging services and implementing the network thereof shall co-operate with other telecommunications service providers in the following areas:

         (i) supply of technical information and data necessary for the smooth operation and interconnection of the network,

         (ii)    harmonization of maintenance systems,

         (iii)   measurements connected to the operation of the networks,

         (iv)    elimination of failures occurred during providing services.

         The Minister shall make all reasonable efforts in the frame of his scope of activity in order to ensure the co-operation of other concession companies as well as telecommunication service providers.

9.3      PREVENTION AND ELIMINATION OF TECHNICAL FAILURES.

9.3.1 The partners to this Concession Contract are aware of the fact that, in the countries where the ERMES paging system has already been implemented, the radio base stations (BS) of the paging service network may produce incidental interferences on some television and land mobile service channels and cable television networks. The research team formed upon demand of CEPT issued a report in October 1993 on the compatibilities between ERMES and PMR System and TV E-5 in Montreaux.

9.3.2 The Minister and the Concession Company agreed that they shall take all reasonable measures to secure ERMES nationwide public services through the frequency channel specified in Section 1.1.1 of this Contract free of any interference on other networks and shall supply among others, the following measures:

         (i) the careful selection of the site of ERMES transmitters, as well as of the radiation capacity and characteristics thereof, undertaking appropriate regional trials, using the data basis of the Chief Communications Directorate,

         (ii) supplementary application of technological means and equipments, discussions between the Concession Company and the service providers concerned,

         (iii)   agreeing in filtering options,

         (iv)    appropriate shifting of the applied transmission frequencies,

         (v) other options appropriately proven by the theory or practice of radio-telecommunication.

                                   SECTION 10
                     USE OF HUNGARIAN GOODS AND SERVICES


10.1     USE OF HUNGARIAN GOODS AND SERVICES

10.1.1 The Concession Company agrees to use as much Hungarian goods, equipment and services as financially feasible, taking into account the qualitative and quantitative terms and conditions available on the Hungarian market.

         The Concession Company will do its best efforts to increase the ratio of Hungarian participation during the concession period, including participation in the management of the Concession Company.

10.1.2 The Minister is entitled to supervise the execution of the above and may request any reasonable information needed for the evaluation.

10.2     NOTIONS OF "GOODS OF HUNGARIAN ORIGIN" AND "HUNGARIAN PARTICIPATION"

10.2.1 Goods shall be treated as of Hungarian origin if at least 25 percent of the aggregate value of their components have been manufactured in Hungary and/or their value has been raised by at least 25 percent derived from any manufacturing activity that can be proved to be executed in Hungary.

10.2.2 It shall be treated as "Hungarian participation" when the Concession Company and/or any member thereof transfers technologies for manufacturing in Hungary and realization of domestic manufacturing and supply of certain elements, equipment of the ERMES network.

                                   SECTION 11
                  RESPONSIBILITIES OF THE CONCESSION COMPANY,
          FINANCIAL SECURITIES TO BE PROVIDED BY THE CONCESSION COMPANY

11.1 RESPONSIBILITIES OF THE CONCESSION COMPANY IN CONNECTION WITH THE IMPLEMENTATION OF THE PROJECT

11.1.1 In the course of implementation and operation of the Project as well as of the provision of nationwide public paging services, the Concession Company shall act with care and due diligence as is expected from a telecommunications service provider.

11.1.2 The Concession Company shall be solely and exclusively responsible for damages, death and personal injury suffered by and caused to anybody in connection with the construction, operation and maintenance of the Project caused by the Concession Company's gross negligence or willful misconduct. The Concession Company shall be liable to effect insurance at its own costs and benefits against such risk in the broadest possible way:

         (i)     for the entire Project

         (ii)    for the construction of the Project

         (iii)   for the employees of the Project

         (iv)    for responsibilities in connection with the Project

         (v)     for the operation and maintenance of the Project

11.2 RESPONSIBILITIES OF THE CONCESSION COMPANY IN CONNECTION WITH THE EXECUTION OF THE CONCESSION CONTRACT

11.2.1 The Concession Company shall be responsible for the due performance of the liabilities under the present Concession Contract in accordance with the laws and regulations on concession, telecommunications and frequency management and the Civil Code of the Republic of Hungary.

11.2.2 The Concession Company shall be relieved from the responsibilities either in whole or in part if the competent Hungarian Court acting in accordance with the applicable laws, declares that such responsibilities either do not exist in whole or in part.

11.3     SECURITIES

11.3.1 To secure the performance of liabilities under the Concession Contract, The Concession Company shall be liable to submit to the Minister, or a duly authorized person or organization, a bank guarantee in the amount of 500,000 USD issued by the Hungarian Foreign Trade Bank for the Ministry of Transport, Communications and Water Management of the Republic of Hungary as beneficiary, within 30 (thirty) days after the signing of the Concession Contract in accordance with the wording of the letter of guarantee attached in Annex 3. hereto.

11.3.2 The bank guarantee shall be valid for 4 (four) years plus 30 (thirty) days after the date of issue.

11.3.3 The performance guarantee shall secure the implementation of the Project in good quality and in due time, as well as the provision of reliable services. The security shall be obtained either completely or in part as the case may be. The lawfulness of the utilization of the performance guarantee or any part thereof, may be examined by the court proceeding as stated in section 17.1.

         Upon request of the Concession Company, the Minister may return the performance guarantee submitted to him earliest by April 30, 1996 or 90 (ninety) days thereafter, if he is convinced that the implementation of the Project has met the coverage as well as the quality requirements specified in Section 4.1.1. and 4.3. However, the Concession Company agrees either to issue a new bank guarantee in the original amount or to submit a security of the same value acceptable to the Minister, within 90 (ninety) days after that the coverage provided by the Concession Company has ceased either to meet the quality requirements as specified in Section 4.3. or the standard of the services do not correspond permanently to the quality requirements as specified in Section 4.3.

11.3.4 The members of Magyar Paging Consortium as the founders of the Concession Company shall jointly and separately provide guarantee for the Concession Company's performances concerning the following:

         (i) the majority participation in the Concession Company as well as the voting rights thereon shall be exercised primarily in the interest of due performance of the Concession Contract.

         (ii) the Concession Company shall not transfer the concession rights without the prior approval of the Minister.

         (iii) in case of termination of the Concession Contract by notice or due to other reason, the Concession Company shall continue the provision of services for at least six months.

11.3.5 The Minister may demand the performance from the guarantors if, according to the decision of the court, it shall be proved that the Concession Company breached any of the obligations wholly or partially specified in Section 11.3.4 and the bank guarantee specified in
         Section 11.3.1, and the assets of the Concession Company shall not provide enough coverage for damages resulting from such a breach. Legal disputes in connection with the guarantorship shall be settled exclusively by the court as specified in Section 17.1.

                                   SECTION 12
                                 FORCE MAJEURE

The ERMES Concession Company shall only be excused from performing its liabilities wholly or partially under this contract to the extent and for such a time period as its performance is substantially hindered or is considered impossible by Force Majeure, such as war, civil uprising, strikes, natural disasters or any other such unavoidable emergencies.

If such events cause damages to the ERMES Public Paging Network operated by the ERMES Concession Company, the Concession Company shall be liable to elaborate proposals for the repair and reconstruction of the network and take the necessary steps on the basis of the plan co-ordinated with the Minister.

Regarding the obligations of the Minister in case of Force Majeure, the regulations of valid laws shall apply.

Regarding the occurrence, expected duration and effects on the performance of the Concession Contract of the events qualified as Force Majeure, the Party noticing it and referring hereto, must inform the other Party in writing without delay.

The subject of the Force Majeure is to be evidenced without delay by the Party referring hereto by the declaration of the competent authority pursuant to the place and character of the Force Majeure event.

                                   SECTION 13
            MODIFICATION, EXPIRY AND TERMINATION OF THE CONTRACT

13.1     MODIFICATION OF THE CONTRACT

13.1.1 The Contracting Parties may modify the present Contract at any time in writing in any way as permitted by the relevant rules of law.

13.1.2 According to Section 5, subsection (1), para e.), of Act No. LXXII of 1992 on Telecommunications, the Minister shall be entitled to supervise the Concession Contract periodically from the point of view of the consumer's interests and/or of the due development criteria and/or of the international liabilities meanwhile agreed and to modify it accordingly.

         (i) In the process of application and interpretation of the present Contract under the term "modification under consumer's interest" there shall be deemed such modification which shall be initiated by the Minister following and based upon the motivated proposals of the Telecommunications Reconciliation Forum.

         (ii) In the process of application and interpretation of the present Contract under the term "modification under due development criteria" there shall be deemed such modification which shall be initiated by the Minister in the competency specified as state functions under the laws on telecommunications and/or frequency management.

         (iii) In the process of application and interpretation of the present Contract under the term "modifications under the international liabilities meanwhile agreed" there shall be deemed such modifications initiated by the Minister on the basis of international liabilities undertaken by the Hungarian State. Eventual modifications in recommendations and decisions of ERMES MoU or in the norms of ETS 300 133-1...7 standard. shall be deemed as necessary reasons for the modification of the present Contract accordingly.

13.1.3   Any modification initiated by the Minister:

         (i) may not change the basic rights and liabilities as to the subject matter of the concession, duration and the fees thereof to the disadvantage of the Company,

         (ii) may not infringe the material and lawful interests of the Concession Company in connection with the concession, the use of frequency or the reasonable operation of the Concession Company by complying with the obligations under the Contract and the rules and regulations of the Hungarian law.

13.2     EXPIRY OF THE CONTRACT

         The present Concession Contract shall cease to exist by the expiration of the period specified in Section 1.3.1, or it shall be terminated by the written agreement of the Parties specifying the conditions and consequences of such termination by agreement.

13.3     TERMINATION OF THE CONTRACT

         The present Contract has been concluded for a fifteen (15) year period according to Section 1.3.1, and with respect to the public interest on the due performance thereof, it can only be terminated under reasons specified in Sections 13.4 and 13.5 following an abortive grace period provided by a preliminary written notice.

         A termination with immediate effect shall take place only under reasons specified in Section 13.4.2.

13.4     TERMINATION BY THE MINISTER

         The Minister shall have the right to terminate the Concession Contract upon the occurrence of any of the following events and circumstances within the control of the Concession Company.

13.4.1 The ERMES Concession Company does not perform its main liabilities set forth below and specified in the Concession Contract and its Annexes, in particular

         (i) schedule of implementation and development of the ERMES nationwide public paging services.

         (ii) observing price law regulations issued by authorities concerning tariffs and prices.

         (iii)   performing the quality criteria of the services.

         (iv)    due payment of fees as specified in the Contract.

13.4.2 The Concession Company will not be entitled to carry on the concession activity within six (6) months after the signing of the Concession Contract or from the withdrawal of any of its permits by the authorities as the case may be.

13.4.3 The Magyar Paging Consortium does not enforce the requirements specified in Section 2.4.2 in the Deed of Foundation of the Concession Company.

13.4.4 The Concession Company intentionally and repeatedly violates its major liabilities included in the Concession Contract, e.g. stipulations concerning the subscribers or other telecommunications service providers, or the rules of market behavior, and these violations shall remain unremedied following the Minister's notice.

13.4.5 The Concession Company does not satisfy the demand for interconnection of the authorized telecommunication service providers requesting the same.

13.4.6 A liquidation process shall be opened against the Concession Company due to bankruptcy or, during a bankruptcy process the Concession Company makes such declarations to meet the demands of the creditors which significantly and adversely affects the performance of its liabilities under the Concession Contract concerning the provision of the services.

13.5     NOTICE BY THE CONCESSION COMPANY

         The Concession Company shall have the right to terminate the Concession Contract by observing the following cases and conditions:

13.5.1 The Minister intentionally and repeatedly breaches the basic liabilities under the present Concession Contract hereby offending and causing serious prejudice to the lawful interests of the Concession Company.

13.5.2 The Ministry being dissolved without legal successor or ceasing to have the authorization needed for performing its obligations under the present Concession Contract and the Government or any governmental authority competent to do so under the valid laws and regulations fails to assume the rights and obligations of the Ministry hereunder in accordance with the applicable law.

13.6     PROCEDURE IN CASE OF NOTICE

13.6.1 Prior to exercising his right to terminate the Concession Contract by notice under Sections 13.4.1, 13.4.3, 13.4.4, 13.4.5, 13.4.6, the
         Minister shall send written notice to the Concession Company requesting to remedy the event and/or the reason for such right of termination, and/or to give proper clarification thereon. If the Concession Company does not comply the notice within ninety (90) days after the receipt thereof, neither gives satisfactory clarification nor eliminate the situation and/or reason giving rise to such termination, the Minister shall terminate the Contract by way of a registered letter addressed to the Concession Company.

         The notice shall include:

         (i)     antecedents of the notice

         (ii) reasons of the notice and indication relating to the proof thereof

         (iii) notice and deadline relating to the termination of operating the network and of providing the ERMES services by the Concession Company

         (iv) other issues, notices and demands containing the consequences of such notice. The dispute concerning the lawfulness of the notice and its financial consequences shall be settled in the procedures specified in Section 17.1.

         (v) independently from any legal dispute, the Minister shall be entitled to utilize wholly or partially the bank guarantee (security) of 500.000 USD as specified in Sections 11.3.1, 11.3.2, 11.3.3.

13.6.2 The Concession Company shall, before exercising its right to terminate the Concession Contract by notice according to Section 13.5, give written notice to the Minister requesting the Minister to eliminate the situation or reason and/or to give clarifications thereon. If the Minister does not comply with the notice within ninety (90) days from the receipt thereof, or give satisfactory explanation or eliminate the situation and/or reason, the Concession Company shall terminate the Contract by notice by a registered letter addressed to the Minister.

         The letter or termination by notice shall include:

         (i)     the antecedents of the notice

         (ii) reasons of the notice and indication relating to the proof thereof

         (iii) the notice in respect of security to be given by the Minister to the Concession Company, and the declaration on date when the Concession Company shall terminate the provision of ERMES nationwide public paging services.


         In case of notice given by the Concession Company as forthwith instructed by the Minister, the Concession Company shall continue and
         - under the same conditions - perform the operation of the network and the provision of the public telecommunications services for six months after the date of the notice.

13.7     LEGAL EFFECTS OF THE NOTICE, THE NOTICE PERIOD

13.7.1 The dispute in connection with the lawfulness and financial consequences of the notice shall be settled in the procedures specified in Section 17.1.

13.7.2 If the Parties do not agree otherwise, the notice shall enter into force on the day following the decision of the competent Hungarian court relating to the lawfulness of such termination.

13.7.3 In case of lawful notice approved by the Minister, the concession fees paid by the Concession Company shall not be reclaimed.

         In case of lawful notice given by the Concession Company regarding the issue of repayment of the lump sum of the concession fee, i.e. the legal basis and/or the measure of the amount thereof, shall be agreed by the Parties during the notice process. If the Parties do not agree on the repayment of the lump sum of the concession fee the court proceeding in the issue of lawfulness of the notice shall decide on the legal basis and amount of the concession fee to be repaid for the Concession Company.

13.7.4 The Concession Contract shall be ended by the notice on the date of expiry of the 180 day lawful termination period.

13.7.5 During the termination period the Concession Company shall be liable to secure the operation of the ERMES system and the provision of the nationwide public paging services according to the order of the Minister.

13.7.6   On the day of termination of the Contract:

         (i)     the concession rights shall cease,

         (ii) the validity of the issued radio licenses as well as the licenses for frequency usage granted in connection with the concession, shall come to an end,

         (iii) liabilities concerning the liquidation of the Concession shall commence and shall be perfected within 30 days as specified in
                 Section 26 subparagraph (1) of the Act No. XVI. on Concessions and in IL Law of 1991 on bankruptcy, liquidation and final winding up and in Act No. VI of 1988 on Economic
                 Associations.

         (iv) the construction and using rights on land and property shall cease as well as the rights concerning the interconnection with other networks. In case of expiry or cessation of the Concession Contract due to any reason, equipment provided for use in the network by the members of the Concession Company shall remain in the ownership of the Concession Company.

13.7.7 If the Concession Contract shall be terminated by a winding-up process ordered due to bankruptcy of the Concession Company, the Minister and the founders of the Concession Company may agree within the framework of the valid legal rules and regulations, that they shall found a new Concession Company to carry on the performance of concession rights and liabilities during the rest of the concession period.

13.8     SURVIVAL CLAUSE

         In case of termination of the present Concession Contract due to any reason the following provisions of this Contract shall survive:

         Section 17.6 on confidential information; Section 17.3 on legal disputes including Section 7.3; Section 17.1.1 on applicable law;
         Section 15 on conciliation and amicable settlement for disputes including 7.3; Section 2.4.7 on ownership of equipment.

                                   SECTION 14
              LEGAL SUCCESSION, EXTENSION OF THE CONCESSION PERIOD
                             THE CONCESSION PERIOD

14.1     ASSIGNMENT

         Without the prior written consent of the Minister the Concession Company may not transfer and/or assign:

         (i) the present Concession Contract or any associated contracts or agreements relating to the ERMES nationwide public paging services,

         (ii) any of its rights arising from exercising the concession and frequency use.

         (iii) any of its assets directly promoting the ERMES nationwide public paging services without substituting the same in its own network.

14.2     PROLONGATION OF THE CONCESSION PERIOD

14.2.1 The concession period shall expire on the day as specified in Section 1.3.1, however, it may be prolonged once by the parties' agreement by at least half of the concession period (7.5 years).

14.2.2 The Ministry and the Concession Company shall negotiate the prolongation of the concession period and validity of the Concession Contract under mutually acceptable terms and conditions 12 months prior to the expiry of the concession period.

         If the Minister and the Concession Company shall not reach an agreement regarding the prolongation of the concession period between the 12th and the 6th month prior to the expiry of the concession period, the Concession Contract shall cease on the day as specified by the Section 1.3.1.

14.2.3 After the expiry of the Concession Contract and in case of repeated Concession Tender procedures, the original concession holder shall be preferred to other Bidders provided they offer the same conditions regarding the major issues.

                                   SECTION 15
           HARDSHIP, CONCILIATION AND AMICABLE SETTLEMENT OF DISPUTES

15.1     HARDSHIP

         In case of the occurrence of any event beyond the reasonable control of either the Minister or the Concession Company (other than an event qualified as Force Majeure) including any material change of regulation directly impacting the Concession Company which could not have been reasonably foreseen on the date of concluding the Concession Contract and substantially and adversely affect the economic position of the Concession Company and due performance of the present contract timely for the Concession Company impossible, the Concession Company shall give notice to the Minister within thirty (30) days of the occurrence of such event, containing a description of the event and its likely economic consequences to the concession Company. The Minister and the Concession Company shall consult with a view to reaching a mutually satisfactory resolution to the change in circumstances of the project provided however, there shall be no binding obligation on either party to reach a solution.

15.2     CONCILIATION AND AMICABLE SETTLEMENT

         The Partners, shall do their utmost to negotiate in good faith and to conciliate and settle all disputes arising in connection with the present Contract.

         The Minister undertakes the obligation that he shall carry on conciliation with the Concession Company and/or the economic association (telecommunication service providers) concerned in all issue or dispute referring to the present Concession Contract.


                                  SECTION  16

                                 RELEVANT LAWS

The following Acts of Hungarian law are of extreme importance for the present
Contract:

(a) Act No. IV of 1959 on the Civil Code of Republic of Hungary as amended;

(b)      Act No. VI of 1988 on Economic Associations as amended;

(c) Act No. IV of 1957 on the Procedures of State Administration as amended;

(d)      Act No. XVI of 1991 on Concessions as amended;

(e)      Act No. LXXII of 1992 on Telecommunications as amended;

(f)      Act No. LXII of 1993 on Frequency Management;

(g)      Act No. LXXXVI of 1990 on Fixing Prices

(h)      Act No. LXXXVI of 1990 on Prohibition of Unfair Market Practice

(i) Act No. LXIII of 1992 on Personal Data Protection and Publicity of Data of Public Interest

(j) Act No. LXVI of 1992 on Registering of Personal Data and Home Addresses of Citizens;

(k)      Act No. XCIII of 1990 as amended concerning duties

and the valid regulations (orders, decrees) of lower level specified in Annex
No...... of the present Contract.

                                  SECTION  17

                                 MISCELLANEOUS

17.1     APPLICABLE LAW, COMPETENT COURT

17.1.1 The Acts, governmental decrees and orders of Ministers of the Republic of Hungary shall be applicable for the present Concession Contract, its application and interpretation, as well as for the Concession Company and operation thereof.

17.1.2   List of regulations to be applied is specified in Section 16 and in
         Annex No....hereto.

17.1.3 In all disputes between the Minister and the Concession Company arising from and connected with the present Contract, its interpretation, application, performance, termination and extension, shall be decided by the competent court of the Republic of Hungary according to the rules of the Hungarian Civil Procedural Law.

         The legally binding decisions of the proceeding court as well as the higher court of second distance shall be final.

         The contracting partners covenant to execute the decision of the court in accordance with Section 7.3.


17.2     COMPLETE AGREEMENT

         This Contract and Annexes hereto represent the complete agreement between the Parties.

17.3     SEPARABILITY

         If any of the provisions of the present Concession Contract become null and void the relevant provisions can only be treated as null and void concerning the reason involved and the other provisions of the contract shall remain valid.

17.4     THE LANGUAGE OF THE CONTRACT

         The present Contract has been negotiated both in Hungarian and English and the partners signed it in Hungarian in two original copies and the English version has been supplemented to the present Contract. In case of any dispute the Hungarian version shall prevail.

17.5     NOTICES

         Any notice or correspondence under the present Contract shall be made by letter, telefax or telex to the addresses of the partners herebelow. Language of the notices, etc. shall be Hungarian.

         To the Minister or the Ministry:

         Ministry for Transport, Communications and Water Management
         1077 Budapest
         Dob u. 75-81.
         Telephone: +(36-1) 122-0220
         Telefax +(36-1) 155-4085

         To the Euro Paging Hungary Concession Company Limited by Shares:

         Vaci ut 37. A/502.
         H-1134 Budapest, Hungary
         Telephone: +(36-1) 270-4080
         Telefax: +(36-1) 270-4045

17.6     CONFIDENTIAL INFORMATION

         All information obtained and to be obtained in connection with the present Contract shall be treated as confidential by the partners to this Contract, their members, agents, advisers as well as their financing institutes or employees, and shall not be disclosed without the prior written approval of the other contracting partner.

         This stipulation shall not be applied to data provision required by the authorities and other empowered persons being specified by law.

         The contracting partners shall secure that their members, employees, advisers, present and future financial institutions, contractors, etc. shall adhere to this Section.

17.7     ANNEXES

         The following Annexes shall create an integral part of the present
         Contract:

         ANNEX No. 1: Technical requirements for providing the nationwide public paging services and for implementation of the connected network.

         ANNEX No. 2: Frequency reservation and usage fees

         ANNEX No. 3: Performance warranty

         ANNEX No. 4: Applicable laws

         ANNEX No. 5: English version of the present Concession Contract.

17.8     DEFINITIONS

         The definitions used in wording of the present Contract concerning the telecommunications and frequency management are contained in the relevant annexes of Act on Telecommunications as well as of Act on Frequency Management and the ETC 300 133-1...7 standard.

17.9     VALIDITY

         The Contract shall be valid following the agreement on all conditions and due undersigning thereof by the Minister and the ERMES Concession Company, but with effect from 29th April, 1994 as the commencement of the concession.

17.10    The present Contract is undersigned in Hungarian in 2 originals.


         Budapest, 5th August, 1994

         Euro Paging Hungary Concession Company    Minister for Transport,
         Limited by shares                         Communications and
                                                   Water Management

         ............................................
         Gerard Aircraft Sales and Leasing Company


         ............................................
         SFMT-Hungaro, Inc.


         ............................................
         Microsystem Telecom Rt.

                                                                    EXHIBIT 10.1

                         REPRESENTATIONS AND WARRANTIES

In accordance with Section 10.1 of the Agreement, each Shareholder makes the following representations and warranties to the other Shareholders:

1. Organization and Standing. Such Shareholder (i) is a corporation established and validly existing under the laws of the State of Delaware, in the case of Gerard, the laws of the State of New York, in the case of SFMT, or the laws of the Republic of Hungary, in the case of Microsystem; and (ii) has all requisite power and authority to conduct its business in accordance with its foundation documents.

2. Authorization; Due Execution. Such Shareholder has all requisite power and authority to execute and deliver this Agreement (and all other agreements contemplated by this Agreement to which it is a party, including the Deed of Foundation), and to perform its obligations under this Agreement (and under all such other agreements). This Agreement has been (and all such other agreements have been or will be) duly authorized, executed and delivered by such Shareholder and this Agreement constitutes (and all such other agreements constitute or will constitute) the valid and legally binding obligation of such Shareholder (excepting the last paragraph of Section 2.4.2 and the last sentence of Section 19), enforceable (in each case) against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity (and excepting the provisions set forth in

3. No Violation. Neither the execution or delivery by such Shareholder of this Agreement (or any other agreement contemplated by this Agreement to which it is a party, including the Deed of Foundation), nor the consummation of the transactions contemplated hereby (or thereby), will (i) violate any material agreement, commitment, judgment or order to which such Shareholder's property is bound, (ii) contravene any law or regulation having applicability to such Shareholder or (iii) result in or require the creation or imposition of any encumbrance of any nature upon, or with respect to, any properties or assets now owned or hereafter acquired by such Shareholder (other than as may arise pursuant to this Agreement).

4. Approvals, Consents, Etc. Other than any approval required by the Ministry, no consent, authorization or approval of, or waiver or exemption by, or filing or registration with, any governmental agency or any other person or entity is required to be obtained or made in connection with the execution, delivery or performance by such Shareholder of this Agreement (or any agreement contemplated by this Agreement, to which such Shareholder is or will be a party, including the Deed of Foundation).

5. Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or hearing, pending or, to the knowledge of such Shareholder, threatened by or before any court or governmental or administrative agency or authority or private arbitration tribunal, against such Shareholder involving the transactions contemplated by this Agreement.

6. Financial Capacity. With the exception of Microsystem, the group of companies that are affiliated with such Shareholder have the financial means and resources necessary for the due and proper performance of its obligations under this Agreement and the Deed of Foundation.

7. Certain Provisions of the Agreement. After due and proper inspection and consideration of the relevant legal regulations, such Shareholder is not aware of any fact that would constitute a sufficient basis to qualify or render null and void or voidable (in full or in part) any provision of this Agreement or the provisions of the Deed of Foundation, under any body of applicable law.

8. Accuracy. No representation or warranty made by such Shareholder in this Agreement or in any other document furnished in connection with this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statement contained herein or therein not false or misleading.

                              ----------------

                                                                    EXHIBIT 10.3

                        CERTAIN LIABILITIES/OBLIGATIONS

1.       The Consortium has entered into the Concession Agreement.

2. Gerard has executed a letter of intent with Glenayre Electronics Ltd., relating to its work as installation contractor.

3. Legal fees have been incurred relating to work performed by Dewey Ballantine Theodore Goddard on in connection with the Concession Contract since July 6, 1994. It is expected that the aggregate amount of these fees will be approximately US $15,000. The parties have agreed that 50% of the amount of such fees will be borne by SFMT (notwithstanding anything to the contrary contained in Section 15 of the Agreement).

4. International Technology Consultants has indicated that it might seek a finder's fee relative to the transaction between Gerard and SFMT. Gerard understands that SFMT is handling this fee. Should SFMT arrange for ITC to agree to a finder's fee in the amount of $40,000, Gerard has indicated its willingness to pay $15,000 of such amount (or its pro rata share of any lesser amount).

5. Discussions relating to possible employment arrangements were held with two employees of Radio Contact Ltd. These discussions did not result in the execution of any agreements.

                            AGREEMENT ON ASSIGNMENT

THIS AGREEMENT is entered into as of August 5, 1994, among Magyar Paging Consortium (the "Consortium") and Euro-Paging Hungary Concession Company Limited by Shares (the "Company"), a Hungarian company limited by shares, having its principal offices at 1134 Budapest, Vaci ut 37. A/502.

WHEREAS the Minister of Transport, Telecommunications and Water Management of the Republic of Hungary (the "Minister") issued an international concession tender for the provision of nationwide public paging services on the territory of the Republic of Hungary;

WHEREAS the Consortium has won the tender and signed the Concession Contract with the Minister on May 5, 1994 with a legal effect of April 29, 1994;

WHEREAS the Consortium, pursuant to its obligations under the Concession Contract, has established the Company which shall be the legal holder of the concession right and the related obligations;

THEREFORE, IN CONSIDERATION of the foregoing promises and mutual undertakings hereinbelow set forth, the parties hereby agree as follows:

1. The Consortium hereby irrevocably assigns its concession right and the related obligations to the Company in accordance with the Concession Agreement concluded between the Consortium and the Minister on May 6, 1994.

2. As consideration for the assignment as well as the costs associated to the acquisition of the concession right defined under Section 1. above, the Company shall pay to the Consortium a single fee of USD 1,500,000 (one million five hundred thousand US Dollars).

3.       The fee defined under Section 2. above shall be payable within fifteen
(15) days following the execution of this Assignment Agreement through wire transfer to the designated bank account of SFMT-Hungaro, Inc.

4. The members of the Consortium, Microsystem Telecom Rt. and Gerard Aircraft Sales and Leasing Company, hereby acknowledge that the third member of the Consortium, SFMT-Hungaro, Inc., has already reimbursed their costs incurred in connection with the acquisition of the concession right. Thus, Microsystem Telecom Rt and Gerard Aircraft Sales and Leasing Company hereby irrevocably waive all their rights to claim any portion of the USD 1,500,000 (one million five hundred thousand US dollars) payable by the Company to the Consortium in accordance with Sections 1 and 3 of this Agreement and assign all their rights arising therefrom to SFMT-Hungaro, Inc.

5. Any dispute or disagreement between the parties arising out of or in connection with this Assignment Agreement that cannot be amicably resolved, shall be subject to the exclusive Jurisdiction by the Court of Arbitration of the Hungarian Chamber of Commerce in accordance with its Rules of Procedure; the decision of the Arbitration Courts shall be final and the place of the arbitration shall be Budapest and the language English.

6. This Assignment Agreement shall be generally governed by Hungarian law.



                 /s/ [ILLEGIBLE]
                 ---------------------
                 Euro-Paging Hungary Concession Ltd.


/s/ [ILLEGIBLE]                         /s/ [ILLEGIBLE]
---------------------                 ---------------------
Gerard Aircraft Sales                 SFMT-Hungaro, Inc.
and Leasing Co.




/s/ [ILLEGIBLE]
---------------------
Microsystem Telecom Rt.

                                                                December 5, 1994


We refer to the joint venture and shareholders' agreement (the "Agreement") dated August 5, 1994 among Gerard Aircraft Sales and Leasing Company ("Gerard"), SFMT-Hungaro, Inc. ("SFMT") and Microsystem Telecom Inc. Relating to EURO Paging Hungary Concession Company Limited by Shares (the "Company").

Today we are executing certain documents relating to the capitalization of the Company, including a loan agreement (the "Loan Agreement") between the Company and Gerard. In connection with the execution of these documents, this is to confirm our understanding relating to the capitalization arrangements:


1. The initial registered capital of the Company will equal HUF 200 million. Consistent with Section 7.2 of the Agreement, SFMT (or one of its affiliates) will be responsible for paying to the Company, on behalf of Gerard, the amount of HUF 51 million, representing the portion of the initial registered capital equal to Gerard's equity interest (as set out in Recital F of the Agreement).

2. Although the Loan Agreement provides that Gerard shall advance to the Company the amount of $250,000.00 this amount shall be advanced to the Company by SFMT (or one of its affiliates).

3. The parties intend that the amount advanced under the Loan Agreement, as well as the amount advanced under a similar loan agreement between SFMT and the Company, shall be converted into additional equity of the Company in January 1996. Any such conversion will result in Gerard and SFMT receiving such number of shares as are appropriate in order to achieve the ownership structure set out in Section 2.5.2 of the Agreement. No payment shall be required from Gerard for such shares.




GERARD AIRCRAFT SALES AND LEASING COMPANY


By:  /s/ JAMES G. MONAGHAM
   -----------------------
   James G. Monagham
   President



THE FOREGOING IS ACCEPTED AND AGREED TO:

SFMT-HUNGARO, INC.

By:  /s/ LOUIS T. TOTH
   -----------------------
   Louis T. Toth
   President

THIS AGREEMENT is made as of the 15th day of December 1994

between

1.       EURO SZEMELYHIVO MAGYARORSZAG KONCESSZIOS RESZVENYTARSASAG
         Vaci ut 37/A
         1134 Budapest
         Hungary

(hereinafter called the "Borrower")

2.       SFMT-HUNGARO, INC.
         477 Madison Ave, 8th floor
         New York, NY 10022
         USA

(hereinafter called the "Lender")

WHEREAS

(1) Borrower intends to develop and operate a network for the provision of nationwide public paging services for fifteen (15) years throughout the territory of the Republic of Hungary;

(2) Lender is the shareholder of Borrower and intends to finance the operation of Borrower;

(3) Borrower desires to borrow USD 750,000 (seven hundred and fifty thousand US dollars) in order to finance its initial operating costs;

(4) At the request of Borrower, Lender has agreed to advance to Borrower USD 750,000 (seven hundred fifty thousand US dollars) upon and subject to the terms and conditions of this Agreement.

NOW IT IS AGREED AS FOLLOWS:

1.       LOAN

(1) Lender shall provide the Loan for fifteen (15) years. Lender agrees to lend to Borrower, upon written request of Borrower, the aggregate total principal amount of USD 750,000 (seventy five thousand US dollars).

(2) The repayment of the Loan will be an obligation of Borrower and will rank in priority to (subject to such exceptions as are from time to time mandatorily applicable under any applicable laws) all other present and future borrowing of the Borrower.

(3) Borrower, in order to secure payment when due, whether by acceleration or otherwise, of any and all obligations of Borrower to Lender including, without limitation, principal, fees and expenses, whether now existing or hereinafter arising (collectively, the "Obligations"), grants a first priority lien, security interest and floating charge on and over the revenues of Borrower.

(4) The purpose of this Loan shall be to provide financing for the provision of nationwide public paging services for fifteen (15) years throughout the territory of the Republic of Hungary.

2.       INTEREST

(1) Lender shall provide the Loan at zero percent (0%) interest to Borrower.

3.       REPAYMENT OF LOAN

(1) Subject to as provided in this Agreement, Borrower shall repay the Loan in US dollars within fifteen (15) days from the date of receipt of the written notification duly signed by Lender.

(2) Upon full payment of the entire amount of the Loan, Lender shall (i) provide written notification to Borrower that the Loan has been repaid; and (ii) be deemed to have released the lien on Borrower's assets.

4.       COVENANTS BY THE BORROWER

         Borrower hereby covenants to Lender that during the continuance of this Agreement, Borrower:

         a) will carry on and conduct its business in a proper and efficient manner and will not without the written consent of Lender (such consent not be unreasonably withheld) make any material alteration in the nature of such business; and

         b) will give to Lender such information relating to the affairs, business and assets of the Borrower as Lender may from time to time reasonably require.

5.       ASSIGNMENT

         Lender cannot assign, transfer, lien, encumber or otherwise dispose of any of its rights or obligations arising from this Agreement without the prior written notification of Borrower.

         Borrower cannot assign, transfer, lien, encumber or otherwise dispose of any of its rights or obligations arising from this Agreement without the prior written consent of Lender.

6.       NON-CONTRAVENTION OF ARTICLES

(1) Borrower hereby certifies that it has the power to enter into this Agreement and that the execution of this Agreement does not or will not contravene any of the provisions of its Articles of Association nor of any charge, trust deed, contract or other instrument to which Borrower is a party or which is binding upon its assets.

(2) The contracting parties hereby acknowledge that the validity of this Agreement is conditioned upon the approval of the National Bank of Hungary.

7.       TAXATION

         All payments in respect of this Agreement will be made without withholding or deduction for, or on account of, any present or future taxes or duties or whatever nature imposed or levied by or any behalf of any Governmental or other authority having power to tax, unless Borrower is required by law to withhold or deduct amounts for, or on account of, such taxes or duties.

8.       WAIVER

         No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.       NOTICES

(1) Any notice to be served in connection with this Agreement shall be in writing (which shall include telex and facsimile) and any notice or other correspondence under or in connection with this Agreement shall be delivered to the registered office of the addressee or as otherwise notified by the relevant addressee, or transmitted by telex or by first class mail or by facsimile, in each case to such address.

(2) Any such notice or correspondence shall be deemed to have been served as follows:

         a)      in the case of delivery, on the day of delivery;

         b) in the case of service by first class mail, ten (10) days after the day on which it was posted;

         c) in the case of telex, on the day when the recipients' machine acknowledges the receipt thereof; and

         d) in the case of a facsimile transmission on the date of transmission of the notice.

10.      CHOICE OF LAW

         This Agreement shall be governed by, and construed in accordance with the laws of the Republic of Hungary and all disputes shall be settled by arbitration at the Hungarian Chamber of Commerce in Budapest in accordance with its rules from time to time in effect.

II.      SEVERABILITY

         Should any of the terms of this Agreement be or become fully or partially invalid, the legal validity of this Agreement shall not be affected thereby.

12.      ENTIRE AGREEMENT

         This Agreement constitutes the entire Agreement between the parties as the subject matter of this Agreement and may not be varied except in writing signed by all parties hereto.

IN WITNESS whereof the parties hereto have executed this Agreement in three original copies on the day and year first above written.



/s/ Illegible                              /s/ Illegible
-----------------------                    -----------------------
EURO Szemelyhivo Magyarorszag              SFMT-Hungaro, Inc.
Koncesszios Rt.

                            Hungarian National Bank

                                 Vice President

                                                     December 29, 1994, Budapest
                                                     Reg.No.: 9989/1994/HJ
                                                     Approval No.: 94/2782
                                                     Admin.: Agnes Borda

Euro-Paging Hungary Concession Ltd.
Budapest
Vaci ut 37/a
1134

Re: Foreign currency authority approval

With respect to the application for approval of foreign currency loan dated December 14, 1994, the foreign currency authority (the "Authority"), in accordance with section 5 of the Law Decree No 1. of 1974, passed the following decision:

The Authority hereby approves the foreign currency loan agreement between the following companies with the conditions described below:

BORROWER:                         Euro-Paging Hungary Concession Ltd.

LENDER:                           SFMT-Hungaro Inc. (shareholder)

TARGET:                           Working capital

CURRENCY:                         USD

AMOUNT OF THE LOAN:               750,000 (seven hundred fifty thousand)

THE LOAN CAN BE DRAWN DOWN WITHIN 6 (SIX) MONTHS FOLLOWING THE DATE FIXED IN THIS APPROVAL.

INTEREST:                         No interest.

MATURITY:                         15 (fifteen) years

REPAYMENT OF THE PRINCIPAL:       At the time of the maturity

SECURITY:                         Assignment of the receivables

BANK:                             CA Ltd.

THE AMOUNT OF THE LOAN SHALL BE TRANSFERRED TO THE HUF OPERATING ACCOUNT NO. 217-68015 OF THE BORROWER.

The loan may be provided by the Lender only via bank transfer.

The bank statement on the exchange of the currency shall be submitted to the bank which transfers back the amount of the loan at the time of the maturity.

The Hungarian National Bank shall provide, against payment in HUF, the currency necessary to fulfill the Borrower's currency payment obligations to the Lender arising out of the Loan Agreement approved in this decision.

This approval for the foreign currency loan shall be valid for a 6 (six) months period of time from the date fixed in this approval. The loan shall be drawn down during this period. In case the loan will not be drawn down, this approval shall be returned to the Currency Administration Department.

Appendix No. 1 shall be sent to the Hungarian National Bank's Currency Administration Department within 2 (two) weeks from the drowing down of the loan. Appendix No. 2 shall be sent to the Hungarian National Bank's Currency Administration Department on a quarterly basis.

Any deviation from the above described conditions shall be permitted only in case of the modification of this approval.

This approval shall not be deemed as guarantee of the Hungarian National Bank.

In case of the Borrower's failure to supply the required information or any violation of the provisions of this approval, the approval shall be withdrawn by the Hungarian National Bank.

The authority hereby approves the application and, in absence of adverse party, the authority, in accordance with section 43 paragraph 2 of Act No. 4 of 1957 on State Administration Procedure, does not provide the reasoning of the approval and the information about the appeal possibilities.

Frigyes Harshegyi
(Stamp)
(Signature)

Appendix No.1.

        Report on foreign currency loans of business organizations

The information shall be supplied by business organizations whose application for foreign currency loan was approved. The information shall be sent to the Hungarian National Bank's Currency Administration Department within 2 (two) weeks from the drown down of the loan.

If a Hungarian bank provided bank guarantee for the loan, a copy of the agreement on such guarantee is required.

If the loan is not drawn down within 6 (six) months from the date determined in the approval, the approval shall be withdrawn.

Name:

Approval No.:

Currency:

Amount of the loan:

Date of the drowning down:

The name of the Hungarian bank providing the bank guarantee:




                                   signature

    Appendix for the transfer order for repayment of foreign currency loan

Name of the transferor:

No. of the transfer order:

Title of the amortization: principal interest (To be underscored)

No. of the foreign currency authority's approval:

Date of receipt/drowning down of the loan:

The name of the bank receiving the loan:

Annex 2.

Report on foreign currency loans of the business organizations

on                    199

The information shall be supplied by business organizations whose application for foreign currency loan was approved. The first information shall be provided within 90 days after the issue of the approval. Further information shall be forwarded to the Currency Administration Department of the National Bank of Hungary not later than the 10th day of the month following the quarter.


No. of the approval:
                                  ----------------------------
Name of the business organization:
                                  ----------------------------
Participating Hungarian bank:
                                  ----------------------------


-----------------------------------------------------------------------------------------------------------------------
Date of receipt resp.                                            Principal        Interest         Net amount of
date of repayment         Currency         Received loan         repayment        repayment        loans
-----------------------------------------------------------------------------------------------------------------------

TOTAL

----------------------------
Official Signature

THIS AGREEMENT is made as of the 15th day of December 1994

between

1.       EURO SZEMELYHIVO MAGYARORSZAG KONCESSZIOS RESZVENYTARSASAG
         Vaci ut 37/A
         1134 Budapest
         Hungary

(hereinafter called the "Borrower")

2.       GERARD AIRCRAFT SALES AND LEASING COMPANY
         1013 Centre Road, Wilmington
         Delaware 19805
         USA

(hereinafter called the "Lender")

WHEREAS

(1) Borrower intends to develop and operate a network for the provision of nationwide public paging services for fifteen (15) years throughout the territory of the Republic of Hungary;

(2) Lender is the shareholder of Borrower and intends to finance the operation of Borrower;

(3) Borrower desires to borrow USD 250,000 (two hundred fifty thousand US dollars) in order to finance its initial operating costs;

(4) At the request of Borrower, Lender has agreed to advance to Borrower USD 250,000 (two hundred fifty thousand US dollars) upon and subject to the terms and conditions of this Agreement.

NOW IT IS AGREED AS FOLLOWS:

1.       LOAN

(1) Lender shall provide the Loan for fifteen (15) years. Lender agrees to lend to Borrower, upon written request of Borrower, the aggregate total principal amount of USD 250,000 (two hundred fifty thousand US dollars).

(2) The repayment of the Loan will be an obligation of Borrower and will rank in priority to (subject to such exceptions as are from time to time mandatorily applicable under any applicable laws) all other present and future borrowings of the Borrower.

(3) Borrower, in order to secure payment when due, whether by acceleration or otherwise, of any and all obligations of Borrower to Lender including, without limitation, principal, fees and expenses, whether now existing or hereinafter arising (collectively, the "Obligations"), grants a first priority lien, security interest and floating charge on and over the revenues of Borrower.

(4) The purpose of this Loan shall be to provide financing for the provision of nationwide public paging services for fifteen (15) years throughout the territory of the Republic of Hungary.

2.       INTEREST

(1) Lender shall provide the Loan at zero percent (O%) interest to Borrower.

3.       REPAYMENT OF LOAN

(1) Subject to as provided in this Agreement, Borrower shall repay the Loan in US dollars within fifteen (15) days from the date of receipt of the written notification duly signed by Lender.

(2) Upon full payment of the entire amount of the Loan, Lender shall (i) provide written notification to Borrower that the Loan has been repaid; and (ii) be deemed written notification to have released the lien on Borrower's assets.

4.       COVENANTS BY THE BORROWER

         Borrower hereby covenants to Lender that during the continuance of this Agreement, Borrower:

         a) will carry on and conduct its business in a proper and efficient manner and will not without the written consent of Lender (such consent not be unreasonably withheld) make any material alteration in the nature of such business; and

         b) will give to Lender such information relating to the affairs, business and assets of the Borrower as Lender may from time to time reasonably require.

5.       ASSIGNMENT

         Lender cannot assign, transfer, lien, encumber or otherwise dispose of any of its rights or obligations arising from this Agreement without the prior written notification of Borrower.

         Borrower cannot assign, transfer, lien, encumber or otherwise dispose of any of its rights or obligations arising from this Agreement without the prior written consent of Lender.

6.       NON-CONTRAVENTION OF ARTICLES

(1) Borrower hereby certifies that it has the power to enter into this Agreement and that the execution of this Agreement does not or will not contravene any of the provisions of its Articles of Association nor of any charge, trust deed, contract or other instrument to which Borrower is a party or which is binding upon its assets.

(2) The contracting parties hereby acknowledge that the validity of this Agreement is conditioned upon the approval of the National Bank of Hungary.

7.       TAXATION

         All payments in respect of this Agreement will be made without withholding or deduction for, or on account of, any present or future taxes or duties of whatever nature imposed or levied by or any behalf of any Governmental or other authority having power to tax, unless Borrower is required by law to withhold or deduct amounts for, or on account of, such taxes or duties.

8.       WAIVER

         No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such night, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.       NOTICES

(1) Any notice to be served in connection with this Agreement shall be in writing (which shall include telex and facsimile) and any notice or other correspondence under or in connection with this Agreement shall be delivered to the registered office of the addressee or as otherwise notified by the relevant addressee, or transmitted by telex or by first class mail or by facsimile, in each case to such address.

(2) Any such notice or correspondence shall be deemed to have been served as follows:

         a)      in the case of delivery, on the day of delivery;

         b) in the case of service by first class mail, ten (10) days after the day on which it was posted;

         c) in the case of telex, on the day when the recipients' machine acknowledges the receipt thereof; and

         d) in the case of a facsimile transmission on the date of transmission of the notice.

10.      CHOICE OF LAW

         This Agreement shall be governed by, and construed in accordance with the laws of the Republic of Hungary and all disputes shall be settled by arbitration at the Hungarian Chamber of Commerce in Budapest in accordance with its rules from time to time in effect.

11.      SEVERABILITY

         Should any of the terms of this Agreement be or become fully or partially invalid, the legal validity of this Agreement shall not be affected thereby.

12.      ENTIRE AGREEMENT

         This Agreement constitutes the entire Agreement between the parties as the subject matter of this Agreement and may not be varied except in writing signed by all parties hereto.

IN WITNESS whereof the parties hereto have executed this Agreement in three original copies on the day and year first above written.



       [ILLEGIBLE]                                    [ILLEGIBLE]
----------------------------               ---------------------------------
EURO Szemelyhivo Magyarorszag              Gerard Aircraft Sales and Leasing
Koncesszios Rt.                                         Company

                        [MAGYAR NEMZETI BANK LETTERHEAD]


                                                      Budapest, 1995. januar 03.
                                                      Ikt.szam: 9990/1995/HJ
                                                      Eng.szam: 95/2790
                                                      Ugyintezo: Borda Agnes
Euro-Szemelyhivo Magyarorszag Koncesszios Rt.
Budapest
Vaci ut 37/A.
1134

Targy: Devizahatosagi engedely

Devizahitel felvetelenek engedelyezesere iranyulo 1994. december 14-en kelt kerelemben foglaltakat megvizsgalva az 1974. evi 1. tvr. 5.Section alapjan az alabbi hatarozatot hoztam:

engedelyezem, hogy

         Euro-Szemelyhivo Magyarorszag Rt.HITELFELVEVO

         Gerard Aircraft Sales and Leasing Company (tulajdonos) HITELNYUJTOVAL

         forgoeszkoz hitel                 CELRA

         USD                               DEVIZANEMBEN MEGHATAROZVA

         250.000,- Kettoszazotvenezer      OSSZEGBEN

         JELEN ENGEDELYBEN MEGJELOLT IDOPONTOT KOVETO 6 HONAPON BELULI
         FELVETELRE

         kamatmentesen

         15 ev                             LEJARATTAL

         lejaratkori                       TOKETORLESZTES MELLETT

         bevetel engedmenyezese            BIZTOSITEKKAL

         CA Rt.                            BANKNAL VEZETETT

         217-68015 SZ. FORINTSZAMLAJARA TORTENO ATUTALASSAL DEVIZAHITEL FELVETELERE VONATKOZO SZERZODEST KOSSON.

A hitelnyujto a hitelt kizarolag bankatutalas formajaban bocsathatja rendelkezesukre.

A deviza atvaltasarol a bank altal kiallitott okmanyt a hitel visszafizetesekor az atutalast vegzo banknak be kell mutatni.

Az MNB gondoskodik arrol, hogy jelen engedellyel jovahagyott hitelugyletbol eredo, Onoket a hitelnyujtoval szemben terhelo devizafizetesekhez szukseges deviza forintfizetes elleneben rendelkezesre alljon.

Engedelyunk a hitelfelvetelre megjelolt idoponttol szamitott 6 honapig ervenyes. Ezen idoszak alatt a hitelt fel kell venni. Amennyiben a hitel felvetelere egyaltalan nem kerul sor, abban az esetben a devizahatosagi engedelyt a Devizaszabalyozasi foosztalynak vissza kell kuldeni.

A hitel felvetelet koveto 2 heten belul az 1. szamu mellekletet, mig a 2. szamu mellekletet naptari negyedevenkent kitoltve kerjuk az MNB Devizaszabalyozasi foosztalyara megkuldeni.

A hitelfelvetel elobbiekben kozolt felteteleitol eltermi csak az engedely modositasa alapjan lehetseges.

Jelen engedelyunk nem jelenti az MNB garanciavallalasat.

Az adatszolgaltatas elmulasztasa, valamint a jelen engedely barmely eloirasanak megszegese eseten az MNB az engedelyt visszavonja.

A hitelkerelemnek helyt adva - ellenerdeku fel hianyaban az allamigazgatasi eljarasrol szolo 1957. evi IV. tv. 43.Section-nak /2/ bekezdese alapjan mellozzuk az indoklast es a jogorvoslatrol szolo tajekoztatast.

                                              [SEAL]

                                            /s/ [ILLEGIBLE]
                                        Dr. Harshegyi Frigyes

                                    MINUTES
                       OF THE BOARD OF DIRECTORS ("BOD")
          OF EURO-PAGING HUNGARY CONCESSION COMPANY LIMITED BY SHARES

held on December 12, 1994 at Vaci ut 37/A, Room 502.

The following persons are present:

-        Mr. Louis T. Toth, Chairman of the BoD
-        Mr. Istvan Pesti, member of the BoD
-        Mr. James Monaghan, member of the BoD
-        Mr. Peter Maros, member of the BoD
-        Mr. Phillip Lee, SFMT-Central Europe
-        Mr. Thomas Pryor, Marketing Director of EURO-Paging Hungary Ltd
         ("EUROHIVO")
-        Ms. Andrea Gyuracz, Shearman & Sterling, keeper of the Minutes

Mr. Toth established that, since more than half of the BoD members are present, the meeting has a quorum.

Mr. Lee recited the agenda:

1.       Operation Status and Overview
         * Network
         * Pagers
         * Marketing/Advertising
         * Distribution/Sales
         * Staffing
         * Customer Service Operation
         * Concession/Legal
         * Open Issues

2.       Competition

3.       Business Plan Update

4.       900 Service as VAS

5.       Execution of Capitalization Documents

6.       SFMT Intercompany Transactions

7.       Scheduling of the Next Board Meeting

8.       Tour of Operation

Before starting the discussion of Agenda No.1, the members of the BoD, representing each shareholder, signed the documents necessary for the capitalization of EUROHIVO and, thus discussed and completed AGENDA NO. 5.

AGENDA NO. 1

(a) Network. Mr. Pryor informed the BoD members that the base stations will be shipped by the end of the week following the BoD meeting. Three base stations will be shipped to Hungary, two of which will be placed at Harmashatarhegy and Szechenyi hegy and will be capable of covering 80% of Budapest and, the three together, after their installation, will be able to cover the whole Budapest area. EUROHIVO plans to complete customs clearance by the 20th of December and have an operational network before Christmas. With respect to network equipment, EUROHIVO is responsible for customs matters - which are actually handled by SFMT-Montana - and Glenayre is responsible for the installation works. EUROHIVO received two digital lines from MATAV, each with 30 channels thus, 60 incoming calls can be handled at the same time. The cabling of the operator stations and the installation of the Sky Data VSATs will be started shortly. EUROHIVO has purchased its billing system from INTOUCH, a New York based corporation working for paging companies. The PBX is installed, and the LAN is ordered.

(b) Pagers. Mr. Pryor informed the BoD members on the status of the pager importation, which is one of the most critical points of EUROHIVO'S operation. Currently, NEC is the only supplier; however, in France NEC had to recall their pagers because of technical problems. With respect to the NEC pagers, there are problems with certain Hungarian characters like [ILLEGIBLE], [ILLEGIBLE], [ILLEGIBLE], because NEC pagers are not capable to present these characters without a new chip. Pagers are also produced by Swissphone.
         Although the Swissphone pager would be able to present these characters, it is not capable of shipping pagers by May 1995.
         Other pager producers, like Motorola, will not be able to ship before 1996. The character set, however, is only a public relations problem and not an operational one; it is manageable. Thomas Pryor also mentioned that each pager will bear the "eurohivo" logo and, according to his estimation, the import of 1,000 pager per month should not cause a problem.

(c) Marketing, Advertising. EUROHIVO selected Bates Hungary to be its advertising agency in Hungary. The strategy of the advertising is focused on the education of the prospective customers as to how they can used the pagers and the paging services. The logo of EUROHIVO has been designed and presented to the BoD members. The preparation of the TV advertising is in progress: the first ad launch is planned for February 1995; this advertisement should be seen at 66% of Hungary. The POS materials will be ready by January 19, 1995 and the prelaunch teaser, to develop interest though newspaper advertising is planned for January 1995. The launch of the services, however, depends on pager availability and quantity.

(d) Distribution/Sales. Mr. Pryor informed the BoD members that the negotiation of the exclusive Distribution Agreement with FOTEX will be finished shortly. WESTEL, another possible distributor, was also considered, but WESTEL did not undertake to finance (buy) the pagers; only wanted a commission on the services sold. FOTEX, in accordance with the current status of the negotiations, undertakes the financing of the first 1,000 pagers as well as the financing of pagers in general. EUROHIVO will then buy the pagers from FOTEX. EUROHIVO has sent the NEC pager contract to FOTEX. FOTEX will earn a margin of the sale of pagers as well as 8% of the basic service revenue. The retail price of the pagers will be agreed and based on criteria like margin, advertising costs, supplies and production price. EUROHIVO will organize training session for FOTEX's management and employees (sales representatives). FOTEX dedicated 40 sales representatives and 75 stores - 25 in Budapest, 50 outside Budapest - for the sale of the pagers and services.

         Mr. Maros mentioned that the combination of FOTEX and WESTEL, as distributors, would deprive competitors from entering into distribution agreements with these companies, which are among the largest distributing companies in Hungary; thus, EUROHIVO could decide to finance the pagers for WESTEL.

(e) Staffing. All senior positions, except for operations and distribution, are staffed. Operations are handled by Greg Egan until the Operations Manager will be appointed. There are a lot of candidates; however, one problem is that Hungarians do not have paging experience. By the end of January, the CSRs and operators will be selected; thus, staffing will not cause any problems for the expected launch. These persons should be trained, and Glenayre undertook the management of this training. There are interviews for prospective distribution/sales forces as well.

(f) Customer Service/Operators. The interviews for these jobs are nearly complete. It is planned to organize a trip for CSRs to Portugal where a well-rounded, well-organized paging company operates with the similar business. The operator stations will be installed soon; the CSR furniture and equipment has been ordered. The internal policies, like working hours, vacation, etc, are being developed. These persons will be on full payroll and trained fully by the end of January, 1995.

(g) Concession/Legal. Mr. Pryor, based on the chart attached to the Invitation, explained compliance with the requirements of the Concession Contract.

         With respect to pricing, he explained that EUROHIVO has difficulty with the pricing (including problems with the frequency fee, that seems to be substantially higher than originally expected, possible length of the messages, the MATAV interconnect fees and the problem with the pagers). That is why EUROHIVO was not able to comply with the deadline. As a consequence, the tariffs have not been yet approved. The pricing of the services will be finalized soon; currently
         EUROHIVO is waiting for the result of market study prepared on paging pricing in

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         Europe and the pricing of Operator Hungaria. EUROHIVO plans to file tariffs similar to those included in the Concession Contract and later decrease the prices.

         The members of the BoD, after the above explanation, requested Mr. Pryor to file the pricing as soon as possible at the highest rate; thus, during the discussion with the Ministry, EUROHIVO can still reduce the prices. Mr. Monaghan requested a copy of the pricing and asked Mr. Toth, Mr. Pryor, and Mr. Egan to hold a discussion on the subject.

(f) Other Issues. Mr. Pryor explained the issues included in the chart attached to the agenda. There are problems arising from the ERMES technology as well as different interpretations of the ERMES specifications by NEC and Glenayre. He also referred to the problems with the pagers and the message length, which in the opinion of Glenayre could be 400 character long. There are problems with MATAV with respect to the lines as well as with the interconnect.

         Concerning the interconnect, the major issues are: (i) how much MATAV will charge for a call; (ii) revenue sharing between MATAV and EUROHIVO; (iii) how much does it cost to have a message. The BoD members suggested to hire a consultant for managing this item.

         Concerning frequency fees, Mr. Pryor stated that the major issue is the amount of the frequency fee. EUROHIVO should go back and check with the Ministry this fee since there is an inconsistency between the oral agreement with the Ministry and Annex 2 to the Concession Agreement.

The BoD members accepted Mr. Pryor's report on EUROHIVO's operation.

AGENDA NO. 2

Mr. Lee informed the BoD members that according to his information, EasyCall is at least 2 to 3 months behind EUROHIVO. Otherwise EUROHIVO has a good relationship with EasyCall have met and talked to each other on major mutual issues.

The BoD members acknowledged the information.

AGENDA NO. 3

EUROHIVO's management submitted the revised 1994 and 1995 budget for approval. After review by the Board, the 1994 and 1995 budget was accepted.

AGENDA NO. 4.

Mr. Monaghan presented his ideas concerning the provision of 900 Services as VAS. He presented several newspaper articles related to this matter and suggested to invent a similar type of service since he believes that it would make good money. Of course, the revenue should be shared with MATAV but a good revenue sharing could be worked out.

Mr. Maros agreed to try to get into touch with the phone companies and ask their opinion about the idea.

AGENDA NO. 6

With respect to SFMT-Intercompany Transactions, Mr. Lee presented a chart (copy attached) including the costs of certain employees' salary paid by SFMT, Inc, who spend most of their time working for EUROHIVO as well as office expenses for the first two months of operation. The BoD members accepted the costs and requested that these costs should be budgeted in advance and included in the business plan.

AGENDA NO. 7

The BoD members agreed to hold the next board meeting in the third week of February 1995.

After the discussion of the above agenda items the meeting was adjourned and the BoD members took tour of EUROHIVO's office.



/s/ LOUIS T. TOTH                 /s/ PESTI ISTVAN
------------------                ------------------
Mr. Louis T. Toth                 Mr. Pesti Istvan



/s/ JAMES MONAGHAN                /s/ MAROS PETER
------------------                ------------------
Mr. James Monaghan                Mr. Maros Peter



/s/ ANDREA GYURACZ
------------------
Ms. Andrea Gyuracz